EXHIBIT  10.7
Confidential Portions omitted and filed separately with the Securities and Exchange
Commission. Bullet points denote omissions.
AMENDED AND RESTATED MASTER CONTRACT MANUFACTURING SERVICES
AGREEMENT
between
NORTEL NETWORKS LIMITED
and
FLEXTRONICS TELECOM SYSTEMS LTD.
Dated as of June 29, 2004
AMENDED &RESTATED MCMSA – FINAL
CONFIDENTIAL INFORMATION

TABLE OF CONTENTS

SECTION 1 SCOPE OF THE RELATIONSHIP		7

1.1	Expectations	7
1.2	Opportunities	7
1.3	Commitments and Obligations	7
	1.3.1 Allocation	7
	1.3.2 Minimum Commitment	8
	1.3.3 Adjustments to the Minimum Commitment	8
	1.3.4 Remedy for Failure to Achieve Minimum Commitment	10
	1.3.5 Calculation of Reduction of Minimum Commitment	10
	1.3.6 ODM Products	11
1.4	Structure of the Agreement	11
1.5	Term	12

SECTION 2 GOVERNANCE PROCESS		12

2.1	Strategic Governance	12
2.2	Operations Governance	13
2.3	Site Operations Reviews	13
2.4	Report Cards and Liquidated Damages	14
	2.4.1 Report Cards	14
	2.4.2 Minimum Performance, and Liquidated Damages for Failure to Meet Metrics	15
	2.4.3 Continuous Improvement, and Liquidated Damages for Failure to Meet Metrics	16
	2.4.4 Pass-through of Liquidated Damages from Customers	17
	2.4.5 Termination for Breach of Metrics	17
2.5	Resources for Production Effort and Services	18
2.6	Management Resources and Support Infrastructure	18
2.7	Regulatory Compliance	18
2.8	Issue Resolution and Escalation Process	19

SECTION 3 FORECASTING, ORDERING AND DELIVERING		19

3.1	Regular Market Forecast of Requirements	19
3.2	Unscheduled Market Forecast Changes	19
3.3	Market Forecast Accuracy Improvement	20
3.4	Orders and Delivery	20
3.5	Minimum Purchases	20
3.6	Excess Inventory	21
3.7	Obsolete Inventory	22
3.8	Responsibility to Minimize Obsolete Inventory	23
3.9	Identification of Obsolete Inventory	24
3.10	Title and Risk of Loss and Delivery	24
	3.10.1 Title	24
	3.10.2 Risk of Loss	24
3.11	Packaging, Labelling and Trade-Marks	24
3.12	Exception Demand Negotiation Process	25

SECTION 4 MATERIALS MANAGEMENT PROCESS		25

4.1	Manufacturing Location	25
4.2	No Price Premiums	26
4.3	Transition of Material	26
	4.3.1 From Nortel Networks to Flextronics	26
	4.3.2 From Flextronics to Nortel Networks	26
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	4.3.3	From Flextronics to a Third Party	27
	4.3.4	INTENTIONALLY DELETED	27
	4.3.5	From Third Party to Flextronics	27
	4.3.6	Price for Transitioned Materials	27
4.4	Materials Management Services		28
	4.4.1	Definition	28
	4.4.2	Level 3 Planning	28
	4.4.2.1	Flexibility Models	28
	4.4.3	Supply Chain Management	29
	4.4.4	Component Discontinuance and End-of-Life Inventory	32
	4.4.5	Traceability of Products and Material	33
	4.4.5.1	General Requirements	34
	4.4.5.2	Material/Component Traceability	34
	4.4.5.3	Product Traceability (Field Replaceable Units / Sub-Assemblies)	35
	4.4.6	Performance Report Cards	35
	4.4.7	Process and Systems Support	35
	4.4.8	Order Management/Customer Service	36
	4.4.9	Return Material Operation Services	36
	4.4.10	Purchase of Products for Use in Lab Facilities	37
4.5	Material and Tier 2 Supplier Qualification		37
4.6	NC Suppliers		38
4.7	Purchase by Flextronics of Materials from Tier 2 Suppliers		39
4.8	Prices for Products Required by Other Nortel Networks Vendors		40
4.9	Supply of Materials to Nortel Networks Affiliates and Vendors		41
4.10	Material and Flextronics Account Management Reviews		41
4.11	Source Inspection		41
4.12	Manufacturing Technical Information and Support		41
4.13	EMS Supplier and Material Sourcing Control		42

SECTION 5 CHANGE MANAGEMENT			42

5.1	Joint Product Change Management Process		42
5.2	Changes in Corporate Standards		43

SECTION 6 SERVICES			43

6.1	Design and Sustaining Services		43
6.2	Integration Services		45
	6.2.1	Product Level Testing	45
	6.2.2	Module Integration	45
	6.2.3	Configuration	45
	6.2.4	ICT, Functional & System Level Testing	45
	6.2.5	Final Quality Inspection	45
	6.2.6	QET (Quality Evaluation Test)	46
	6.2.7	Quality and Process Audit	46
	6.2.8	Test Results and Monitoring	46
	6.2.9	Installation Requests (IR)	46
6.3	System House Engineering Services		46
	6.3.1	Test Engineering	47
	6.3.2	Optimization of Testing for Products	48
	6.3.3	System House Sustaining Engineering	48
	6.3.4	Materials Engineering	49
	6.3.5	Product and Material Yield and Performance Issue Resolution	49
	6.3.6	Design Services for Cost Reduction Opportunities	50
6.4	SIF (System Integration & Fulfillment) Services		50
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6.5	Other System House Support Services	51
6.6	Payment for Services	51

SECTION 7 PRODUCT LIFE-CYCLE PLANNING PROCESS (NPPI) AND TRANSFER PROCESS		51

7.1	Consistent Process at all Sites	51
7.2	Product Goals	51
7.3	DFx Services	52
7.4	Pre-production Products	52
7.5	Product End-of-life Scenarios	53
7.6	Geographic Location	53

SECTION 8 QUALITY STANDARDS AND QUALITY PROCESS		54

8.1	Quality Standards	54

SECTION 9 REWORK PRODUCT PROCESS		54

9.1	Rework Operation	54
9.2	Rework Procedure	54

SECTION 10 REPAIR PRODUCT PROCESS		55

10.1	Repair Operation & Procedure	55

SECTION 11 PRODUCT COST MANAGEMENT PROCESS		55

11.1	Prices for Products	55
	11.1.1 Day One Pricing	56
11.2	Payment, Taxes and Duties	57
	11.2.1 Invoices	57
	11.2.2 Payment	58
11.3	Implementation of Price Changes	58
11.4	Financial Review and Targets	59
11.5	Operational	60
11.6	Cost Modeling	60
11.7	Budget	60
11.8	Ongoing Cost Reduction	60
11.9	Incremental Cost Reduction	60
	11.9.1 Definition of ICR	61
	11.9.2 ICR Commitment	61
	11.9.3 Implementation of ICR	61
	11.9.4 Year 4 Cost Reduction	61
	11.9.5 Adjustments to ICR Commitment	62

SECTION 12 BUSINESS CONTINUITY		62

12.1	Business Continuity Planning	62

SECTION 13 WARRANTIES		63

13.1	Title	63
13.2	Services and Production Effort	63
13.3	Free from Defects	64
13.4	Epidemic Condition	64
	13.4.1 Procedure for Epidemic Condition	64
	13.4.2 Remedies for Epidemic Condition	65
13.5	Safety and Regulatory Issues	66

SECTION 14 INTELLECTUAL PROPERTY RIGHTS AND LICENSES		66
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14.1	License to Nortel Company Proprietary Information Granted	66
14.2	Limitations on Grant of License	67
14.3	Flextronics Inventions	67
14.4	Specifications and Deliverables Owned by Nortel Networks	67
14.5	Flextronics Retains Ownership of Flextronics Proprietary Information	67
14.6	Assignment of Inventions Agreements with Employees	67

SECTION 15 INDEMNIFICATION		68

15.1	Intellectual Property Indemnification	68
	15.1.1 By Nortel Networks	68
	15.1.2 By Flextronics	69
	15.1.3 Measures to Safeguard Nortel Networks against Liability	69
15.2	Other Indemnification	70
	15.2.1 By Flextronics	70
	15.2.2 By Nortel Networks	70

SECTION 16 LIMITATION OF LIABILITY		70

SECTION 17 COMMUNICATION AND INFORMATION TRANSFER		71

17.1	Access to Nortel Networks Computer Systems by Flextronics	71
17.2	Flextronics Compatibility with Nortel Networks Computer Systems	71
17.3	Information Technology Services	72

SECTION 18 LOANED ASSETS		72

18.1	Loaned Assets Procedure	72

SECTION 19 RESERVED ASSETS		72

19.1	Reserved Assets Procedure	72

SECTION 20 LEGAL AND REGULATORY COMPLIANCE		72

SECTION 21 INTERNATIONAL TRADE		73

21.1	Exports	73
21.2	Country of Origin Declaration and Marking	73
21.3	Customs Invoice	74
21.4	Trade Treaties	74
21.5	Duty Drawback	74

SECTION 22 ENVIRONMENTAL POLICIES		75

22.1	ISO 14001	75
22.2	VOC Free and Lead-Free Technology	75
22.3	European Union (“EU”) Environmental Directives	76
	22.3.1 Compliance	76
	22.3.2 Indemnification	76
22.4	Packaging Reusable and Recyclable	77
22.5	Collaborate on Environmental Initiatives	77
22.6	Hazardous Materials	77

SECTION 23 CONFIDENTIAL INFORMATION		77

23.1	Restriction on Disclosure and Use of Confidential Information	77
23.2	Publicity	78

SECTION 24 INSURANCE		79
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24.1	General Liability Insurance	79
24.2	Property and Business Insurance	80
24.3	Business Continuity	80
24.4	Certificate of Insurance	80

SECTION 25 EXPIRATION OR TERMINATION		80

25.1	Effect of Expiration or Termination	80
25.2	Termination	82

SECTION 26 GENERAL PROVISIONS		83

26.1	Access to Facilities	83
26.2	Reporting	84
26.3	Documentation	84
26.4	Audits	84
	26.4.1 Agreement Compliance	84
	26.4.2 Control & Security Compliance	85
26.5	Force Majeure	86
26.6	Notices	86
26.7	Independent Contractor	87
26.8	Non-Solicitation of Employees	87
26.9	Flextronics Responsible for its Contractors	88
26.10	Assignment	88
26.11	Severability	89
26.12	Governing Law; Waiver of Jury Trial	89
26.13	Consent to Jurisdiction	89
26.14	Counterparts	89
26.15	Entire Agreement; Amendments	90
26.16	Construction	90
26.17	Headings	90
26.18	Time of Essence	90
26.19	Agreement by All Flextronics Companies	90
26.20	Most Favoured Customer	90
26.21	Language	90
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Amended and Restated Master Contract Manufacturing Services Agreement
This Agreement is entered into between Nortel Networks Limited (formerly Nortel Networks Corporation), a Canadian corporation with a place of business at 8200 Dixie Road, Suite 100, Brampton, Ontario (“NNL”) and Flextronics Telecom Systems Ltd., a company organized under the laws of Mauritius (“FTS”), executed as of June 29, 2004 (“Execution Date”) As set out in the Phased Closing Side Letter, dated as of the Execution Date, the Amendment Effective Date of this Amended and Restated Master Contract Manufacturing Services Agreement (the “Agreement”) shall be the date that the first Virtual System House Agreement based on Exhibit 2 attached hereto (“VSHA”) is executed(“Amendment Effective Date”). The Parties agree that the terms and conditions of this Agreement shall come into effect for each VSHA executed pursuant to this Agreement as such VSHAs are executed (VSHA Effective Date(s)”). This Agreement will come into effect with respect to Exhibits 9-1, 9-2 and 9-3 on the date that the Saint Laurent System House VSHA is executed. The Master Contract Manufacturing Services Agreement dated as of the April 4, 2003 (the “Effective Date”), as amended prior to the Amendment Effective Date (“Original Agreement”), will remain in effect as to the Products listed on the applicable Schedule As attached to the Virtual System House Agreement executed pursuant to the Original Agreement until such time as those Products are transferred to a Schedule A on a VSHA executed pursuant to this Agreement. At the time that all such Products have been so transferred, the Original Agreement shall be terminated, provided that all provisions of the Original Agreement which, by their terms, survive termination, shall survive this termination with respect to the period prior to the applicable VSHA Effective Date or unless otherwise provided by this Agreement. The words used as defined terms in this Agreement are contained in Exhibit 1.
WHEREAS NNL and Flextronics International Ltd., a company duly established under the laws of Singapore, and having its registered office located at 2 Changi South Lane, Singapore 486123 (“Flextronics Parent”) acting through its Hong Kong branch office with offices at Room 908, Dominion Centre, 43-59 Queen’s Road East, Wanchai, Hong Kong entered into the Original Agreement on the Effective Date;
WHEREAS Flextronics Parent has assigned the Original Agreement to FTS and Flextronics Parent and NNL have executed that certain Performance Guarantee dated June 29, 2004;
WHEREAS pursuant to the APA (defined below), the Parties have agreed that NNL will transfer certain of its System House operations and design capabilities to certain Affiliates of FTS (the “Transferred Business”);
WHEREAS NNL has agreed to sell and certain Affiliates of FTS have agreed to purchase certain assets related to the Transferred Business pursuant to an Asset Purchase Agreement dated X, 2004 with NNL (the “APA”);
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AND WHEREAS the Parties desire to amend and restate the MCMSA to reflect the expanded scope of the relationship with respect to the Transferred Business, as well as to incorporate various amendments to the MCMSA;
NOW THEREFORE in consideration of the mutual promises hereinafter set forth (the receipt and sufficiency of which is hereby acknowledged), the parties hereby agree as follows:
SECTION 1
SCOPE OF THE RELATIONSHIP
1.1 Expectations
Nortel Networks and Flextronics will collaborate in the development and execution of strategic plans for support of Nortel Networks’ business strategy worldwide for the portfolio of Products.
1.2 Opportunities
Nortel Networks will provide access for Flextronics to the relevant Nortel Networks Product development teams (design, marketing and operations) to provide Flextronics with the opportunity to share in Nortel Networks’ market leadership success worldwide. Nortel Networks has designated Flextronics as a Strategic Supplier under Nortel Networks current Supplier Business Engagement Model.

1.3	Commitments and Obligations
1.3.1 Allocation
During the Amended Term, Nortel Networks shall purchase from Flextronics and Flextronics shall supply the Allocation of the requirements of the Virtual Systems Houses for the Products listed in the relevant Virtual Systems House Agreement as of the applicable VSHA Effective Date.. Flextronics shall only sell or distribute the Products to Nortel Networks or its designate. Nortel Networks will review each applicable Allocation every 3 months and may increase or reduce such Allocation at its discretion, notice of which Nortel Networks will give to Flextronics at least 30 days before the beginning of the next quarter, provided however that if the Allocation is reduced more than 65% of the current Allocation, Nortel Networks will give such notice to Flextronics at least 60 days before the beginning of the next quarter. If Nortel Networks wishes to reduce the Allocation to 0%, it will give 180 days notice of such intention to Flextronics. If Nortel Networks wishes to source follow-on or new products from Flextronics, the Parties will amend the relevant VSHA to add such products. The supply of follow-ons to Products and new products shall be agreed in writing between the Parties from time to time. Any changes to the Allocation shall not change Nortel Networks obligations with respect to the Minimum Commitment as set out in Section 1.3.2.
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1.3.2 Minimum Commitment
During the first three (3) years of the Amended Term, Nortel Networks will source a minimum of [•] of its spend on Manufacturable Products with Flextronics. In the fourth (4th) year of the Amended Term, Nortel Networks will source a minimum of [•] of its spend on Manufacturable Products with Flextronics. Nortel Networks, through its auditor, has verified that the actual percentage of Manufacturable Products to be transferred as of the Commencement Date is in the range of [•] based on the Nortel Networks September 2003 version of the 2004 forecast for Manufacturable Products of its forecasted spend on Manufacturable Products for the twelve months following such date. At Flextronics’s option, it may request Nortel Networks’ current auditor to verify whether Nortel Networks has met its Minimum Commitment on an annual basis. Flextronics shall be entitled to request that Nortel Networks provide an unaudited confirmation of whether it has satisfied the Minimum Commitment on a quarterly basis.
The Minimum Commitment will be represented in US dollars on annual basis. For the purposes of calculating this Minimum Commitment, the numerator shall be comprised of Nortel Networks spend with Flextronics on Manufacturable Products and the denominator shall be comprised of Nortel Networks total spend on Manufacturable Products.
Nortel Networks commitment to source requirements for design services related to the Transferred Business is set out in Section 6.
1.3.3 Adjustments to the Minimum Commitment
(A) Pre-Existing Commitments
Flextronics acknowledges that Nortel Networks has a contractual commitment to one other EMS Supplier to provide a certain minimum level of revenue with respect to Manufacturable Products. Nortel Networks acknowledges that as of the Execution Date, this contractual commitment does not impact Nortel Networks ability to achieve the Minimum Commitment.
Nortel Networks failure to satisfy the Minimum Commitment due to its pre-existing commitment to this EMS Supplier shall not relieve Nortel Networks of its obligations to Flextronics under Section 1.3.4.
(B) Competitive Criteria
If Flextronics fails to remain Competitive with its competitors with respect to any Product, then Nortel Networks may source such Product from another supplier. Records of any such deductions from the Minimum Commitment will be made in writing and exchanged between the Parties for full verification and agreement each quarter. Notwithstanding the foregoing, Nortel Networks will not transfer the Product(s) if Flextronics becomes Competitive within forty-five (45) days from notification by Nortel Networks that Flextronics has failed to remain Competitive, as defined below.
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For the purposes of this Section, “Competitive” means terms and conditions taken as a whole that are more favourable to Nortel Networks, as determined in a “bona fide benchmarking” exercise or as provided in a bona fide quote from a third party considering price, product quality, lead times, delivery, warranty, technical support, and other criteria identified by Nortel Networks in writing to Flextronics. A “bona fide benchmarking exercise” shall be considered to be one performed by an independent recognized benchmarking firm which is (i) selected by Nortel Networks from those companies which are regularly engaged in the industry related to the Transferred Business, or other consultant as agreed between the Parties, (ii) is not a competitor of Flextronics and (iii) which has executed a non-disclosure agreement reasonably satisfactory to Flextronics. All fees and charges paid to such benchmarking firm shall be borne by Nortel Networks, and such fees and charges shall not be contingent upon reaching a conclusion favourable to Nortel Networks. Each party shall have the opportunity to advise the benchmarking firm of any information or factors that it deems relevant to the conduct of the benchmarking, with the intention of providing an “apples to apples” comparison, so long as such information is disclosed to the other Party. The benchmarking firm shall provide the written reports and the core data resulting from the benchmarking to both Nortel Networks and Flextronics, including the factors actually used to perform the benchmarking, data on participants and confidence factors related to the accuracy of the data and the benchmarking methodology. Flextronics will be entitled to challenge the accuracy of the results of the benchmarking exercise pursuant to the Issue Resolution and Escalation Process.
Notwithstanding the above, the Parties agree that transformation costs for Products produced in legacy Nortel Networks System Houses will not be subject to the cost portion of the “Competitive” criteria will not be factored into the determination of whether Flextronics is Competitive for a period of [•] after the applicable VSHA Effective Date. The parties will review the transformation costs for such products after such [•] time period to determine whether this exception will apply in the final [•] of the Amended Term.
(C) Performance Issues
Nortel Networks may source its requirements for a Product Family from other suppliers, in the event that Flextronics is in breach of the breachable Report Card metrics with respect to the applicable Product, as set out in Section 2.4.5 herein.
(D) Local Content Requirements
In the event that Flextronics is not able to comply with local governmental or regulatory content requirements or provide an equivalent alternative solution, including applicable environmental directives, Nortel Networks may source its requirements for an affected Product Family from other suppliers who are able to so comply. If Flextronics presents a plan for compliance or equivalent alternative solution, pursuant to the qualification process and requirements set forth in Section 4.1, that will meet Nortel Networks local content requirements within six (6) months, Nortel Networks will return the sourcing of such Product Family to Flextronics when it is able to meet its plan and the associated
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revenue will no longer be subject to Section 1.3.5. During this six (6) month period, the revenue associated with the affected Product Family will be subject to Section 1.3.5. If Flextronics does not present such a plan, but later is able to comply with these requirements, Nortel Networks may, at its discretion, keep the sourcing with the other supplier and the revenue associated with the affected Product Family will be subject to Section 1.3.5.
(E) Ability to Supply
Flextronics will provide Nortel Networks preferential treatment with respect to security of supply of the Products. However, if Flextronics does not have sufficient supply of the Products to meet Flextronics’s Allocation of Nortel Networks requirements, Nortel Networks may source some or all of the portion of Flextronics’s Allocation that Flextronics is unable to supply from other suppliers. If Flextronics continues to be able to supply 50% or more of Flextronics’s Allocation of Nortel Networks requirements during the period when Flextronics is unable to meet all of Nortel Networks requirements, then Nortel Networks will return the sourcing of the affected Products to Flextronics at the end of this period. If Flextronics is not able to supply such level of Nortel Networks requirements, then the revenue associated with the affected Products will be subject to Section 1.3.5
Nortel Networks may exercise any of its rights to source from alternative suppliers as provided in subsections (A) – (E) above, upon 90 days written notice. In any situation where Flextronics disputes the reason for such exercise of Nortel Networks rights, Flextronics shall, within fifteen days of receiving such notice, forward the dispute to the Issue Resolution and Escalation Process.
1.3.4 Remedy for Failure to Achieve Minimum Commitment
If Nortel Networks fails to meet the Minimum Commitment for any reason other than those set out in Section 1.3.3(B), (C), (D) or (E) above, Nortel Networks shall compensate Flextronics [•]. The Parties will negotiate such costs in good faith.
1.3.5 Calculation of Reduction of Minimum Commitment
If Nortel Networks elects to source a specific Product from another supplier for any of the reasons set forth in Section 1.3.3 (B), (C), (D) or (E) above the Minimum Commitment will be reduced by the percentage that such Product constitutes of the total Manufacturable Products and in the case of Sections 1.3.3(D) and (E) for the applicable duration.

Example:	Nortel Networks Spend on Manufacturable Products = $1B
Minimum Commitment [•]
Product “A” revenue transferred to other supplier = $50M
Product “A” % of Manufacturable Products = 5%
Adjusted Minimum Commitment [•]
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1.3.6 ODM Products
Nortel Networks will give Flextronics the opportunity to bid on all new in-scope ODM products. Nortel Networks will award the business relating to such ODM Products to Flextronics provided that (i) Flextronics is able to supply such ODM Products to Nortel Networks at prices and on such other terms and conditions which are not less favourable to Nortel Networks than the prices, terms and conditions that can be obtained from other Nortel Networks suppliers (or its Affiliates) (ii) Flextronics has proven and maintains its ability to perform its obligations under this Agreement with respect to Products (iii) Flextronics has product expertise recognized by applicable industry standards, including appropriate hardware and software technology roadmap (iv) Flextronics has the capability of performing the applicable design work (v) Flextronics can meet Nortel Networks time to market requirements and schedule (vi) there are no IP restrictions, or where IP restrictions exist, Flextronics is able to license the IP while remaining competitive. Nortel Networks and Flextronics will meet at least annually to review their respective ODM plans, future ODM requirements, and applicable technology roadmaps.
1.4 Structure of the Agreement
This Agreement sets out the terms and conditions of the relationship between NNL and FTS and their respective Subsidiaries or Affiliates (referred to herein individually as “Nortel Networks” or “Flextronics” as applicable), the issuance of Purchase Orders by Nortel Networks to Flextronics pursuant to this Agreement and the relevant Virtual Systems House Agreement and the fulfillment of these Purchase Orders by Flextronics. In this regard, NNL acknowledges that FTS has the right to assign any part and/or all of its rights and obligations under this Agreement to any FTS Affiliate. Any FTS Affiliate that assumes any such rights and obligations shall execute a VSHA.
Any Nortel Company shall have the right to order Services and Products from a Flextronics Company. By signing a Virtual Systems House Agreement (“VSHA”), the form of which is attached as Exhibit 2, Nortel Company and Flextronics Company shall become parties to and be bound by this Agreement with respect to the Products and other matters recited in the Virtual Systems House Agreement. A Purchase Order or Online System Order shall bind solely the Nortel Company that issued it and the Flextronics Company to which it is issued, and neither NNL nor any other Nortel Company or any other Flextronics Company shall be liable for any Purchase Order or Online System Order not issued by it.
The terms and conditions specific to Products contained in a Virtual Systems House Agreement entered into between Nortel Networks and Flextronics shall modify and/or supplement the terms and conditions of this Agreement, but only as specifically permitted by the terms of this Agreement and with respect to that Product Family and the Products and Services described in such Virtual Systems House Agreement. Each Virtual Systems House Agreement may contain terms and conditions unique to each Site, such as a list of Products manufactured at the Site, support teams, the specific reporting requirements and other information relevant to the Site. In the event of any conflict or inconsistency between the terms of this Agreement and any other document ancillary or relating thereto, the following order of precedence shall apply, but only to
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the extent of an express conflict or inconsistency permitted by the terms of this Agreement: (1) Virtual Systems House Agreement and related Schedules as applicable to the particular Virtual Systems House, Site(s) and parties thereto; (2) Design Order and related Schedules, (3) the Exhibits to this Agreement (4) the Repair Services Agreement (5) the Logistics Services Agreement (6)this Agreement, (7) Conventional Purchase Order, (8) Blanket Purchase Order, Demand Pull Order, Kanban Trigger, Online System Order. Notwithstanding the foregoing, specific trade terms written on the face on a Purchase Order may supersede the terms of this Agreement, to the extent allowed in Section 3.10. For greater certainty, each Virtual Systems House Agreement and Design Order shall be interpreted as independent documents unless expressly referring to another such document and clearly intended to supersede or replace all or part of another document.
1.5 Term
This Agreement shall commence on the Amendment Effective Date and continue until terminated in accordance with this Agreement (the “Amended Term”). For purposes of this Section, Section 11 and related Exhibits, Year One shall begin on the Commencement Date. Years Two, Three and Four shall begin on the respective anniversaries of such Commencement Date. Either Party may deliver a notice for termination for convenience to take effect 180 days following such notice; provided however, that no such notice may be delivered before a date that is 180 days before the fourth anniversary of the beginning of Year One.
SECTION 2
GOVERNANCE PROCESS
2.1 Strategic Governance
Nortel Networks and Flextronics shall meet quarterly to exchange and align business strategies around the following areas:
(a)	Forecasting of technology. The intent is to leverage Material suppliers’ and Flextronics’s technology roadmaps for linkage to Nortel Network’s product development.

(b)	Goals and objectives for Flextronics. These goals will be made in collaboration with selected Tier 2 Suppliers to assist Nortel Networks to achieve performance against its competition for rendering market value that is best-in-class, including planning for compliance with TL 9000.

(c)	Overall Quality System. The parties shall use as a guideline the criteria for performance excellence as set forth in Section 2.4 and Exhibit 3.

(d)	Quarterly Business Reviews. The parties shall conduct quarterly business reviews that are strategic and global in nature, to include but not limited to: consolidated global Report Card performance, total business and Nortel Networks business trends, financial health and key financial indicators, process improvements, significant technology trends and advancements, organizational alignments, and cost to market and time to market foot print and trends.
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2.2 Operations Governance
Nortel Networks and Flextronics shall:
(a)	Dedicate business management teams, located at Sites and/or at Nortel Networks’ premises, to provide consistent and efficient responses to Product Goals and other requirements.

(b)	Conduct Site operations reviews on a quarterly or monthly basis, as determined by the Parties.

(c)	Comply with the processes set out in Exhibit 5 to communicate about and resolve issues promptly, and escalate as necessary, and to drive continuous improvement of operational and supply chain performance.

(d)	Comply with all reporting and meeting requirements, including collecting and reporting scorecard metrics as provided in this Agreement.

(e)	Review the total cost plan and provide the results of such review to Nortel Networks on a timely basis.

(f)	Upon reasonable prior notice, provide open book access for Nortel Networks at Flextronics’s premises to resources, documents, records, databases and any other information that is not in violation of any third party agreements of confidentiality and is directly relevant to Nortel Networks cost management, including but not limited to, information relating to the on-going cost reduction and continuous improvement, as more fully described in Section 11, Exhibits 13-1, 13-2 and 17-1 and 17-2. Each Party hereby covenants and agrees that it shall keep confidential all information gathered in the open book process, including not disclosing such information directly or indirectly to any competitor or supplier of the disclosing Party, all subject to the provisions of Section 23. Any breach of the preceding sentence shall be considered to be a material breach of this Agreement.
2.3 Site Operations Reviews
Flextronics and Nortel Networks shall conduct operations reviews, on a monthly or quarterly basis as determined by the Parties, of the business performance, processes and procedures of both Flextronics and Nortel Networks at the Site level with the intent to improve overall supply chain performance. The review shall include, at a minimum, performance measurements of quality, delivery, Customer satisfaction, Product Life-cycle Planning, costs, capacity, supply constraints, time to market, actual versus forecasted demand, innovations and Price reductions for Products. Report cards shall be used as a method to measure against the goals. The metrics used to derive the report card scores and the formats for the report cards shall be as set forth in the applicable Virtual Systems House Agreement. Line capacity, test capacity, and staff allocation, and the plan to meet future requirements in these areas, shall be reviewed. Such Site operations reviews are intended to consider Site level issues relating to the Production Effort and Services, as referenced in the applicable Virtual Systems House Agreement.
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2.4 Report Cards and Liquidated Damages
2.4.1 Report Cards
Flextronics shall complete report cards as set out in section 3A in the applicable VSHA, which shall be used as a method to measure against the goals of quality, service and cost, as well as performance with respect to Product Life-cycle Planning, and shall deliver such report cards to Nortel Networks at the frequency set out in applicable VSHA. The VSHA will set out the metrics to be measured for each System House and which metrics will be eligible for liquidated damages and how to determine breach (the “Metrics”). Nortel Networks reserves the right to review the report cards and to conduct an audit to determine their accuracy.
For each Metric, there will be two performance criteria: “Minimum Performance” and “Continuous Improvement”. Minimum Performance criteria will be used to measure whether the process is in control and meeting the minimum performance expectations. Continuous Improvement criteria will be used to assess improvement of the average performance of the applicable process and reduction of process variations.
The “Minimum Performance Baseline” and “Continuous Improvement Baseline” will be established for each breachable metrics as follows, unless otherwise mutually agreed.
(a)	an operational definition of each metric will be outlined in the applicable VSHA,

(b)	Minimum Performance Baseline:
(i)	Initial Minimum Performance Baseline will be: Historical data from the six (6) months prior to the applicable VSHA Effective Date will be used to calculate the average performance and standard deviation. In the event that six (6) months of historical data is not available, the Flextronics will measure the metric for six (6) months before establishing the average and standard deviation. The calculation will be done at the Product Family level.
1.	For a process that should be maximized (where a higher metric value is better), the six (6) month average minus one standard deviation.

2.	For a process that should be minimized, (where a lower metric value is better), the six (6) month average plus one standard deviation.
(ii)	The Minimum Performance Baseline will be reviewed and adjusted each calendar year as follows;
1.	For a process that should be maximized, the twelve (12) month average minus one standard deviation will be the Minimum Performance Baseline. However, this adjustment will not be lower than the Initial Minimum Performance Baseline established at transfer of the applicable System House or any Minimum Performance Baseline in following years, which ever is better.

2.	For a process that should be minimized, the twelve (12) month average plus one standard deviation will be the Minimum Performance Baseline. However, this adjustment will not be higher than the Initial Minimum Performance Baseline established at transfer of the applicable System
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House or any Minimum Performance Baseline in following years, which ever is better.
(c) Continuous Improvement Baseline:
(i)	The initial Continuous Improvement Baseline will be the process average from the six (6) months prior to the applicable VSHA Effective Date. In the event that six (6) months of historical data is not available, the Flextronics will measure the metric for six (6) months before establishing the average and standard deviation. The calculation will be done at the Product Family level.

(ii)	The Continuous Improvement Baseline will be reviewed and adjusted each calendar year as follows;
1.	For a process that should be maximized, the twelve (12) month average will be the Continuous Improvement Baseline. However, this adjustment will not be lower than the Initial Continuous Improvement Baseline established at transfer of the applicable System House or any Continuous Improvement Baseline in following years, which ever is better.

2.	For a process that should be minimized, the twelve (12) month average will be the Continuous Improvement Baseline. However, this adjustment will not be higher than the Initial Continuous Improvement Baseline established at transfer of the applicable System House or any Continuous Improvement Baseline in following years, which ever is better.
2.4.2 Minimum Performance, and Liquidated Damages for Failure to Meet Metrics
The Parties acknowledge that the failure of Flextronics to obtain the Minimum Performance Baseline on each metric of the report card with respect to the Product Family measured in the aggregate on that Report Card, as a result any act or omission within Flextronics’s Control and Responsibility, for a [•] period (measured as the weighted average of the scorecards for that month), shall mean that Nortel Networks may place Flextronics on “Supplier Watch” as referenced in section 8.1, that Flextronics must take corrective actions, and that Nortel Networks would be entitled to receive the applicable liquidated damages as set out below.
If Flextronics can demonstrate performance to the aggregated metric is skewed due to an assignable cause that is beyond its Control and Responsibility at an individual Product level (e.g. – a small number of NPPI DOA rates may skew an aggregate DOA metric), the Parties will review and agree on suitable actions, which could include deducting the applicable data for the purposes of measuring Flextronics’s performance as well as calculating any resets to the performance criteria used to set the Metrics.
The assessment of liquidated damages shall be limited to one assessment per [•]. In instances where Nortel Networks is entitled to receive damages for more than one metric,
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a single assessment (being the largest of the applicable assessments) shall apply. Liquidated damages shall be assessed as follows:
[•]
Payments for liquidated damages shall be made 40 days from the date Nortel Networks has documented the claim and the Parties have agreed on the amount to be assessed.
2.4.3 Continuous Improvement, and Liquidated Damages for Failure to Meet Metrics
The Parties acknowledge that the failure of Flextronics to obtain the Continuous Improvement Baseline on each metric of the report card with respect to the Product Family measured in the aggregate on that Report Card, as a result of any act or omission within Flextronics’s Control and Responsibility, for a three (3) month period (measured as the weighted average of the scorecards for a calendar quarter), shall:
1.	Require Flextronics to take corrective actions if Flextronics is on “Supplier Watch”, as referenced in Section 8.1.

2.	After two consecutive quarters of failure to be equal to or better than the Continuous Improvement Baseline, entitle Nortel Networks to receive the applicable liquidated damages as set out below.
If Flextronics can demonstrate performance to the aggregated metric is skewed due to an assignable cause that is beyond its Control and Responsibility at an individual Product level (e.g. – a small number of NPPI DOA rates may skew an aggregate DOA metric), the Parties will review and agree on suitable actions, which could include deducting the applicable data for the purposes of measuring Flextronics’s performance as well as calculating any resets to the performance criteria used to set the Metrics.
If the metric on the date of transfer of System House is on a declining trend, as measured by the last 3 months average of Nortel’s historical performance being less than the initial Continuous Improvement Baseline, the Flextronics will not be subject to liquated damages during the initial second quarter after transfer of the applicable System House. For greater clarity this is only a one time grace period, and thereafter, it would be applicable on any two consecutive quarters.
The assessment of liquidated damages shall be limited to one assessment per quarter. Liquidated damages shall [•] of Flextronics’s revenue for the affected Product Family, as measured in the aggregate on the relevant Report Card, on the second quarter of the two consecutive quarters and each quarter thereafter, if this performance criteria does not meet the Continuous Improvement Baseline. In instances where Nortel Networks is entitled to receive damages for more than one metric, a single assessment (being the largest of the applicable assessments) shall apply.
Payments for liquidated damages shall be made 40 days from the date Nortel Networks has documented the claim and the Parties have agreed on the amount to be assessed.
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2.4.4 Pass-through of Liquidated Damages from Customers
In the event Flextronics fails to meet its obligations for a specific order, and as a result Nortel Networks is required to pay liquidated damages to its Customer, Nortel Networks shall be entitled to receive from Flextronics an amount representing the lesser of:
(a)	[•], for the order(s) against which damages were assessed (representing [•] for Flextronics Products relating to the complete Customer order),and

(b)	[•] imposed on Nortel Networks by the Customer.
Nortel Networks shall not be entitled to receive any amount under this clause if the following conditions are not met:
(a)	Nortel Networks shall indicate in writing to Flextronics, within three days of the applicable related Purchase Order(s) is placed, that the Product specified on the Purchase Order will be eligible for liquidated damages from Nortel Networks’ Customer and specify the terms that would trigger such liquidated damages,

(b)	The applicable Purchase Order(s) shall be placed within normal lead time guidelines and flexibility guidelines,

(c)	Nortel Networks has incurred and paid damages related to the applicable Purchase Order(s).
In the event that Flextronics is required to pay liquidated damages under this Section 2.4.4, the order(s) against which damages were assessed shall not be used in the calculation of whether Flextronics has met a relevant metric under Section 2.4.2 and 2.4.3.
2.4.5 Termination for Breach of Metrics
The failure of Flextronics to obtain performance results better than or equal to the Minimum Performance Baseline on the report card with respect to any Product Family as a result of any act or omission within Flextronics’s Control and Responsibility, for three (3) consecutive months (measured as the weighted average of the scorecards for each of those months), constitutes a material breach of Flextronics’s obligations under this Agreement with respect to that Product Family. The failure of Flextronics to obtain performance results better than or equal to the Continuous Improvement Baseline on the report card with respect to any Product Family as a result of any act or omission within Flextronics’s Control and Responsibility, for three (3) consecutive calendar quarters (measured as the weighted average of the scorecards for each of those quarters), constitutes a material breach of Flextronics’s obligations under this Agreement with respect to that Product Family. Such a material breach shall entitle Nortel Networks, at its discretion, to terminate its obligation to purchase the Allocation for the applicable Product Family. If Nortel Networks does not exercise its right to terminate for such breach, any applicable liquidated damages owing pursuant to Sections 2.4.2 and 2.4.3 will be paid by Flextronics for each successive month that Flextronics fails to obtain metric target as set out herein. If Nortel Networks does exercise its right to terminate for such breach, Flextronics’s liability for any damages Nortel Networks may have suffered due to the breach shall be reduced by the amount of liquidated damages already paid. If Flextronics disputes whether there has been a material breach for purposes of this Section
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2.4.5, then such dispute will be submitted to the Issue Resolution and Escalation Process in Section 2.8 prior to Nortel Networks exercise of its termination rights or Flextronics’s obligation to pay any damages.
2.5 Resources for Production Effort and Services
Throughout the life cycle of each Product, Flextronics shall provide production capacity, yield information, corporate resources, necessary administrative processes, and adequate, qualified, timely and separate staffing for each Product’s introduction at a Site and to perform the Production Effort and Services in accordance with the terms of this Agreement, so that Flextronics is able to meet Nortel Networks’ requirements for the Products set forth in the Market Forecast from time to time, taking into account the flexibility requirements and other terms and conditions set forth in the relevant Virtual Systems House Agreement. At a minimum, Flextronics shall provide production capacity, corporate resources, and adequate, qualified, staffing in the same proportion as Nortel Networks’ forecasted business is to Flextronics’s overall business for like customers and products, subject to the Exception Demand Negotiation Process.
Flextronics shall provide separate functional resources in support of new Products as further provided in this Agreement and the VSHA. Flextronics shall provide all necessary resources for intra-company and inter-company transfers of new Products (which have a ramp-up period), production of mature Products and End-of-Life Products.
2.6 Management Resources and Support Infrastructure
Flextronics shall have dedicated business management and engineering teams assigned to Nortel Networks, with some team members to be physically located at Nortel Networks as specified in the Virtual Systems House Agreement. Nortel Networks will have a dedicated business management team assigned to Flextronics. Nortel Networks will also make engineering teams available to fulfill Nortel Networks’ obligations under this Agreement. The Parties shall mutually agree upon the number and function of team members assigned to Nortel Networks and their physical location. Flextronics shall consult with Nortel Networks before appointing personnel to such dedicated business management teams. Flextronics shall provide for each team member a dedicated personal computer that is capable of supporting the e-supply and interoperability requirements of the supply chain as it is deployed.
2.7 Regulatory Compliance
Unless otherwise specified in a Virtual Systems House Agreement or Design Order or Exhibit 9-2 or 9-3, Flextronics shall be responsible for the following: 1) to the extent Flextronics designs a Product for manufacture, obtaining design and functional approvals from the appropriate Nortel Networks design entities as identified in writing by Nortel Networks, and regulatory bodies, based on the anticipated destination countries identified in the Design Order 2) maintaining all necessary documentation regarding design of a Product, functionality, certification and registration and 3) delivering to Nortel Networks the applicable documentation in accordance with the requirements of the applicable regulatory body. Flextronics’s manufacturing processes
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shall conform to the requirements of the applicable regulatory body. Where Nortel Networks has design responsibility for a Product, Flextronics shall manage the regulatory compliance of SC Suppliers supplying safety-related Materials listed in the Product safety files; however, where Flextronics has performed Sustaining Design Services for a Product, it shall manage the regulatory compliance of all Tier 2 Suppliers supplying safety-related Materials listed in the Product safety files.
2.8 Issue Resolution and Escalation Process
If any disagreement of any kind or nature whatsoever arises between Flextronics and Nortel Networks with respect to this Agreement, in particular with respect to Product quality or security of supply, Flextronics and Nortel Networks shall first attempt to resolve the disagreement informally. If the Parties are unable to so resolve the disagreement, either Party may invoke the Issue Resolution Process, set out in Exhibit 5. If the Parties are unable to resolve the disagreement through the Issue Resolution Process, either Party may invoke the Escalation Process, set out in Exhibit 5.
Flextronics and Nortel Networks shall use reasonable efforts and shall conduct discussions in good faith to resolve all disagreements.
SECTION 3
FORECASTING, ORDERING AND DELIVERING
3.1 Regular Market Forecast of Requirements
In accordance with the terms and conditions set forth in the relevant Virtual Systems House Agreement, Nortel Networks shall deliver the Market Forecast monthly or as specified in the applicable VSHA, to Flextronics for the Products. Flextronics shall respond to this Market Forecast with its Capacity Commitments for the Products within two (2) Business Days of receipt of such Market Forecast. If there are differences between the Nortel Networks’ requirements and the Flextronics’s committed capacity, Flextronics shall identify the cause of this constraint within the next two (2) Business Days. The Parties shall work together within the next five (5) Business Days after receipt of such Market Forecast to develop and complete a plan to resolve in a timely manner any constraints identified. As used in this Section 3.1 and 3.2 below, “Capacity Commitment” means all necessary resources (including Materials) required to provide the Services in accordance with the Agreement and the VSHA, including, but not limited to, facilities, equipment, overhead, direct labour and support staffing. The timing of Flextronics’s responses to the Market Forecast may be changed by the Parties in the VSHAs.
3.2 Unscheduled Market Forecast Changes
Nortel Networks may update the Market Forecast for any Product on a weekly basis, or more frequently on an as-needed basis, and Flextronics shall respond to such Market Forecast with a preliminary Capacity Commitment to the changed requirements within two (2) Business Days. Flextronics shall respond with a firm commitment to the changed requirements with completed
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forms indicating the impact on Material and Products affected by the change within five (5) Business Days of receipt or deemed receipt of such Market Forecast change. If the change in the Market Forecast exceeds the flexibility requirement for the Products as specified in the relevant Virtual Systems House Agreement, the Parties shall employ the Exception Demand Negotiation Process specified in Exhibit 7 to address responsiveness to customer, pricing and delivery issues. The timing of Flextronics’s responses to the Market Forecast may be changed by the Parties in the VSHAs.
3.3 Market Forecast Accuracy Improvement
Nortel Networks will provide to Flextronics the relevant Customer demand information and Nortel Networks and Flextronics shall work together to improve overall responsiveness to the Customer and supply chain performance. Nortel Networks commits to work with Flextronics to improve Market Forecast accuracy as measured in the monthly operations review.
3.4 Orders and Delivery
Nortel Networks will specify the order process to be used in each VSHA. When Nortel Networks wishes to order Products, Nortel Networks will issue either a Blanket Purchase Order or discrete Conventional Purchase Orders for each Product to Flextronics, as further specified in the VSHA. In cases where Nortel Networks issues a Blanket Purchase Order for a Product, delivery of such Products may be initiated in several ways: a Demand Pull Order via EDI or via the internet, facsimile, or paper; a Kanban Trigger; or through an Online System Order arising by virtue of access by Flextronics to a Nortel Networks’ information system.
If Nortel Networks issues a Conventional Purchase Order or Demand Pull Order electronically, such transaction shall be carried out in accordance with the provisions set forth in Section 17 and the terms and conditions of this Agreement applicable to notices specified in Section 26.6 shall apply.
For each Conventional Purchase Order or Demand Pull Order issued under a Blanket Purchase Order, Flextronics shall comply with response times and flexibility provisions specified in the Virtual Systems House Agreement.
In those instances when Nortel Networks issues a Blanket Purchase Order for a Product, Nortel Networks may signal for delivery of the Product against the Blanket Purchase Order by providing to Flextronics access to a Nortel Networks system from which Flextronics will pull the delivery information, in accordance with Exhibit 14.
3.5 Minimum Purchases
The minimum order quantity shall be one unit of Product, unless otherwise stated in the VSHA. Nortel Networks shall have no obligation to purchase any Products from Flextronics, other than as set out in Section 1.3.
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3.6 Excess Inventory
Nortel Networks shall have no obligation or liability to Flextronics with respect to excess Inventory, other than as set out herein.
For the purposes of this Section, “Forecast Consumption” shall mean Nortel Networks’ actual Requirements for Products as a percentage of Nortel Networks’ Market Forecast (as calculated in dollars at the Product Family level). Forecast Consumption shall be measured at the end of each calendar quarter, and shall be calculated using the sum of the sixty (60) day Market Forecasts and the sum of the actual Requirements for each month of the three-month forecast measurement period (which shall include the last month of the previous calendar quarter, and the first two months of the current calendar quarter, which shall be defined as the “Consumption Period”). Such calculation shall be made in accordance with the methodology as set out in Exhibit 20.
The Forecast Consumption for a Consumption Period shall determine the excess uplift percentages to be calculated against the total Material Cost and paid by Nortel Networks, in accordance with the table as set out in Section 8 in the Virtual Systems House Agreement. The placeholders for the base excess uplift percentages shall be expressed as A% and the incremental excess uplift percentage shall be expressed as B% in Section 8 of Exhibit 2, and the applicable VSHAs will set out the negotiated values of A% and B%. The A% and B% represents the excess uplift percentage between Nortel Networks and Flextronics.
Compensation for excess above Forecast Consumption between EMS Tier 2 Suppliers providing Material to Flextronics (whether or not it is a NC or SC Material) shall be expressed as X% and Y%. The base excess uplift percentage (X%) in the prices charged to Flextronics will be part of the Material Cost and will flow through to Nortel Networks in the Product Price. However any incremental uplift percentage (Y%) that is in addition to the X% charged to Flextronics that is caused by Forecast Consumption less than the base range for the X% will be paid by the Flextronics and will not appear in the Product Price. It will also be the responsibility of Flextronics to monitor and track all aspects of the Forecast Consumption and excess uplift process with both NC and SC Suppliers.
For clarity, the process of calculating the applicable uplift percentages as set out above is described in Exhibit 25.
Exceptional Excess Inventory shall be defined as Inventory that is Unique to Nortel Networks, and is on hand or on order but not within Time-to-Cancel, as a result of Forecast Consumption for a Product Family that is lower than [•] for a Consumption Period. In these situations, Exceptional Excess Inventory that will not be consumed in the current Market Forecast horizon of [•], and cannot be mitigated and / or cancelled by Flextronics within 30 days of the end of the Consumption Period, shall be purchased by Nortel Networks within 40 days of receipt by Nortel Networks of the information identifying such Exceptional Excess Inventory.
[•]
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With respect to Consigned Inventory, including Exceptional Excess Inventory re-purchased by Nortel Networks:
(a)	Unless Nortel Networks otherwise directs, Flextronics shall hold such Inventory on behalf of and, in the ordinary course of business, at no additional cost to Nortel Networks;

(b)	Flextronics shall keep and care for such Consigned Inventory with the same standard of care as if it were part of the Loaned Assets for use only in the Production Effort, including the obligation to hold at Flextronics’s risk and to insure against loss. However, no such Inventory shall be, nor be deemed to be, a part of the Loaned Assets;

(c)	subject to Exhibit 8, Flextronics shall place on order with Nortel Networks, and shall not place any new purchase orders with any other source, any Material which is suitable for the same use as such Consigned Inventory, or without first repurchasing such Consigned Inventory from Nortel Networks. Flextronics shall use such repurchases upon there being a requirement in the Production Effort prior to using any other Material that is suitable for the same or similar use;

(d)	Flextronics shall make such purchase at the then current Material Cost or as otherwise agreed by the Parties. Flextronics shall make payment to Nortel Networks for such purchases within forty (40) days thereof;

(e)	in the event Flextronics does not repurchase Consigned Inventory in accordance with the foregoing, (i) Nortel Networks shall be deemed to have sold such Inventory to Flextronics and Flextronics will immediately credit Nortel Networks with the amount attributable to such deemed repurchase; and (ii) in no event shall such Material be, or be deemed to be, Exceptional Excess Inventory or Obsolete Inventory at any time thereafter, provided however with respect to any such credited Inventory, it may only become Exceptional Excess or Obsolete Inventory if Flextronics can demonstrate that orders by Nortel Networks would not have consumed such credited Inventory;

(f)	Flextronics shall report to Nortel Networks on a monthly basis the amount of remaining on hand with Flextronics and on order until such has been consumed; and

(g)	Flextronics will be responsible for normal cycle count adjustments for Consigned Inventory. The Parties agree that this cost is part of the Total Cost and is included in the Pricing.
Flextronics shall take all commercially reasonable steps and employ prudent purchasing practices to purchase and have on hand only such Materials as are necessary to meet the Market Forecast, including any safety stock required to support flexibility requirements. The above provisions do not apply to End-of-Life Inventory held by Flextronics until it is purchased by Nortel Networks.
3.7 Obsolete Inventory
“Obsolete Inventory” is Inventory on-hand or on order that constitutes or contains any Material that is Unique Inventory and:
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(a)	is not on a BOM for any Product; or

(b)	is related to a Product that has been discontinued by Nortel Networks, or transferred pursuant to Section 4.3.2 or 4.3.3, and is not on a BOM for any other Product; or

(c)	cannot be sold as a result of a claim of intellectual property infringement as referred to in Section 15.1.3;
and is no longer foreseen to be consumed by Nortel Networks within the Market Forecast and that cannot be canceled by Flextronics within the Time-to-Cancel provisions or otherwise reduced by Flextronics in accordance with Section 3.8 and Section 4.
Nortel Networks shall purchase such Obsolete Inventory within forty-five (45) days of receipt by Nortel Networks of the information identifying such Obsolete Inventory. Nortel Networks shall pay storage charges for such Obsolete Inventory that is in Flextronics’s possession from the time of 45 days after Nortel Network purchases such Obsolete Inventory to the time of disposal of that inventory.
If a design change initiated by Flextronics has resulted in Material becoming Obsolete Inventory, then Nortel Networks shall not purchase such Obsolete Inventory, unless agreed between the Parties.
On a quarterly basis, Flextronics will provide Nortel Networks with a list of Unique Inventory for which there is no demand in the current Market Forecast and for which there has been no consumption during the past 6 months and the parties will discuss the appropriate disposition of such Unique Inventory.
3.8 Responsibility to Minimize Obsolete Inventory
Flextronics shall perform all commercially reasonable steps and employ prudent purchasing practices to purchase and have on hand only such Materials, as are necessary to meet the Market Forecast, taking into account flexibility and finished goods safety stock requirements specified in each Virtual Systems House Agreement. Nortel Networks shall reimburse Flextronics for its reasonable out-of-pocket expenses, including restocking charges required by its suppliers, where Flextronics cannot sell such Obsolete Inventory to a third party for an amount that is at least equal to the price paid by Flextronics for such Inventory; provided that the Parties shall mutually agree to any such amount to be paid to Flextronics prior to Flextronics selling such Obsolete Inventory.
Flextronics also agrees to offer a first refusal of Obsolete Inventory to Nortel Networks’ third party repair services contractor.
In no event shall the total amount of Obsolete Inventory for which Nortel Networks has liability under Section 3.7 in aggregate exceed the amount of Inventory scheduled to be consumed per the Market Forecast in effect at the time Flextronics implements the design change.
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3.9 Identification of Obsolete Inventory
Obsolete Inventory for which Nortel Networks has liability pursuant to Section 3.7 will be identified by Flextronics, pursuant to Section 5.1 and Section 15.1.3.
3.10 Title and Risk of Loss and Delivery
3.10.1 Title
For orders that are shipped from Flextronics’s Delivery Facility to a named destination within the same country, title shall pass to Nortel Networks upon delivery to the named destination. For orders that are shipped from Flextronics’s Delivery Facility to a named destination in a different country, title shall pass to Nortel Networks immediately prior to importation into the country specified in the named destination.
Nortel Networks may make a written request that title pass to it at a point other than as outlined above. Flextronics shall comply with such request provided that the revised transfer point is no later in the delivery process then the relevant points stated above.
For returns that are shipped from Nortel Networks or a Customer to Flextronics’s or Flextronics’s subcontractor’s premises within the same country, title shall pass to Flextronics upon delivery to the agreed upon destination. For returns that are shipped from Nortel Networks or a Customer to Flextronics’s or Flextronics’s subcontractor’s premise in a different country, title shall pass to Flextronics immediately prior to importation into the country specified in the named agreed upon destination.
3.10.2 Risk of Loss
Flextronics shall deliver Products to the named destination duty unpaid as defined by ICC Incoterms 2000 (“DDU”). For only those countries listed in Exhibit 22, Nortel Networks may require Flextronics to deliver Products to the named destination duty paid as defined by ICC Incoterms 2000 (“DDP”). If Nortel Networks requests a delivery term other than (i) DDU or (ii) DDP to the countries listed in Exhibit 22, the Parties shall agree upon this delivery term and written confirmation of this agreement shall govern in the case of a conflict with a delivery term stated on the applicable Purchase Order. Risk of loss will pass to Nortel Networks pursuant to the applicable Incoterms, determined as stated herein, or as otherwise required by Nortel Networks.
If Nortel Networks or a Customer returns a Product, risk of loss, damage or theft for such Product shall pass to Flextronics when the Product is delivered to Flextronics’s or Flextronics’s subcontractor’s premises.
3.11 Packaging, Labelling and Trade-Marks
Products shall be packaged and labelled in accordance with Nortel Networks’ practices as more particularly set forth in Exhibit 3, the relevant Specifications, the Virtual Systems House Agreement or as Nortel Networks may otherwise direct in writing, and consistent with the provisions of Section 22.3. Flextronics shall not otherwise apply to or display on the Products
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Flextronics’s trade–marks or other markings without the express written permission of Nortel Networks, which may be withheld in its absolute discretion. Flextronics shall use the Trade-Marks only to apply to Products on Nortel Networks’ behalf together with other legends, notices or markings as Nortel Networks may direct.
3.12 Exception Demand Negotiation Process
If demand for a Product Family exceeds the Market Forecast plus the flexibility requirements set forth in the relevant Virtual Systems House Agreement, measured at the aggregate of the cost of sales of such Product Family purchased pursuant to that VSHA, then the Parties shall employ the Exception Demand Negotiation Process specified in Exhibit 7 to address the responsiveness to Customer issues.
SECTION 4
MATERIALS MANAGEMENT PROCESS
4.1 Manufacturing Location
Flextronics shall manufacture each Product at the Site and/or on the manufacturing line initially agreed to by Flextronics and Nortel Networks, and Flextronics shall not change such Site or manufacturing line unless Nortel Networks consents in writing. The System Houses transferred to Flextronics as part of the Transferred Business are hereby deemed to be qualified. Flextronics shall follow Nortel Networks’ qualification process as set out in Exhibit 3 for additional Flextronics Sites for System House or Production Effort work and provide a complete qualification report.
Flextronics agrees to support Nortel Networks’ customer needs by transferring the manufacture of Products to alternative Flextronics Sites or providing an equivalent alternative solution to support such Nortel Networks customer in each region as requested, provided that Nortel Networks and Flextronics will discuss and agree upon the appropriate delivery terms.
At Nortel Networks’ request, Flextronics will evaluate setting up operations in another country or equivalent alternative solution, and each Party shall bear its respective reasonable costs of such evaluation. If Flextronics is unable or unwilling to meet such in-country or regional needs in a timely fashion, and provided Flextronics has been provided prior written notice of such in-country needs and a minimum of thirty (30) days to provide a plan in reasonable detail to meet such needs, including, without limitation, cost, quality and service, in a reasonable time frame as specified by Nortel Networks, Nortel Networks may place such business with an alternative supplier in such new location. Any such sourcing changes shall not change Nortel Networks obligations with respect to the Minimum Commitment as set out in Section 1.3.2, except those changes governed by Section 1.3.3(D).
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4.2 No Price Premiums
Nortel Networks shall pay no price premiums or other additional charges for Production Effort or Services, including price premiums associated with Production Effort and Services carried out during times other than the usual working hours on Business Days, unless agreed through (i) the Exception Demand Negotiation Process, or (ii) pursuant to Section 7 or (iii) such other process as mutually agreed by the Parties from time to time.
4.3 Transition of Material
4.3.1 From Nortel Networks to Flextronics
Except as otherwise provided for in the APA with respect to Inventory (as that term is defined in the APA) purchased at the applicable Designated Country Closing Date, upon any transfer of responsibility for supply of a Product from Nortel Networks to Flextronics or upon any ramp-up of a new Product, subject to a physical quality inspection in accordance with a procedure similar to the procedure set forth in Exhibit 8, Flextronics shall purchase Materials for such Product in Nortel Networks’ control. If Nortel Networks has placed orders with Materials suppliers which, at the time of such transfer, are not yet completely filled, subject to a physical quality inspection in accordance with a procedure similar to the procedure set forth in Exhibit 8, Flextronics shall accept assignment of such orders to it for those Materials not yet shipped to Nortel Networks, in any event prior to purchasing such Material from any other entity; provided that consumption of such Material is included in the Market Forecast or comprises part of End-of-Life Inventory. Other than purchases covered by End-of-Life Inventory or related to the Transferred Business, Flextronics may stage purchases under this Section 4.3.1 taking into account the Material Lead Time for the applicable Material.
4.3.2 From Flextronics to Nortel Networks
Upon any transfer of responsibility for supply of a Product from Flextronics to Nortel Networks or upon any ramp-up of a new Product, Nortel Networks will, subject to a physical quality inspection in accordance with the procedure set forth in Exhibit 8, purchase Materials that is Unique Inventory for such Product in Flextronics’s control. If Flextronics has placed orders for Unique Inventory with Materials suppliers that, at the time of such transfer, are not yet completely filled, Nortel Networks will accept assignment of such orders to it for those Materials not yet shipped to Flextronics; provided that consumption of such Material is included in the Market Forecast or comprises part of End-of-Life Inventory. Nortel Networks will not require that Flextronics sell any Materials or assign any orders that are still required by Flextronics to satisfy its obligations under any outstanding Purchase Orders. Nortel Networks may stage purchases under this Section 4.3.2 taking into account the Material Lead Time for the applicable Material.
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4.3.3 From Flextronics to a Third Party
Upon any transfer of responsibility for supply of a Product between Flextronics and a third party specified by Nortel Networks, Flextronics shall sell to such third party, subject to a physical quality inspection in accordance with the procedures set forth in Exhibit 8, Materials for such Product in Flextronics’s control. If Flextronics has placed orders with Materials suppliers which, at the time of such transfer are not yet completely filled, Flextronics shall assign such orders to such third party for those Materials not yet shipped to Flextronics; provided that Flextronics shall not be obligated to sell any Materials or assign any such orders if such Materials are still required by Flextronics to satisfy its obligations under any outstanding Purchase Orders. The third party may stage purchases under this Section 4.3.3 taking into account the Material Lead Time for the applicable Material, subject to Flextronics’s satisfaction as to the creditworthiness of such purchasing third party.
4.3.4 INTENTIONALLY DELETED
4.3.5 From Third Party to Flextronics
Upon any transfer of responsibility for supply of a Product between a third party specified by Nortel Networks and Flextronics, Flextronics shall purchase from such third party, subject to a physical quality inspection in accordance with the procedures set forth in Exhibit 8, Materials for such Product , as well as all End-of-Life Inventory, in such designated third party’s control. Notwithstanding the foregoing, Flextronics shall only be obligated to purchase Materials for such Product for which there is a forecasted demand [•] of such transfer consistent with Nortel Networks’ relevant existing third party contractual obligations. The afore-mentioned Inventory physically transferred or on order and not cancellable as of the date of transfer greater than [•] forecasted demand will be held and managed by Flextronics as Consigned Inventory. Any such Inventory that is related to the Transferred Business purchased pursuant to this Section that is not consumed within twelve months, could, at Flextronics’s option, be sold to an external third party. Should the proceeds from such sale, on a sale-by-sale basis, be lower than the original cost, then Nortel Networks will reimburse Flextronics for the difference. Flextronics agrees to give Nortel Networks the first-right-of-refusal to buy such Materials at the original cost, before Flextronics sells them to any third party at lower than the original cost. Any inventory purchased pursuant to this Section shall be exempt from the imposition of the excess uplift percentage.
4.3.6 Price for Transitioned Materials
The price payable for Materials purchased pursuant to (i) Section 4.3.1 shall be the Material Cost of such Materials; and (ii) Section 4.3.2, 4.3.3 and 4.3.5 shall be equal the sum of the [•].
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4.4 Materials Management Services
4.4.1 Definition
This Section 4.4 sets out the definition of Materials Management Services.
4.4.2 Level 3 Planning
Flextronics shall perform Level 3 Planning (Exhibit 21). Flextronics shall review the Market Forecast received from Nortel Networks and the Parties will agree on the Market Forecast to be used to produce the Level 3 Plan for the applicable period. Flextronics shall, upon receipt of the Market Forecast from Nortel Networks, convert and manage such Market Forecast into detailed planning information required for order management, inventory management, procurement of all necessary Materials, and the management of all End-of-Life Inventory (the “Level 3 Plan”) in order to satisfy Flextronics’s responsibilities for the delivery of Products as set forth herein and in any VSHA. Flextronics shall provide such Level 3 Plan to Nortel Networks and Nortel Networks will review and the Parties will agree on the Level 3 Plan to be in effect for the applicable period. The fact that Flextronics may have agreed upon a Market Forecast does not relieve Nortel Networks from any of its liabilities as set out in this Agreement with respect to excess inventory generated from the use of that Market Forecast by Flextronics. The fact that Nortel Networks may have agreed upon a Level 3 Plan does not relieve Flextronics from any of its liabilities as set out in this Agreement with respect to excess inventory generated from the implementation of that Level 3 Plan.
Flextronics shall provide a forecast to all Tier 2 Suppliers. As part of the forecasting process Flextronics will be responsible for developing, managing and maintaining planning bills, sub-bills, and Product structure information, Flextronics will update all information in the systems that feed Nortel Networks systems and databases as mutually agreed.
Flextronics shall validate the market planning bills and Ship-Loose forecast, updating them as required to any known future market demand changes that are known to either Party at the time of the Market Forecast monthly, or weekly, as necessary. These changes may include, among other things, information relating to promotional programs, customer software or hardware upgrades or major new market initiatives.
4.4.2.1 Flexibility Models
The Parties acknowledge that there are two different flexibility models that may be in place in the Virtual System Houses.
The Traditional Model is set out in Section 5.3 of the VSHA and sets out the flexibility requirements as agreed to by the Parties for each applicable Product Family (the “Traditional Model”).
Under The Dynamic Model, Flextronics will provide Nortel Networks, as part of the Level 3 Plan, with a flexibility plan, based on the Market Forecast and Market Forecast
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Agility Requirements (“MFAR”) provided by Nortel Networks at the time of delivery of the Market Forecast. The Parties will mutually accept and approve on a monthly or quarterly basis, as agreed in the VSHA (the “Dynamic Model “). For clarity, the Dynamic Model can differ between Leadership Categories and Product Families within the Leadership Categories.
The Parties will trial the Dynamic Model in one VSHA, as agreed between the Parties. The Parties agree to work together to further define and clearly document the Dynamic Model and create a plan to roll it out at the chosen Virtual System House before the applicable VSHA Effective Date. At the end of the 6 months trial period, the Parties will review the success of this Dynamic Model and agree to (a) revise the remaining VSHAs to institute the Dynamic Model, or (b) revert to the Traditional Model for the VSHA which undertakes this trial. If option (a) is chosen, the Parties will review the success of the Dynamic Model at each System House and the Parties may mutually agree to continue with the Dynamic Model or revert to the Traditional Model with respect to each System House; provided however if Flextronics has not met the Report Card Metrics at an applicable System House, during the applicable 6 month period, Nortel Networks may unilaterally decide to revert to the Traditional Model for that System House If Flextronics has met the Report Card Metrics and there is no mutual agreement on whether to continue with the Dynamic Model or not, the Parties will use the Issue Resolution and Escalation Process to resolve the matter. If option (b) is chosen at any time, then at such time the Parties will negotiate in good faith and agree on the percentages to be used with the flexibility terms for the Traditional Model in the applicable VSHA. The Parties will continue to review the success of a Dynamic Models in place at any System House every 6 months, at which time the Parties may mutually agree to revert to the Traditional Model.
For either flexibility model, Flextronics will provide to Nortel Networks a quarter-end inventory target for all inventory types (current, excess, exceptional excess, end of life, obsolete) based upon the Market Forecast and Level 3 Plan.
4.4.3 Supply Chain Management
Flextronics agrees to take responsibility to manage the supply chain to support the business and Nortel Networks Customer deliveries and Customer service performance to the extent provided below.
Flextronics will manage all elements of the supply chain, which activities shall include but not be limited to the following:
(a)	optimize the supply chain performance;

(b)	perform short and long term capacity planning;

(c)	as further set out in Section 4.5, application test any SC Material at Flextronics or at an other EMS Supplier, and perform application testing for NC Material (as directed by Nortel Networks); provided however, Flextronics’s obligation to perform NC application tests is subject to available capacity and will be scheduled accordingly. There will be no separate charge for application testing
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unless otherwise agreed. As set out in Section 4.5, qualify any SC Material and qualify any SC Supplier that is not already approved on the BOM for any Product at the time of the transfer or introduction of a production Product to Flextronics and maintain the qualification of SC Supplier and SC Material (which includes component product changes notices, known as PCN’s) on the BOM for any Product in the ordinary course of business, subject to Nortel Networks’ approval and consistent with the quality requirements of Exhibit 3;

(d)	manage Tier 2 Supplier contracts and relationships to obtain maximum flexibility to respond to Market Forecasts and upside flexibility requirements as set out in the relevant VSHA;

(e)	enter into contracts with SC Suppliers and administer Nortel Networks contracts with NC Suppliers, as applicable, and where NC Supplier fails to perform in accordance with the terms of its contract with Nortel Networks, and subject to Section 4.6, request Nortel Networks assistance as necessary;

(f)	beginning 6 months after the transfer of a Product to Flextronics, require in its contracts with SC Suppliers last-time buy notifications of at least 12 months and a delivery period of an additional 6 months;

(g)	enforce all applicable contracts with Tier 2 Suppliers, and in the case of a NC Supplier, with the assistance of Nortel Networks if necessary, subject to Section 4.6;

(h)	enter into vendor managed inventory programs where appropriate and subject to Section 4.6 in the case of a NC Supplier, with Nortel Networks’ assistance where necessary;

(i)	manage cost reduction programs, implementation and operational efficiencies, including documented benchmarking techniques for both Materials and total supply chain and providing dedicated primes for each Leadership Category, as set out in the applicable VSHA;

(j)	perform other purchasing services for consumable materials that are required to for the Production Effort (e.g., solder paste);

(k)	perform tactical purchasing activity such as purchasing orders, price management, invoicing issue resolution;

(l)	drive and achieve ongoing continuous improvement;

(m)	perform proactive measures to assure supply flow of long lead-time, allocated, and constrained Materials;

(n)	manage End-of-Life Inventory and last time purchases, as set out in Section 4.4.4;

(o)	perform proactive and timely identification of Obsolete/ End-of-Life Inventory, including, identify, research, analysis of alternative, business case development, design, prototypes, verification and project management and implement solutions to address End-of-Life Inventory;

(p)	perform best-in-class inventory management, including FIFO practices;

(q)	implement effective phase out and in of Materials during change management process;

(r)	employ prudent purchasing practices to mitigate against any excess inventory Exceptional Excess, Consigned Inventory or Obsolete Inventory;
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(s)	manage any excess inventory, Exceptional Excess Consigned or Obsolete Inventories, including disposition, physical handling, mitigation of extra charges, carrying charges, restocking fees, etc.;

(t)	periodically monitor industry trends and supplier chain lead-times, potential supply chain interruptions, SC Supplier financial health and be knowledgeable of any supplier constraints and make continuous improvements and adjustments to the supply chain design to compensate for all such issues. Flextronics shall have processes to monitor and update its internal ERP systems to reflect the current actual Material ordering lead time and their internal end-to-end manufacturing lead times (i.e. receiving, kitting, manufacturing, packaging, logistics, etc.). In addition, Flextronics to require that all SC Suppliers have similar processes in place;

(u)	provide the necessary oversight, information and actions with Tier 2 Suppliers to facilitate their ability to deliver material for flexibility and security of supply;

(v)	manage the supply chain in a fair and ethical manner;

(w)	assist Nortel Networks to meet its commitments as set forth in the applicable VSHA with respect to utilization of Tier 2 Suppliers or other suppliers who are minority business enterprises, women business enterprises, and other businesses owned by disabled individuals, disabled veterans, Vietnam veterans, and similar categories of organizations (“Special Category Suppliers”), where such targets are applicable. Flextronics will furnish data concerning use of such Special Category Suppliers on a quarterly basis in a format as set out in a relevant VSHA. Nortel Networks agrees that if it requires that Flextronics use of Special Category Suppliers who are not Competitive with other suppliers, then Flextronics shall bring this situation and the applicable impact to Product pricing or ICR/OCR Commitments to Nortel Networks attention. If Nortel Networks requests that such Special Category Suppliers be used as an SC Supplier, the Parties will agree upon appropriate adjustments;

(x)	Flextronics shall take all administrative actions required to become a member of the Customs & Trade Partnership Against Terrorism (C-TPAT or to demonstrate to Nortel Networks compliance with C-TPAT guidelines or similar international supply chain programs designed to protect against acts of terrorism. Demonstration of C-TPAT compliance includes assessment of current supply chain security measures in accordance with the U.S. Customs guidelines, and other countries guidelines as required, and addressing any potential security weaknesses in Flextronics’s supply chain; and

(y)	maintain and enhance existing electronic communications and demand-pull programs with the supply chain. Flextronics shall share information with Nortel Networks regarding cost trends, market availability and Materials End-of-Life Inventory scenarios during appropriate monthly operations reviews, and sooner if applicable.
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4.4.4 Component Discontinuance and End-of-Life Inventory
Flextronics shall perform, on an ongoing basis, all activities necessary to manage the supply of Products in accordance with the terms of this Agreement. Such activities to include, but not be limited to, the following:
(a)	conduct and provide to Nortel Networks a summary and forecast of Material that any Tier 2 Suppliers notifies Flextronics that such Tier 2 Supplier or any applicable supplier in the supply chain plans to discontinue;

(b)	identify, monitor and react to suppliers’ end-of-life notifications;

(c)	apply strategic technical analysis of the supply base to proactively warn of potential End-of-Life Inventory trouble areas by product family;

(d)	maintain and provide to Nortel Networks a consolidated list of components (including Tier 2 Supplier’s part numbers) which are approaching end-of-life;

(e)	for components that have had last time buys performed, track and monitor inventory on hand and projected use up dates with the goal to ensure continuity of supply and react accordingly if the use up date is advanced;

(f)	negotiate with supply base to maintain supply until an alternative solution can be achieved;

(g)	if required by Nortel Networks, research, review and recommend to Nortel Networks for approval (including business case, detailed cost analysis, design plans, last time buy quantity required, qualification and verification plans, scope of intellectual property risk known to Flextronics and the basis of Flextronics’s knowledge) of the best alternative available, such as, perform last time buy, component substitutions, component packaging foot print changes, elimination of the component by incorporating function into another component, specification relaxation to eliminate the need for the component. In this regard, Nortel Networks will provide Flextronics with parameters concerning its forecasted demand for the Product through the Products end-of-life, including, without limitation, the estimated sell-off period and aggregate quantity required and anticipated Product mix (the “End of Life Parameters”). Flextronics shall be entitled to rely on such End of Life Parameters in conducting its analysis;

(h)	where last-time buy plan is approved by Nortel Networks, Flextronics shall perform the activities set out in this Section 4.4.4 including executing the last-time buy and such Inventory will be considered End-of-Life Inventory.
If Flextronics is required to purchase End-of-Life Inventory, Nortel Networks shall pay to Flextronics a Carrying Charge on the End-of-Life Inventory effective ninety (90) days from the notification by Flextronics that it has executed the last-time buy as approved by Nortel Networks and has received delivery of such End-of-Life Inventory as scheduled in the last-time buy plan. Flextronics shall hold End-of-Life Inventory for a period not to exceed 3 years at which time Nortel Networks will purchase such End-of-Life Inventory from Flextronics at Material Cost plus Material Overhead. At the time of purchase of such Inventory, Nortel Networks will determine the disposition of such Inventory. If Nortel Networks requires Flextronics to hold such Inventory, it will be treated as Consigned Inventory.
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End-of-Life Inventory held by Flextronics set out hereunder will have a total End-of-Life Inventory cap of [•] of the total of the costed aggregate Market Forecast for all Flextronics business with Nortel Networks on a six month forward-looking basis plus Flextronics’s global revenue under this Agreement for the previous six months (the “End-of-Life Revenue Base”). If the End-of-Life Revenue Base declines causing the End-of-Life Inventory currently held by Flextronics to exceed the then current [•] cap for a six month period, then Nortel Networks will purchase the End-of-Life Inventory which is excess to the current cap from Flextronics at Material Cost plus Material Overhead. Flextronics will hold any such End-of-Life Inventory, which is excess to the cap and has been purchased by Nortel Networks as Consigned Inventory.
Flextronics is not obligated to purchase additional End-of-Life Inventory above this [•] cap, unless mutually agreed. For greater clarity End-of-Life Inventory will be considered Unique Inventory.
Nortel Networks may from time to time purchase End-of-Life Inventory or require Flextronics to sell it to a third party specified by Nortel Networks at a cost to Nortel Networks or such third party equal to the Material Cost plus Material Overhead. Flextronics shall have the right to sell to one or more third parties acceptable to Nortel Networks any End-of-Life Inventory purchased by Flextronics. For greater clarity, Flextronics shall not dispose of any End-of-Life Inventory without written authorization from Nortel Networks.
4.4.5 Traceability of Products and Material
The Parties acknowledge that certain assets and resources have been transferred to Flextronics pursuant to the APA to enable Flextronics to perform the traceability requirements set out below. Flextronics will determine by the end of 3 months after the System House transfer date whether it is satisfied that these assets and resources, as transferred, are sufficient for such purpose. If Flextronics is not so satisfied, it will notify Nortel Networks and present reasonable evidence to support this determination along with a proposed plan to address any deficiencies in a commercially reasonable manner. Nortel Networks may not unreasonably withhold or delay its acceptance of Flextronics’s determination or of Flextronics’s proposed plan to acquire capability in this area within a maximum of 12 months. If Nortel Networks accepts this determination and the plan to remedy the deficit in assets and resources, then Flextronics shall not be liable for any Liquidated Damages or direct damages related to this Section pending the implementation of Flextronics’s plan. If Nortel Networks does not accept this determination or remedial plan, the Parties shall follow the Issue Escalation and Dispute Resolution Process. If Flextronics can demonstrate that implementation of a plan to satisfy the traceability requirements will result in change to costs at the transferred System House, the Parties will agree on appropriate changes to the Price.
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4.4.5.1 General Requirements
Flextronics shall mark all Products manufactured by Flextronics or a sub-contractor of Flextronics, including sub-assemblies and units, and Significant Components (as defined below) clearly; the format of the labels will be agreed upon by the Parties such that the labels will identify the Product and/or Significant Components and the party responsible for the manufacture of such Product and/or Significant Component in accordance with the Specifications including Nortel Networks’ Corporate Standard 5014.00 Serialization Codes or successor thereof. Flextronics is not responsible for traceability requirements on any Material that is purchased from another EMS Supplier Labels shall identify appropriate regulatory and safety compliance requirements. All Products, including sub-assemblies and units, and Significant Components manufactured by Flextronics or a sub-contractor of Flextronics for Nortel Networks shall have suitable identification for Product and Material traceability. With respect to Material, Flextronics shall generate and record all data necessary to enable Material traceability for “Significant Components”. Nortel Networks and Flextronics will agree and specify which Materials will be designated as Significant Components, as jointly agreed to by both Nortel Networks and Flextronics in the applicable VSHA. Traceability data (including product identification, revision level, in-process testing, final test, test step name, pass/fail, repair and manufacturing date code) shall encompass acceptance through manufacturing, manufacturing site, storage, logistics and, if applicable, installation.
Flextronics agrees to provide traceability and history of all Materials data including all purchasing history, Material supplier name, Material supplier part number, quantities, date received, and Material Cost. Flextronics shall also retain traceability data for a minimum period of end of life plus three (3) years. Flextronics shall submit traceability data feeds to Nortel Networks data warehouse in accordance with a schedule to be agreed on by the Parties, if the Parties determine that it is necessary to keep duplicate data stores. Historical data will be available on request in a media format to be determined by Flextronics.
All available historical and traceability Material data will be transferred from Sending to Receiving Supplier Site, or if not transferable, then data shall be maintained and remain accessible at either Sending or Receiving Supplier Site, as applicable. If responsibility for supply of a Product moves or upon termination of this Agreement, all Material historical and traceability data shall be transferred to Nortel Networks or to a new supplier (other than Material Cost), as requested by Nortel Networks.
4.4.5.2 Material/Component Traceability
Flextronics shall be able to trace to top level PEC (“Product Engineering Code”) and serial number. Flextronics shall be able to trace to an individual specific delivery of a top level PEC and serial number. Flextronics shall adhere to lot management techniques for any component specified by Nortel Networks, and shall maintain records of this traceability for product recalls, retrofits, field changes, and/or product failure root cause analysis.
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4.4.5.3 Product Traceability (Field Replaceable Units / Sub-Assemblies)
Field replaceable units and sub-assemblies shall be traceable throughout the lifecycle of a Product to the extent that Nortel Networks can currently trace such field replaceable units and sub-assemblies. Documented procedures should provide traceability of design changes to identifiable manufacturing dates, lots, or serial numbers. Traceability of specific Product should be to serial number and CLEI code as applicable. Flextronics shall have a record of all assembly/test (which includes all previous re-work history including details logged by manufacturer site), and inspection points within the process by product serial number.
4.4.6 Performance Report Cards
Flextronics shall collect and evaluate and complete performance report cards, based on quantifiable objective measurements, as designed by Flextronics, for each Tier 2 Supplier that falls into the category of top 80% of Flextronics’s annual spend with respect to Nortel Networks related Material, to measure against their goals of quality, service and cost, and make available to Nortel Networks such data on a timely basis and as required by Nortel Networks.
4.4.7 Process and Systems Support
The Flextronics will provide resources to support the following systems and process areas: electronic communications with Nortel Networks, Customers and suppliers, system trouble shooting, process improvements, system evolution and the migration from Nortel Networks systems to the Flextronics’s own information technology infrastructure, application environment and shall maintain the level of capability transferred from Nortel Networks and work to provide improvements and enhancements to systems and processes as technology evolves.
Nortel Networks will provide resources and processes to support electronics communications with Flextronics in the following areas: customer orders, purchase orders, documentation, and invoicing with the goal to support systems and processes which are best in class.
The Parties acknowledge that certain assets and resources have been transferred to Flextronics pursuant to the APA to enable Flextronics to fulfill its support responsibilities herein. Flextronics will determine by the end of 3 months after the System House transfer date whether it is satisfied that these assets and resources, as transferred, are sufficient for such purpose. If Flextronics is not so satisfied, it will notify Nortel Networks and present reasonable evidence to support this determination along with a proposed plan to address any deficiencies in a commercially reasonable manner. Nortel Networks may not unreasonably withhold or delay its acceptance of Flextronics’s determination or of Flextronics’s proposed plan to acquire capability in this area within a maximum of 12 months. If Nortel Networks accepts this determination and the plan to remedy the deficit in assets and resources, then Flextronics shall not be liable for any Liquidated Damages or direct damages related to this Section pending the
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implementation of Flextronics’s plan. If Nortel Networks does not accept this determination or remedial plan, the Parties shall follow the Issue Escalation and Dispute Resolution Process. If Flextronics can demonstrate that implementation of a plan to satisfy the support requirements herein will result in change to costs or delivery schedule, the Parties will agree on appropriate changes to the Price and delivery schedule.
4.4.8 Order Management/Customer Service
Flextronics will be responsible for all order management activities relating to the Production Effort and Services and Design Services including order receipt, order configuration validation to configuration rules provided by Nortel Networks, order scheduling, order delivery, order status inquiries, and change order management. Additionally, the parties agree to work towards establishing plans for handling other Customer service activities. Flextronics will provide resources to support electronic communications with Nortel Networks via EDI (electronic data interchange) or XML (extended Markup Language), or other similar means as Nortel Networks requests and Flextronics agrees, including system troubleshooting, process improvements, and system evolution. Nortel Networks will provide Flextronics with access to Nortel Networks’ customer service satisfaction data.
4.4.9 Return Material Operation Services
In addition to Flextronics’s obligation under Section 9 and Section 10 for returned Products other than Rework Products and Repair Products, Flextronics shall administer and manage a return material operation for Products, including conducting diagnostic testing and upgrade support relating thereto, all pursuant to the return material/RMA procedure set forth in Exhibit 11, purge routing/processing (including segregation of materials), stock support on and upgrade support for Nortel Networks. Costs of the foregoing shall be the responsibility of Flextronics and shall be included as part of the Production Effort and Services provided by Flextronics hereunder.
Product that has been returned from Nortel Networks or a Nortel Networks Customer for reasons other than for quality or DOA, and is re-sellable to Nortel Networks as new Product, shall not exceed the percentage of the value of all shipments within a quarter for a Product Family as set out in the applicable VSHA (the “RMA Cap”). In the event that the RMA Cap is exceeded, the Parties shall agree upon a reasonable re-stocking fee or other method of compensation as appropriate. Such re-stocking fee shall be paid by Nortel Networks no later than 40 days after the Parties agree upon such fee. Product that has been returned to Flextronics due to quality issues or DOA is excluded from the RMA Cap. Flextronics shall process RMA returns and associated credits to Nortel Networks in a timely fashion on an ongoing basis to avoid any processing backlogs. For greater clarity, Lab Products are not subject to the RMA Cap in Section 4.4.9.
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4.4.10 Purchase of Products for Use in Lab Facilities
If Nortel Networks requires Products for use in its lab facilities or for demonstration or other purposes (“Lab Products”), it will purchase such Products from Flextronics. Nortel Networks will return Lab Products to Flextronics and Flextronics will have a positive obligation to take title of the Lab Products upon receipt of the returned Lab Products and provide Nortel Networks with a credit for the then current Price for the Lab Product, provided that Nortel Networks returns such Lab Products within one hundred and eighty (180) days of Nortel Networks receipt and in the same state they were received without compromising the quality, reliability or function (the “Return Requirements”), and further provided that Nortel Networks provides Flextronics with reasonable notice prior to returning any such Lab Products. However, if Nortel Networks wishes to return Lab Products that do not meet the quality, reliability or function criteria of the Return Requirements, it will pay Flextronics for the actual costs incurred by Flextronics to repair such Products at the then current Repair rates. Notwithstanding the foregoing, if the failure to meet the Return Requirements is in any way attributable to the actions of Flextronics, the Lab Products shall be deemed to meet the Return Requirements. Flextronics shall reimburse Nortel Networks for the purchase price of any Lab Product returned in accordance with the Return Requirements within forty (40) days of Flextronics’s receipt of the Lab Products. Any Lab Product returned to Flextronics in accordance with this Section 4.4.10 shall be treated by Flextronics as Class A Inventory upon its return and Flextronics will cycle Lab Products through the System House process upon receipt from Nortel Networks and deliver back to Nortel Networks on next Customer order at no additional cost to Nortel Networks. For greater clarity, Lab Products are not subject to the RMA Cap in Section 4.4.9.
4.5 Material and Tier 2 Supplier Qualification
Flextronics shall only use Material and Tier 2 Suppliers that have been qualified and application approved either by Nortel Networks or by Flextronics pursuant to Section 4.4.3(c) Qualification and application approved status will be recorded on the Nortel Networks Approved Vendor List (“AVL”). The Parties acknowledge that in some instances only the component of a specified supplier may be used in a Product. Such components (also known in Nortel Networks as “Red Lists”) shall be identified in the VSHA. Flextronics shall have a formal capture and purge process for non-qualified Material as specified by Nortel Networks in Exhibit 3.
If Flextronics desires to include SC Material or SC Supplier on the AVL for a Product, then Flextronics will notify Nortel Networks by submitting a change request. Flextronics must take into consideration quality, safety, regulatory and performance-critical requirements before bringing such a request to Nortel Networks. Nortel Networks will respond in a timely manner to such change request to the applicable design authority at Nortel Networks or its designate, or, in the case of Products for which Flextronics is responsible to perform Sustaining Design Services, by the applicable designer at Flextronics. Nortel Networks will notify Flextronics whether it accepts or rejects such change request. Nortel Networks will not unreasonably reject or delay its response to a change request. In the event Nortel Networks accepts an SC Material or SC Supplier, Flextronics must perform its obligations to qualify any SC Material or SC Suppliers
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under 4.4.3(c). Once any SC Supplier is qualified, Nortel Networks will notify Flextronics in a timely manner that an SC Supplier has been included either by including such SC Supplier in the most recent approved AVL or by otherwise notifying Flextronics in writing. Nortel Networks will be responsible for qualifying any NC Suppliers.
If SC Material on the BOM for Product is not currently approved to the quality requirements of Exhibit 3, Flextronics shall qualify the applicable SC Material and SC Supplier consistent with the methodology outlined in Corporate Standard 180.40 Component Flextronics Assessment, Approval and Qualification. For Material manufactured by Flextronics, Nortel Networks shall assist Flextronics to use the supplier self qualification process. For all qualifications performed by Flextronics, its responsibilities include:
(a)	Review and issue qualification waivers requested by suppliers based on low risk of quality issues and low potential business impact.

(b)	Define and implement qualification risk mitigation plans as early in the Product development cycle as possible to provide for a minimal risk of non-conformance to the Product quality requirements during Product production and without impact to Product production release schedule.

(c)	In the event of qualification failure of a supplier component, drive a corrective action plan with the supplier that requires such supplier to redesign supplier component to eliminate qualification failure and to repeat qualification testing successfully prior to Product production and without impacting Product release schedule.

(d)	Perform Product application testing/characterization and gain approval from appropriate design authority, as referenced above

(e)	Perform verification testing for Products, Services or Material
Flextronics shall maintain approval status of all SC Suppliers on the BOM for Product and perform re-certification of SC Suppliers as necessary. Flextronics shall manage and maintain all component information within the Nortel component database for which Flextronics has qualification responsibility.
Any qualification activities described in this Section will be at the expense of Flextronics unless otherwise agreed upon in writing by Flextronics and Nortel Networks.
NC and SC Control roles and responsibilities are set out in Exhibit 24 for all Material.
4.6 NC Suppliers
Nortel Networks may enter into contracts with certain Tier 2 Suppliers, as specified by Nortel Networks from time to time (“NC Suppliers”). Nortel Networks shall be responsible for ongoing cost reduction related to such NC Suppliers and Flextronics shall perform Services and any other services with respect to such NC Supplier that the Parties agree are relevant and appropriate to meet Flextronics’s obligations under this Agreement. In the event of quality issues or Epidemic Conditions related to the Material supplied by a NC Supplier, Flextronics agrees to use reasonable efforts to pursue remedies against the applicable NC Supplier; provided that Flextronics will not be required to pursue those remedies only available to Nortel Networks
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against the applicable Tier 2 Supplier. Flextronics will request Nortel Networks’ assistance for issue resolution where the NC Supplier is unwilling or unable to resolve the issue and Nortel Networks will work with Flextronics to resolve such issues.
With respect to the applicable NC Suppliers, Nortel Networks shall provide Flextronics with an approved supplier list and communicate the relevant terms of the contract and the specific Materials purchase requirements (i.e. Materials plans, allocations between Tier 2 Suppliers) in a timely fashion to the Flextronics and Flextronics shall honour such terms and requirements. Nortel Networks shall provide Flextronics with any changes that Nortel Networks makes to any NC Supplier arrangement as they are made. Flextronics shall notify Nortel Networks of any material deviation in the performance of a NC Supplier from the terms and conditions provided by Nortel Networks to Flextronics for such NC Supplier.
If Nortel Networks wishes to change the status of a component or commodity from a NC Supplier to an SC Supplier, upon agreement of Flextronics, the Parties will follow the transfer process set out in Exhibit 19.
Flextronics shall identify to Nortel Networks the impact of any inconsistency between the terms and conditions of this Agreement and Nortel Networks’ negotiated terms and conditions with the NC Suppliers. By way of example, and without limitation, the terms and conditions related to payment, order cancellation and rescheduling and flexibility, vendor managed inventory, last-time buy notification, warranty and return of Materials may have a material effect on cost or performance. If the impact identified has a material affect on cost or performance, Nortel Networks shall either attempt to negotiate such terms and conditions or reach an appropriate and reasonable solution with Flextronics. [•]
4.7 Purchase by Flextronics of Materials from Tier 2 Suppliers
Regardless of which Party negotiates the terms and conditions for supply, Flextronics is solely responsible for using the Market Forecast to plan its requirements for Materials, performing purchasing services (which shall include placing and expediting purchase orders with suppliers of Materials and Services), accepting shipments, managing quality issues, achieving cycle time reductions, measuring and communicating Materials supplier performance, cancelling and rescheduling Material in support of schedule changes, and other Services as the Parties agree are relevant and appropriate.
In placing orders with Materials suppliers, Flextronics shall take into account the flexibility requirements specified in the Virtual Systems House Agreement. Flextronics shall monitor industry trends, and Material lead times, as appropriate but no less than quarterly, and take proactive measures as required to provide for a secure supply flow of long lead-time, allocated and constrained components. In addition, Flextronics shall be proactively involved with suppliers in the identification and management of substitute and obsolete components. All financial issues should be identified and reported on a timely basis to Nortel Networks.
Flextronics, at a minimum, shall provide Materials to Nortel Networks in the same proportion as Nortel Networks’ forecasted business is to Flextronics’s overall business. For Material supplied
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to Flextronics by Nortel Networks as supplier, Nortel Networks shall supply Material to Flextronics on commercially reasonable terms consistent with those applicable to any other Tier 2 Supplier. If Nortel Networks is not able to supply any such Material to Flextronics, and this circumstance leads directly to Flextronics being in default of an obligation under this Agreement, Nortel Networks shall waive any remedy it may have against Flextronics for such default, to the extent the default was caused by Nortel Networks’ failure to supply.
If Nortel Networks arranges for Flextronics to have the right to purchase goods and/or servicesfrom a supplier at (a) the prices offered to Nortel Networks or (b) the prices offered to Nortel Networks Vendors, then Flextronics shall, to the extent legally permissible, purchase those goods and/or services for the manufacture, engineering, assembly, testing and configuration of Products from such Nortel Networks Vendor. Flextronics shall use all such goods and/or services purchased from any such Nortel Networks Flextronics at those prices exclusively for the satisfaction of any obligation it may have to provide goods and/or services to Nortel Networks and treat any information on pricing terms and conditions as Confidential Information under Section 23 of this Agreement.
4.8 Prices for Products Required by Other Nortel Networks Vendors
If Nortel Networks notifies Flextronics in writing that a Nortel Networks Vendor requires Products for use in providing products or services to Nortel Networks, then Flextronics shall, to the extent legally permissible, offer to sell such Products to that Nortel Networks Vendor on the same terms and conditions as Nortel Networks may purchase such Products under this Agreement. If such Nortel Networks Vendor does not accept these terms vis a vis Flextronics, then Flextronics shall sell such Product on such other terms and conditions as Flextronics and such Nortel Networks Vendor may agree. Notwithstanding the foregoing, Flextronics shall have no obligation to sell to a Nortel Networks Vendor more of such Products than the Nortel Networks Vendor may require in order to provide products or services to Nortel Networks. Flextronics acknowledges that any Market Forecasts or estimates, whether set forth in a Virtual Systems House Agreement or otherwise, may include quantities forecasted as possibly to be ordered by Nortel Networks Vendors. If Flextronics accepts orders placed by such Nortel Networks Vendors, Flextronics acknowledges that each sale to a Nortel Networks Vendor shall create rights and obligations solely between Flextronics and that Nortel Networks Vendor and that Nortel Networks shall not have any obligation or liability to Flextronics with respect thereto Notwithstanding the foregoing or any provisions to the contrary, it is not incumbent upon the Flextronics to enter into any sales transactions with any Nortel Networks Vendor if such Vendor could not provide satisfactory evidence of its creditworthiness for fulfillment of payment obligations. In the event such a sale of Products would impact Flextronics’s ability to meet commitments for Product shipments, safety stock and flexibility requirements, the Flextronics will notify Nortel Networks. If Nortel Networks, in its sole discretion, requires Flextronics to sell such Products to other Nortel Networks Vendor, Flextronics will do so and the Parties will agree on the appropriate relief from performance metrics, if there is an impact to these metrics.
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4.9 Supply of Materials to Nortel Networks Affiliates and Vendors
If Nortel Networks notifies Flextronics that Nortel Networks or any Affiliate or Nortel Networks Vendor requires a direct supply of Materials, Flextronics shall, to the extent legally permissible and subject to the Affiliate or Nortel Networks Vendor satisfying Flextronics’s credit or reasonable business requirements, sell and ship such Materials directly to Nortel Networks or such Affiliate or Nortel Networks Vendor in accordance with Purchase Orders provided from time to time in accordance with this Agreement. Such Materials shall be sold to Nortel Networks or such Affiliate or Nortel Networks Vendor at Flextronics’s Material Cost plus Material Overhead. The provisions of Section 4.7 shall apply with respect to the supply by Flextronics of such Materials. In the event such a sale of Material would impact Flextronics’s ability to meet commitments for Product shipments, the Flextronics will notify Nortel Networks of such impacts and work with Nortel Networks to meet both Parties’ business needs. Notwithstanding the foregoing, Flextronics will not be obligated to sell such Material if it can demonstrate to Nortel Networks that Flextronics would suffer material adverse business consequences, determined at a Product Family level.
4.10 Material and Flextronics Account Management Reviews
Flextronics and NNL shall meet at least once per quarter to agree on, among other things, the targets and implementation plans for (i) Material Cost, (ii) the elements of Price, (iii) Material asset management and utilization, and (iv) Flextronics share of business with respect to Material for which Nortel Networks is responsible for the strategic sourcing as agreed by the Parties pursuant to Section 4.6.
4.11 Source Inspection
Nortel Networks or a designated third party may perform Source Inspections of those business systems and processes of a Flextronics or subcontractor facility that are specifically dedicated to provision of the Production Effort and the Services. The Source Inspection shall be conducted during normal business hours and with reasonable prior notice to Flextronics and may require participation by Flextronics.
4.12 Manufacturing Technical Information and Support
Upon Nortel Networks’ reasonable request, Flextronics shall in a timely manner provide Nortel Networks with all applicable, necessary technical information and support relating to the manufacturing, engineering, assembly, testing, configuration, and related processes of the Products. Nortel Networks acknowledges and agrees that such information may constitute Confidential Information for the purposes of Section 23 of this Agreement.
Nortel Networks shall in a timely manner provide Flextronics with all applicable and necessary documentation and information relating to the Transferred Business, including Prototypes, Pre-Production Products, Products, and Specifications relating thereto, the Production Effort, Services and applicable updates thereto.
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4.13 EMS Supplier and Material Sourcing Control
Vertical Integration of EMS Products: The Parties agree that Flextronics will control the sourcing for the in-scope of EMS Products subject to i) qualification requirements are met, ii) 180 days notice is provided to EMS Suppliers in conjunction with Nortel Networks and iii) Nortel Networks contractual requirements with Sanmina-SCI with respect to Encore products are met. Flextronics’s goal is to achieve a minimum vertical integration [• ] of in-scope EMS Product revenue that is sourced from Flextronics instead of other EMS Suppliers by the third anniversary of the last transfer of the System Houses pursuant to the APA. It is understood that the primary responsibility for all activities relating to vertical integration, including qualification, physical transfer and security of supply of the Products, is the responsibility of Flextronics. Nortel Networks shall provide commercially reasonable support to assist Flextronics to vertically integrate, including providing appropriate design documentation and consent to Site qualification pursuant to Section 4.1. It is understood that the [• ] vertical integration target is a goal not an obligation on Flextronics’s part.
Supply Chain Material Control: The Parties agree to use commercially reasonable efforts to assure that Flextronics has a minimum [• ] supply chain Material Control of the total System House Material spend as soon as practical, and agrees that the control on Day 1 will be no less than [• ]. The calculation of the supply chain Material Control is set out in Exhibit 27 and the percentage of Flextronics vertical integration is not a factor in this calculation, i.e. Flextronics is deemed to have 100% vertical integration of EMS Products for the purposes of this calculation. With respect to all other Material to be re-categorized as SC Material from NC Material, Flextronics must meet the NC to SC transfer criteria set out in Exhibit 28.
Exhibit 30 outlines 1) the Material which will be SC Material on the Amendment Effective Data, 2) the Material which Nortel Networks is planning to convert to SC Material once the transfer criteria has been met, and 3) Material which is to remain NC Material.
The Parties agree to negotiate in good faith any requests by Nortel Networks to convert SC Material to NC Material.
With respect to all other Material to be re-categorized as SC Material from NC Material, Flextronics must meet the NC to SC transfer criteria set out in Exhibit 28.
Exhibit 30 outlines 1) the Material which will be SC Material on the Amendment Effective Data, 2) the Material which Nortel Networks will convert to SC Material once the transfer criteria has been met, and 3) Material which is to remain NC Material.
SECTION 5
CHANGE MANAGEMENT
5.1 Joint Product Change Management Process
Upon Nortel Networks’ request, Flextronics shall participate in the formal change review process of Nortel Networks. Either Party may propose in writing a change to the design,
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manufacture, or test procedure of any Product. The other Party shall provide a preliminary response in writing within one (1) Business Day and a final binding response within three (3) Business Days. Nortel Networks may create an ECO and provide Flextronics with sufficient information to enable Flextronics to respond. Flextronics shall, within two (2) Business Days of receipt of the ECO, respond to the ECO on an ECO Material Impact Form, in the form as set out in the applicable VSHA and which will identify the new Product Price (including any impact to the Material Cost), if applicable, and any associated Unique Equipment. Upon receipt of Flextronics’s response, Nortel Networks shall promptly determine if it wants to go forward with the change. If Nortel Networks requires the ECO to be implemented, the Parties shall agree on an implementation date. Flextronics shall implement the ECO and co-ordinate the activities of Tier 2 Suppliers, if necessary for such implementation. Flextronics shall pay all its administration and engineering charges associated with its assessment, response to and implementation of the ECO, other than the costs identified on the ECO Material Impact Form. The Parties acknowledge that on occasion Nortel Networks may require implementation of an ECO in less than one (1) Business Day, after an accelerated review process by both parties; provided that Nortel Networks has provided complete documentation and subject to the availability of any special tooling/fixtures and test equipment. The Parties acknowledge that Flextronics’s ability to coordinate the change management activities with Tier 2 Suppliers is subject to either Nortel Networks (i) transferring applicable system capability to Flextronics, (ii) providing Flextronics access to applicable Nortel Networks systems, or (iii) communicating appropriate change documentation directly to Tier 2 Suppliers.
5.2 Changes in Corporate Standards
If Flextronics can demonstrate that compliance with any versions of Corporate Standards amended after the Execution Date will result in change to costs or delay in delivery, the Parties will agree on appropriate changes to the Price or delivery schedule. Flextronics acknowledges that any such changes to Corporate Standards may result in decreases or increases to costs and that it will bring any such change to Nortel Networks’ attention.
SECTION 6
SERVICES
6.1 Design and Sustaining Services
Nortel Networks may contract the development of new products and enhancements to existing Products. Flextronics shall work with the Product development teams in Nortel Networks to assist in the design of new products and shall have design personnel co-located at Nortel Networks facilities, as mutually agreed upon and set out in the applicable VSHA. Should Nortel Networks retain the services of Flextronics to develop Prototypes or Pilots, then the terms and conditions as set forth in Exhibit 9-1 shall apply. Notwithstanding anything to the contrary set forth in Section 11 hereof, fees (including profit) for Design Services shall be as mutually agreed to by the Parties at the applicable time.
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During the first three (3) years of the Amended Term, Nortel Networks will source all of its requirements for hardware and software product design from Flextronics for Optical products OM3300/3400/3500/4100/4150/4200, TN-1X and DX/LH.. The terms and conditions as set forth in Exhibit 9-1 shall apply to this commitment and to the provision of these design services.
Flextronics intends to leverage the design resources transferred pursuant to the APA to develop datacom and telecom design capabilities, and will maintain the centre of excellence in the Ottawa region, as long as Flextronics’s business with Nortel Networks supports maintaining such a centre or unless the Parties agree otherwise. Flextronics’s capabilities will include appropriate product and system design expertise and resources.
During the first three (3) years of the Amended Term, Nortel Networks will source all of its requirements for product sustaining design from Flextronics for the Optical products OM3300/3400/3500/4100/4150/4200, TN-1X and DX/LH and for the following Optical products that have been manufacture discontinued: TN-16X,TN-4T, OC-12, OC-48 and OC-192. The terms and conditions as set forth in Exhibit 9-2 shall apply to this commitment and to the provision of these design services.
Nortel Networks intends to award NPI services and the manufacture of New Products on a competitive basis. Nortel Networks has no obligation to award such services and New Products to Flextronics; however, the scope and breadth of the relationship between Nortel Networks and Flextronics as the result of this transaction means that Flextronics will have a significant talent pool of design and other resources that are intimately familiar with Nortel Networks requirement and the continuous communication between the parties’ respective operations groups. Therefore, Flextronics will have a good opportunity to win future business for Wireline (Passport), Enterprise Voice, Wireless and Optical replacement and new products.
The Parties acknowledge that certain assets and resources have been transferred to Flextronics pursuant to the APA to enable Flextronics to fulfill its design responsibilities herein. Flextronics will determine by the end of 3 months after transfer of the design resources whether it is satisfied that these assets and resources, as transferred, are sufficient for such purpose. If Flextronics is not so satisfied, it will notify Nortel Networks and present reasonable evidence to support this determination along with a proposed plan to address any deficiencies in a commercially reasonable manner. Nortel Networks may not unreasonably withhold or delay its acceptance of Flextronics’s determination or of Flextronics’s proposed plan to acquire capability in this area within a maximum of 12 months. If Nortel Networks accepts this determination and the plan to remedy the deficit in assets and resources, then Flextronics shall not be liable for any Liquidated Damages or direct damages related to this Section pending the implementation of Flextronics’s plan. If Nortel Networks does not accept this determination or remedial plan, the Parties shall follow the Issue Escalation and Dispute Resolution Process. If Flextronics can demonstrate that implementation of a plan to satisfy the design requirements herein will result in change to costs or delay in Deliverables, the Parties will agree on appropriate changes to the Price and Deliverables schedule.
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6.2 Integration Services
Purchase Orders issued by Nortel Networks may specify the delivery of Product that comprises one or more of the following categories: (a) Build-to-Stock; (b) Build-to-Order; (c) Configure-to-Order; or (d) Ship-Loose. Upon receipt of a Purchase Order, Flextronics shall test individual Product components, configure the Product, test the Product for the integrity of the configuration, and conduct any necessary post-test configuration in accordance to Nortel Networks written instructions. Flextronics shall label and inspect the Product as required to meet Customer requirements set forth in the Purchase Order, and package the Product for shipment to the Delivery Location, all in accordance with the provisions of Section 3 of this Agreement.
6.2.1 Product Level Testing
Flextronics shall test Products in accordance with quality evaluation and test requirements necessary to confirm that the Products meet the applicable Specifications. In the event that any Products do not meet the applicable Specifications, Flextronics shall manage the rework of such Products in accordance with the provisions of Section 9 and Exhibit 11.
6.2.2 Module Integration
Flextronics shall perform second level optical, radio, and digital module assembly which includes but is not limited to complex fibre optics splicing and routing, mechanical assembly, and thermal compound overfill, in accordance with applicable Specifications.
6.2.3 Configuration
Flextronics shall configure Products in accordance with the Specifications and, if applicable, in accordance with any additional Customer requirements provided by Nortel Networks to Flextronics in writing and accepted by Flextronics via a mutually agreed upon process, subject to any Product or Materials limitations.
6.2.4 ICT, Functional & System Level Testing
Flextronics shall test configured Products in accordance with the Specifications and, if applicable, in accordance with any additional Customer requirements provided by Nortel Networks to Flextronics in writing.
6.2.5 Final Quality Inspection
Upon completion of configuration and testing of a Product, Flextronics shall perform a final quality control inspection to verify compliance of the Product with the Specifications.
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6.2.6 QET (Quality Evaluation Test)
Flextronics shall perform quality evaluation tests for process audit, monitoring performance and driving back process and product improvements based on the data received in accordance with the Specifications. Such QET testing includes environment stress testing using nitrogen ovens.
6.2.7 Quality and Process Audit
Nortel Networks reserves the right to perform an on site audit, upon reasonable notice, to verify the processes and the test results at any Product manufacturing level (ICT, circuit pack functional, system level functional).
6.2.8 Test Results and Monitoring
Flextronics shall monitor the normal distribution of the test results and perform the necessary root case analysis and inform Nortel Networks immediately of any statistically significant deviation or skews of the normal distribution curve that would impact Product performance and compliance with Product Specification. Corrective action plan should follow as per Exhibit 3.
6.2.9 Installation Requests (IR)
Flextronics shall fulfill IRs, to arrive at the applicable Customer site, within forty-eight (48) hours after receipt of the IR.
6.3 System House Engineering Services
The Parties acknowledge that certain assets and resources have been transferred to Flextronics pursuant to the APA to enable Flextronics to fulfill the System House Engineering Services set out herein. Flextronics will determine by the end of 3 months after the System House transfer date whether it is satisfied that these assets and resources, as transferred, are sufficient for such purpose. If Flextronics is not so satisfied, it will notify Nortel Networks and present reasonable evidence to support this determination along with a proposed plan to address any deficiencies in a commercially reasonable manner. Nortel Networks may not unreasonably withhold or delay its acceptance of Flextronics’s determination or proposed plan to acquire capability in this area with respect to a particular System House within a maximum of 12 months from the transfer of such System House. If Nortel Networks accepts this determination and the plan to remedy the deficit in assets and resources, then Flextronics shall not be liable for any Liquidated Damages or direct damages related to this Section pending the implementation of Flextronics’s plan. If Nortel Networks does not accept this determination, the Parties shall follow the Issue Escalation and Dispute Resolution Process. If Flextronics can demonstrate that implementation of a plan to fulfill its support responsibilities herein will result in change to costs or delay in delivery, the Parties will agree on appropriate changes to the Price or delivery schedule.
Flextronics will be responsible for the following Product and process areas: project management; communications with Nortel Networks, Customers and suppliers; building and processing test
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fixtures, tooling, stencils; kit management; Product trouble shooting, failure analysis and yield analysis and root cause analysis up to component level; component engineering; process improvements; system evolution and the migration from Nortel Networks’ systems to Flextronics’s own information technology infrastructure, applications environment and support. Flextronics shall, as part of the Services, be responsible for managing all costs and expenses relating to non-recurring engineering charges and the acquisition of capital hardware as part of the Production Effort and Services. Without limiting the generality of the foregoing, Flextronics will perform the engineering services set forth below:
6.3.1 Test Engineering
For all test engineering activities related to System House activities, Flextronics will be responsible to develop, implement and maintain test engineering processes to meet Nortel Networks Product Specification and strategies; this will be successfully achieved through close interaction and co-operation by the Flextronics with both the R&D and the test/product Engineering community within Nortel Networks Supply Chain Operations as well as with the Tier 2 Suppliers. Nortel Networks shall approve all such strategies and processes.
Flextronics will be responsible for the following key areas of test engineering related to System House activities:
(a)	Product defectivity budget analysis;

(b)	test equipment selection;

(c)	test platform evolution in conjunction with the appropriate design authority, if applicable;

(d)	implementation of new product test strategy;

(e)	initial new product test development implementation and adjustment;

(f)	new product performance and design centering, in conjunction with the appropriate design authority, if applicable; and

(g)	yield analysis for channel readiness.
In addition Flextronics will have responsibility to manage the following day-to-day business activities with respect to test engineering services related to System House activities,
(a)	perform test capacity planning / test equipment maintenance and calibration and capability / test capability study and analysis/ operator availability / equipment availability associated with all aspects of testing Products and identify potential trouble spots by process family;

(b)	develop cost effective process alternatives to the process end-of-life issue;

(c)	recommend best course of action to Nortel Networks for decision/approval;

(d)	complete technical development, testing, necessary approvals, and phase in /out as per NPPI process, all within a managed project;

(e)	test software installation and commissioning; and

(f)	day-to-day business activities with respect to test engineering services.
Further, Flextronics will have the responsibility to manage and support the following test engineering processes with respect to the Tier 2 Suppliers:
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(a)	test capacity planning;

(b)	test process support and improvement;

(c)	proper maintenance and calibration of test sets; and

(d)	over-all effectiveness of the test processes.
6.3.2 Optimization of Testing for Products
Flextronics shall be responsible for developing and implementing product and process improvements to the Product testing process in order to optimize the testing process for cost, quality, increased test efficiency and reduction in cycle-time of manufacturing. Flextronics shall collect data and yield analysis and provide daily process monitoring, technical support and make this available to Nortel Networks via server or web access all test and manufacturing process data. Through failure analysis and root cause analysis up to the component level, Flextronics shall manage and direct appropriate corrective and preventive actions with all suppliers, design personnel and test personnel that reduce cycle times, product and process costs and improve product performance.
6.3.3 System House Sustaining Engineering
Flextronics will participate with Nortel Networks in Product evolution discussions throughout the Product lifecycle and Flextronics will manage the elements of Product evolution in Flextronics’s manufacturing processes and in the supply chain. Flextronics will be required to assess opportunities and recommend to Nortel Networks those that offer the potential to:
(a)	reduce Product cost;

(b)	enhance Product manufacturability;

(c)	mitigate against component End-of-Life;

(d)	allow consumption of excess and Exceptional Excess, Consigned and Obsolete Inventories; and

(e)	work with the appropriate design authority, enhance the overall Product design.
These opportunities must be fully assessed and offer a high probability of implementation before a request for implementation is sought from Nortel Networks Research & Development group who retain all authority over Product definition. The forum to make recommendations on Product change will be the scheduled Product design review, involving Flextronics and Nortel Networks Research & Development group. These recommendations should be in the format of engineering change requests, the content of which will be agreed between the participating groups.
Flextronics will perform the following activities during all aspects of product lifecycle management for all phases of a Product’s life:
(a)	engineering documentation and change management;

(b)	DDME, and similar database maintenance and network support;

(c)	Product design and Specification files transfers to users and suppliers;

(d)	dependability and reliability studies;

(e)	manage known product defects (KPD) as identified by Nortel Networks;

(f)	test and validate Product change including component changes;
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(g)	research, review and recommend to Nortel Networks for approval (including business case, detailed cost analysis, design plans, last time buy plan, qualification and verification plans, scope of intellectual property risk known to Flextronics and the basis of Flextronics’s knowledge) of the best alternative available, such as, last time buy, and/or component substitutions/replacements, component packaging foot print changes, elimination of the component by incorporating function into another component, specification relaxation to eliminate the need for the component;

(h)	complete technical development, prototypes, verification and testing; and

(i)	project management and implementation of solution including, the phase in and phase out of all impacted materials.
If Flextronics informs Nortel Networks that any history Nortel Networks has provided relating to the above is inaccurate or insufficient to allow Flextronics to perform the above activities, the Parties will discuss exceptions to the obligations set out in this Section 6.3.3 (a) to (i) immediately above.
6.3.4 Materials Engineering
Flextronics shall perform, on an ongoing basis, all activities necessary to provide continuity of supply of Products in accordance with the terms of this Agreement, such activities to include, but not be limited, to the following:
(a)	conduct strategic technical analysis of the supply base to proactively warn of potential trouble areas with respect to End-of-Life Inventory by product family;

(b)	monitor all aspects of Product and Material life cycle;

(c)	apply necessary material engineering resource to provide material qualification;

(d)	qualify any source of supply managed by Flextronics, pursuant to Section 4.4.3(c);

(e)	review and recommend material substitution opportunities;

(f)	monitor and resolve Material performance to Specification issues; and

(g)	drive and enhance Tier 2 Supplier’s Material quality and performance.
6.3.5 Product and Material Yield and Performance Issue Resolution
Flextronics shall monitor, track and proactively drive and lead resolution of Product and Material yield and performance issues from the field, based on information provided by Nortel Networks and the Site (including yield bust, no fault found, installation returns and Epidemic Conditions), and procure data and hardware as required for root cause analysis, focusing on product assurance and quality. Flextronics shall promptly manage and direct corrective actions and project plans for resolution based on the results of such monitoring to meet Customer specifications, as provided by Nortel Networks. Flextronics will drive and lead the interface with Nortel Networks’ design, and internal Customer technical support groups and Tier 2 Suppliers to provide timely resolutions to field and factory performance issues, having regard to the severity of the issue and the time frames for resolution forming part of such Customer specifications. For those issues that Flextronics has reasonably determined that the issues are related to design, Nortel
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Networks shall provide Flextronics with prompt assistance in the development of corrective actions and project plans in connection with the resolution of any yield or performance issues arising from Nortel Networks designs for which Nortel Networks has the design authority.
6.3.6 Design Services for Cost Reduction Opportunities
Flextronics shall provide, as mutually agreed upon, dedicated on-site engineering resources aligned with each Nortel Networks Leadership Category which shall be co-located with Nortel Networks design organization as specified in the Virtual Systems House Agreement to:
(a)	identify additional areas for cost reduction and management of End-of-Life Inventory in the areas such as component substitutions, off-AVL opportunities, component packaging foot print changes, elimination of the component by incorporating function into another component, technology changes, specification relaxation to eliminate the need for the component.

(b)	to research, review and recommend to Nortel Networks for approval (including business case, detailed cost analysis, design plans, qualification and verification plans, scope of intellectual property risk known to Flextronics and the basis of Flextronics’s knowledge) of the best alternative available for cost reduction

(c)	project manage all design for cost reduction opportunities and drive to implementation

(d)	interface between Nortel Networks and Flextronics teams or other functional organizations within Nortel Networks and Flextronics

(e)	perform ongoing reviews of the above activities and report to Nortel Networks progress including performance metrics.
6.4 SIF (System Integration & Fulfillment) Services
Flextronics shall provide systems and network integration services to configure the Products to meet specific Customer requirements, which will be set out in a Customer-specific Statement of Work (“SIF SOW”) or agreed to Purchase Order. These services will include:
(a)	Physical Integration of Systems/Networks – bay/shelf configuration with plugs as per customer specification.

(b)	Standard Testing of Network Elements – bay/shelf configuration with plugs as per customer specification, as well as power-up testing.

(c)	Logical configuration — bay/shelf configuration with plugs and network line-up as per customer specification and network topology, as well as testing that will include, but is not limited to, power-up testing, pre-commissioning, OEM integration, customer systems software, customer provisioning and commissioning, traffic testing, and performance monitoring.

(d)	Customized testing as defined by Nortel Networks in the appropriate SIF SOW. or agreed to Purchase Order.
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In all cases, Flextronics shall ship Products as per the SIF-SOW or agreed to Purchase Order, unless otherwise agreed in writing. All equipment associated to a given customer order shall ship marshalled and as one shipment to site unless otherwise agreed upon.
6.5 Other System House Support Services
Flextronics shall provide Services to certain System Houses, including those not transferred to Flextronics pursuant to the APA, with respect to the Products related to the Transferred Business, on terms as set out in the applicable Virtual System House Agreements.
6.6 Payment for Services
Fees for Design Services referenced in Section 6.1 herein shall be paid as set out in Exhibits 9-1, 9-2 and 9-3, as applicable. Flextronics shall not issue separate invoices for the Services referenced in Section 6.2, but shall include the related costs in applicable Overhead.
SECTION 7
PRODUCT LIFE-CYCLE PLANNING PROCESS (NPPI) AND TRANSFER PROCESS
7.1 Consistent Process at all Sites
Flextronics shall have a NPPI process and a transfer process for assuming responsibility for the manufacture of Products and engineering, field support, project management, supplier coordination, prototyping services, assembly, testing and configuration of Products which (a) comply with the Nortel Networks’ NPPI process (Exhibit 10) and transfer process; (b) are common and consistent at all non-legacy Sites, and (c) are acceptable to Nortel Networks. Flextronics shall pay all its administration and engineering charges (including non-recurring engineering charges as set out in Exhibit 10-1) associated with assessment and implementation of the transfer to Flextronics of responsibility for Product manufacture or the engineering, assembly, testing and configuration of a Product; provided that the Parties shall have agreed on the Price of the applicable Products. All activities associated with Flextronics’s NPPI process shall be coordinated with Flextronics’s global NPPI representative specified in the VSHA. This may require co-location of appropriate resources as specified in the VSHA.
7.2 Product Goals
The VSHA and the Specifications for each Product shall set out the Product Goals, as applicable, and Flextronics shall perform the Services and Production Effort in compliance with such Product Goals. The parties will discuss and agree on attainable Product Goals that are set based on actual historical performance for the current related Products and the technical capabilities of new Products and System House process capabilities.
The progress toward meeting those Product Goals shall be measured and managed by Flextronics using the performance metrics as agreed between the parties in the VSHA in addition to those
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specified in Section 2.4. Flextronics shall work with Nortel Networks to provide the NPPI reports specified in the VSHA.
Flextronics shall provide repair services and root-cause analysis for Pre-production Products and Products as part of the NPPI process, until initial return rate targets (IRR) have been achieved.
Prior to the manufacture, engineering, assembly, testing or configuration of any new product, Flextronics and Nortel Networks shall agree upon the relevant goals and metrics to be implemented in respect of such new product. For greater certainty, the foregoing includes NPPI activity as defined in Nortel Networks policies from time to time (including CS1505).
7.3 DFx Services
Flextronics’s NPPI process shall provide for DFx Services consistent with Nortel Networks’ NPPI Process, as set forth in Exhibit 10. This may require co-location of appropriate resources as specified in the VSHA. Flextronics shall, as part of the NPPI process, participate with the Nortel Networks extended integrated project teams to develop test strategies, processes and procedures for new products. Flextronics shall also acquire product knowledge at the network, pack and software levels in order to develop test processes for product configuration and test organization, and provide NPPI deliverables as requested by Nortel Networks, including yields and failure analysis, data collection, root cause analysis and project management for corrective action measures.
7.4 Pre-production Products
Nortel Networks shall pay for Pre-Production Products provided by Flextronics in the NPPI process as follows:
(a)	The production pricing rates shall be agreed upon by the Parties.

(b)	The pricing rates referred to in (a) above include [ •], as provided for generally in this Agreement. Except with respect to those services set out in Exhibits 9-1,9-2 or 9-3, , no separate charges shall be levied for (i) any DFM/DFx services performed by Flextronics in support of the NPPI process, (ii) sustaining test engineering and EC change activities (except as provided in Section 5.1), or (iii) development activities such as, but not limited to shop aid set-up, manufacturing set-up, test process set-up and configuration, automated equipment programming and set-up, quality inspection processes, BOM and MRP set-up, product quoting & costing, supply chain design and set-up, supplier qualification and project management. For greater certainty, refer to the NRE charges table in Exhibit 10-1.

(c)	Pursuant to the Exception Demand Process, as set out in Section 3.12, Nortel Networks will only reimburse Flextronics for premiums paid for labour or expedited delivery of materials if Flextronics has obtained prior approval from Nortel Networks for any such expenditure. In the event that such expenditures are approved by Nortel Networks but Flextronics fails to meet any agreed upon
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delivery commitments and such failure is due to factors within Flextronics’s control, Flextronics will refund the reimbursement of these expenditures in full.

(d)	[ •] If Nortel Networks requests a lead-time shorter that this standard, the provisions of (c) above shall apply.

(e)	If Nortel Networks agrees that Flextronics must invest in equipment that is unique to Nortel Networks in order to carry out a particular NPPI project, Nortel Networks shall reimburse Flextronics for such unique equipment expenditures, which are (i) necessary for the NPPI process, (ii) unique to the particular NPPI project, and (iii) pre-approved by Nortel Networks (“Unique Equipment”). Nortel Networks shall determine, in consultation with Flextronics, if the cost of the Unique Equipment is to be paid for by one of the following methods: a) upfront at the start of the project, b) amortized over a specific quantity of Product, c) in agreed upon installation payments over a defined term or d) built into the Price of Product. Nortel Networks’ preference for the applicable method of payment for Unique Equipment shall be set out in the project plan provided by Nortel Networks prior to start of the project. This project plan may include a mechanism to deal with any unamortized or unrecovered expenses incurred by Flextronics under scenarios b) above. In the case of scenario b) or c), the calculation of the amortization costs will use the Carrying Charge as [ •]. Unique Equipment shall be deemed to be a Reserved Asset under this Agreement.
7.5 Product End-of-life Scenarios
Nortel Networks may, upon notice to Flextronics, plan the end-of-life of a Product. Nortel Network’s notice of a Product end-of-life will include the End of Life Parameters as further set forth in Section 4.4.4(g). Upon receipt of such notice, Flextronics shall prepare a proposal with regard to the detailed cost/Inventory plans to address the end-of-life scenario (“End of Life Plan”), and Flextronics and Nortel Networks shall agree upon the End of Life Plan. In the event that a Product goes end of life, Flextronics shall return all Loaned Assets related to such Product. Flextronics shall either return, destroy or erase all copies of such Nortel Company Proprietary Information related to such Product in the possession of any Flextronics Company or any of their respective employees, consultants, agents or representatives, including copies on paper or other hard copy and copies on computer or other storage media, provided, however, that this provision shall not apply to any such Nortel Company Proprietary Information in respect of which Flextronics has a continuing license or obligation which are still required for other Products.
7.6 Geographic Location
In order to be competitive and provide timely fulfillment of NPPI Services, Flextronics shall locate a certain level of employees, including those employees transferred pursuant to the APA, in such a manner as to promote flexibility and the ultimate success of the projects. Employees who directly interface with the Nortel Networks’ Design Centers in Calgary, Ottawa and Paris, France will be located at Flextronics’s premises which are within regional proximity of such Design Centers; for example the Ottawa Optical Design Centre may be supported from Montreal or Ottawa. Flextronics must obtain Nortel Networks consent prior to choosing any primary
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location for NPPI Services, which consent will not be unreasonably withheld, except for reasons of maintaining geographic proximity or qualification under Section 4.1.
SECTION 8
QUALITY STANDARDS AND QUALITY PROCESS
8.1 Quality Standards
Flextronics shall adhere to the Quality Process outlined in Exhibit 3 and quality standards specified in current version of TL9000 and in the relevant Virtual Systems House Agreement, or as otherwise specified by Nortel Networks from time to time. If Flextronics can demonstrate that compliance with any revised versions of these quality standards will result in change to costs or delay in delivery, the Parties will agree on appropriate changes to the Price or delivery schedule. Flextronics acknowledges that changes to quality standards may result in decreases or increases to costs and that it will bring any such change to Nortel Networks’ attention. Flextronics acknowledges that it will be subject to the operation of Nortel Networks Corporate Standard 180.106 “Supplier Watch” program, which establishes a formal approach to notify Nortel Networks’ suppliers of substandard performance in relation to systemic quality related issues or stated quality indices. Without limiting the generality of the foregoing, Flextronics shall require that (a) each Flextronics Company which provides services that are in the nature of Design Services has been registered pursuant to ISO 9001 (b) that each Flextronics Company and Flextronics Parent shall obtain and maintain registration under ISO 9002 for each Site that manufactures Product. Nortel Networks will provide Flextronics with access to their field quality data and the Parties will mutually agree on and implement a “closed loop quality process”.
SECTION 9
REWORK PRODUCT PROCESS
9.1 Rework Operation
Flextronics shall administer and manage a Rework operation for Prototypes, Pre-Production Products and Products. Flextronics shall conduct diagnostic testing on Rework Products, all pursuant to the Rework procedure set forth in Exhibit 11, purge routing/processing (including segregation of materials), stock support on and upgrade support for Nortel Networks. Costs of the foregoing shall be the responsibility of Flextronics and shall be included as part of the Production Effort and Services provided by Flextronics hereunder and shall only be chargeable to Nortel Networks pursuant to the Rework procedures set forth in Exhibit 11.
9.2 Rework Procedure
If Nortel Networks decides that a Prototype, Pre-Production Product or Product is a Rework Product, then Nortel Networks may (i) return such Rework Product to Flextronics under the
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rework process; (ii) service such Rework Product itself; or (iii) have such Rework Product reworked by a Third Party Rework Operation, all as specified more fully in Exhibit 11.
SECTION 10
REPAIR PRODUCT PROCESS
10.1 Repair Operation & Procedure
Flextronics shall administer and manage a repair operation for Prototypes, Pre-Production Products and Products as set out in the Repair Agreement.
SECTION 11
PRODUCT COST MANAGEMENT PROCESS
11.1 Prices for Products
The Price for each Product shall be calculated in accordance to one of the following methods and will be identified in the Virtual System House Agreement which method is to be used:
(a)	Cost Plus Method (Traditional): The Price for each Product shall be calculated using the actual Material Cost for all Material in the Product and all Transformation Costs, in accordance with the Cost Methodology identified in the Virtual System House Agreement and set out in Exhibit 13.1. The Price for each Product will be calculated monthly, or as otherwise stated in the VSHA.

(b)	Modified Product Level Pricing Method (MPLP): The Price for each Product shall be calculated using the actual Material Cost for NC Material and a firm price commitment for the SC Material and all Transformation Costs. The method for calculating the Price will be in accordance with the Cost Methodology identified in the Virtual System House Agreement and set out in Exhibit 13.2. The Price for each Product will be calculated monthly, or as otherwise stated in the VSHA, taking into account changes in Material Cost for NC Material, and appropriate adjustment to the Transformation Cost.

(c)	Product Level Pricing Method (PLP): The Price for a Product shall be a firm Price commitment for a specific time period and includes all Material Cost and Transformation Costs, and shall be set out in Schedule A to the relevant VSHA for the period of time as set out therein.
Once established in accordance with the applicable methodology, the Price for a Product will not be modified unless expressly agreed to by the Parties pursuant to the Price change process specified for the applicable pricing method in Section 11.3.
The Price for Prototype Products shall be agreed upon by the Parties under either the NPPI Process or Design Services Agreement. Notwithstanding the foregoing, Flextronics shall provide up to [ •] design prototypes at no more than [ •] in excess of the agreed upon production pricing
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rates for SC Material and Transformation Costs for the Prototype Product. Nortel Networks will manage the pricing for NC Material for Prototype Products directly with the NC Suppliers.
Unless otherwise agreed upon in the relevant Virtual Systems House Agreement, all Prices for Products, Pre-Production Products and Rework Fees, Repair Fees and Upgrade Fees (collectively the “Fees”) are (a) expressed in U.S. dollars, (b) exclusive of any applicable excise, sales, goods and services, value added or similar taxes now existing or hereinafter imposed by any applicable taxing authority except as is required by law to be included in the Price, and (c) inclusive of Logistics Operations Services, with the exception of outbound freight costs. For purposes of clause (b) in the immediately preceding sentence, the provisions of Section 11.2.1 shall apply. The Prices shall always be deemed to include all charges for any Consumable Material consumed in the Production Effort and Services.
11.1.1 Day One Pricing
The Parties agree that the aggregate transaction price immediately after the transfer (‘Day One Pricing”) for each Product Family or category of Services that are transferred by Nortel Networks or another EMS Supplier to Flextronics [ •]. These prices will be set out in the applicable VSHA executed by the Parties.
In order to establish Prices as of the applicable VSHA Effective Date, Nortel Networks shall provide sufficient information to support current Total Costs to be included in Prices as at such date. This process will be documented in Exhibit 29. Flextronics will determine by the end of 4 months after the VSHA Effective Date whether it is satisfied that the resources and cost responsibilities, as transferred, are accurately reflected in the Total Costs as provided by Nortel Networks. If Flextronics is not so satisfied, it will notify Nortel Networks and present reasonable evidence to support this determination. If Nortel Networks accepts this determination, the Parties will mutually agree on restated Prices for the applicable Products, which shall be retroactive to the first invoice. If Nortel Networks does not accept this determination, the Parties shall follow the Issue Escalation and Dispute Resolution Process. Upon acceptance or other resolution of the revised Pricing, the Party which either overpaid or overcharged will pay the other Party the difference between the amounts originally invoiced and the revised Product Prices 40 days after receipt of invoice.
In the event that the initial Transformation Costs allocation methodology results in a pricing inaccuracy greater than the Threshold Commitment during the first year following the transfer, the Parties will negotiate in good faith amended pricing; provided however, that if the pricing for one Product Family is increased due to more allocation absorption, the pricing for other Product Families will be appropriately decreased due to less allocation absorption.
Within the first 7 months after the applicable VSHA Effective Date, if Flextronics considers that the initial MPLP cost reduction commitments provided by Nortel Networks as part of the Day One Pricing contained an Error, as defined hereafter, that adversely impacts Flextronics’s ability to meet such cost reduction commitments, Flextronics shall bring this to Nortel Networks attention and the Parties will negotiate in
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good faith an appropriate amendment to the applicable cost reduction commitment. An Error is defined as any one or more of the following errors or any substantially similar errors:
(a)	Nortel Networks set the cost reduction commitment using unjustified expectations; or

(b)	Nortel Networks used cost information other than information provided or had available; or

(c)	Data entry mistakes were made; or

(d)	incorrect unit of measures were used (i.e. cost reduction should have per 1000 but unit of 1 used in error); or

(e)	PCB panelization errors (i.e. price for a 2-up board should have been used but a 1-up board used in error); or

(f)	BOM errors (i.e. a subassembly was missing from the BOM).
Any conditions outside the scope of the Errors that contribute to Flextronics’s ability to meet cost reduction commitments will be subject to Threshold Commitment.
Thereafter, Nortel Networks and Flextronics will set product prices using the Cost Plus, MPLP or PLP Processes, as applicable.
11.2 Payment, Taxes and Duties
11.2.1 Invoices
Each invoice shall be rendered against the relevant Purchase Order. On each invoice submitted to Nortel Networks, Flextronics shall reference the number of the Purchase Order(s) issued for the Products covered by such invoice. Any taxes not included in the Price as set forth in Section 11.1 or in the relevant Virtual Systems House Agreement but which are to be paid by Nortel Networks and collected by Flextronics and remitted to the applicable taxing authority, and any Fees for which Nortel Networks is liable, shall be itemized on the invoice except as is required by law to be included in the Price; if Flextronics is unable to itemize such amounts attributable to Products listed on any invoice and does not include such amounts on the invoice, Flextronics shall invoice the applicable Nortel Company as soon as practicable the amount attributable to such charges for such invoices issued during the preceding calendar month and provide to Nortel Networks a reconciliation to each such invoice. Flextronics agrees not to assess any applicable excise tax, sales tax, goods and services tax, value added or similar taxes where Nortel Networks furnishes Flextronics a tax exemption certificate, a certificate of authority, a direct pay permit and/or any equivalent acceptable to the applicable taxing authority. Nortel Networks shall withhold any applicable withholding tax from payments made to Flextronics pursuant to this Agreement. To assist Flextronics in obtaining any tax credits for the amounts withheld, Nortel Networks shall promptly provide Flextronics with such evidence as may be reasonably required by the applicable taxing authorities to establish that such withholding tax has been paid.
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11.2.2 Payment
Payment shall be made net [ •] after the date of the applicable invoice and such invoice shall be issued the earlier of the date of delivery to the Delivery Location or one week (seven calendar days) after the applicable finished goods have left the Delivery Facility, unless otherwise agreed upon in a Virtual Systems House Agreement or Design Order. Nortel Networks may deduct any undisputed credit due and owing it, upon approval of Flextronics. Payment shall be made in U.S. dollars, unless otherwise agreed upon in a Virtual Systems House Agreement or otherwise between the Parties. Nortel Networks shall pay by wire transfer in the jurisdictions where this is possible.
[ •].
Nortel Networks shall identify any dispute with respect to an invoice within thirty (30) days of its receipt of such invoice.
[ •].
11.3 Implementation of Price Changes
Cost Plus Method (Traditional):
The Parties will review the Prices each month or other time period as agreed upon in the VSHA for implementation of new Prices on the first (1st) Business Day of the following calendar month, or other time period as agreed upon in the VSHA. At least five (5) Business Days prior to the review, Flextronics will provide to Nortel Networks a detailed analysis of each cost change, including implementation timeframe, on-hand Inventory and its obligations to Tier 2 Suppliers. Agreed upon changes to the Price shall be (a) documented as set forth in the revised Costed BOM; (b) set forth in a new or amended Purchase Order for any Prices to be implemented on the first (1st) Business Day of the following calendar month or other time period as agreed upon in the VSHA.
The Parties shall meet monthly or other time period as agreed upon in the VSHA not less than ten (10) Business Days prior to the end of the applicable period, to discuss the assembly and test time components of Labour Cost and Overhead which will be applicable to the Products after the end of such month or applicable time period, and the Prices for Products manufactured at each Site shall be adjusted accordingly on the first (1st) Business Day of the immediately following month, unless agreed upon in the VSHA. Agreed upon changes to Labour Cost and Overhead (a) shall be documented as set forth in the revised Costed BOM for the applicable Virtual Systems House Agreement; (b) shall be set forth in a new or amended Purchase Order for any affected Products; and (c) shall take into account all changes to Material Cost applicable pursuant to the provisions of the immediately preceding paragraph in this Section 11.3.
Modified Product Level Pricing Method (MPLP):
The Parties will review the Material Cost for all NC Material each month to calculate the Price for implementation of new Price and any associated Transformation Costs on the first (1st) Business Day of the following calendar month, unless otherwise agreed to in the VSHA. At least
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five (5) Business Days prior to the review, Flextronics will provide to Nortel Networks a detailed analysis of each cost change for all NC Material, including implementation timeframe, on-hand Inventory and its obligations to Tier 2 Suppliers. Agreed upon changes to the Price shall be (a) documented as set forth in the revised Costed BOM; (b) set forth in a new or amended Purchase Order for any Prices to be implemented in the timeline as set out above.
The Parties shall meet not less than thirty (30) Business Days prior to the end of each quarter to review SC Material Costs and Transformation Cost which will be applicable to the Products after the end of such period, and the Prices for Products manufactured at each Site shall be adjusted accordingly on the first (1st) Business Day of the immediately following quarter as per Exhibit 17. Agreed upon changes to SC Material Costs and Transformation Cost (a) shall be documented as set forth in the revised Costed BOM for the applicable Virtual Systems House Agreement; (b) shall be set forth in a new or amended Purchase Order for any affected Products; and (c) shall take into account all changes to Material Cost applicable pursuant to the provisions of the immediately preceding paragraph in this Section 11.3.
[ •].
Product Level Pricing Method (PLP):
Sixty (60) days before the expiration of the period of time set out in Schedule A of the relevant VSHA for which a Price for a particular Period is applicable, the Parties shall meet to agree upon the Price for such Product and the period of that Price’s validity and shall amend the applicable Schedule A accordingly.
11.4 Financial Review and Targets
For Products for which Cost Plus (Traditional) Pricing Method is in effect, Flextronics shall review quarterly as part of the QBR, [ •], and shall provide the results of such review to NNL within two weeks following the public announcement of Flextronics’s quarterly results. As part of such review, Flextronics Parent shall review [ •] and any other items as may be agreed; provided that in the case where Flextronics is a party to written confidentiality agreements with third parties that prevent the disclosure of material pricing, Flextronics will request permission to disclose such information to Nortel Networks, failing which it will provide Nortel Networks with market price information related to a “basket” of materials and a list of such Tier 2 Suppliers who have refused such permission Flextronics shall manage the Production Effort in a manner intended to achieve the business and financial targets, and with the intent to achieve cost reductions for the Products in the future.
For Products for which Modified Product Level Pricing or Product Level Pricing Methods are in effect, Flextronics shall provide necessary Product-specific financial data as requested by Nortel Networks in order to allow Nortel Networks to validate Price, cost reduction sharing and the Threshold Commitment.
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11.5 Operational
Flextronics shall provide to Nortel Networks each month the cost information for each Product as specified in Exhibit 13.1 or 13.2, as applicable.
11.6 Cost Modeling
For Products, regardless of which Pricing Method is in effect and the commitments in Exhibit 17, Nortel Networks and Flextronics shall jointly maintain their agreed upon portion of the applicable cost model forecasts based on the Market Forecast provided by Nortel Networks for the four (4) rolling financial quarters in the future and share with Nortel Networks the evolution of this cost model estimated for such four (4) rolling financial quarters in the future, as well as Flextronics’s action plan to measure performance against and to achieve these targets. The cost model will show Price along with cost evolution reflecting technology, component and process cost curves and labour and overhead improvement plans, all of the foregoing to include volume impact. An example of this cost model is provided in Exhibit 13-3.
11.7 Budget
On or prior to the applicable VSHA Effective Date, Nortel Networks will provide Flextronics with its capital expenditure plans that relate to the System Houses located at the Transferred Businesses. These capital expenditure plans will be used by Flextronics for the calculation of the Year One Total Cost for pricing the Products. For Products for which Cost Plus (Traditional) Pricing Method is in effect, Flextronics shall present its capital expenditure plans that are based on and consistent with the capital expenditure plans provided by Nortel Networks above and that directly relate to the Production Effort and Services, with the relevant cost quotes and budget for Products, quarterly to Nortel Networks.
11.8 Ongoing Cost Reduction
“Ongoing Cost Reduction” or “OCR” means the universe of cost reductions minus the “Incremental Cost Reductions” or “ICR” (as defined in Section 11.9.1). The Parties acknowledge that they have arrived at the concepts of OCR and ICR by assigning cost reduction that Nortel Networks generally would have been able to achieve through its own efforts, had it retained the Transferred Business, to the OCR category and cost reduction that Nortel Networks generally would not have been thus able to achieve to the ICR category. OCR cannot be used to fulfill the Committed ICR %, as set out below Flextronics commits to the cost reduction to Prices as set out in the applicable VSHA. The implementation is set out in Exhibit 17-1. Nortel Networks is responsible for generating the plan for the OCRs for Year One.
11.9 Incremental Cost Reduction
Flextronics will use its materials management capabilities to leverage SC and NC spend, cost management, cost to market sites, vertical integration, logistics, repair and design services capabilities to achieve additional cost reductions, which are incremental to the OCR. The process for measuring and implementing incremental cost reduction is set out in Exhibit 17-2.
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11.9.1 Definition of ICR
“Incremental Cost Reduction” or “ICR” means the list of cost reduction programs set forth in Exhibit 17-2 and the Phased Close Side Letter dated as of June 29, 2004 (“Phased Close Side Letter”).
11.9.2 ICR Commitment
Flextronics agrees that it will pass on to Nortel Networks ICR equal to a certain percentage of the total revenue received from purchases of goods and services made by Nortel Networks, excluding purchases of IRM and Non-integrated OEM (“Total Revenue”). This percentage is defined as the “Committed ICR %”. [● ]. If the Total Revenue is reduced because Nortel Networks has not purchased Products from Flextronics for any of the reasons set out in Section 1.3.3(B), (C), (D) or (E), the ICR to be delivered shall be calculated as if the Total Revenue had not been so reduced.
11.9.3 Implementation of ICR
Incremental Cost Reduction (ICR) will be reflected in the Product price using the Cost Plus, MPLP or PLP Process, as applicable, and not recovered as a lump sum payment (except in the case of a true-up). It is a guaranteed percentage and is not subject to the Threshold Commitment as defined in the MCMSA. If, as determined in an annual true-up process, the annual guarantee is not achieved by means of the product pricing at the end of Years 2 and 3 respectively, Flextronics will pay Nortel Networks the amount of the shortfall as a lump-sum payment. The Baseline (as defined below) at the end of Years 2 and 3 will be set to include the guaranteed ICR; provided that the Baseline at the end of Year 3 will be for planning purposes only for Year 4 and prices for Year 4 will be set according to market conditions.
ICR is an “in-year” amount calculated by applying the Committed ICR % to the applicable year’s Total Revenue over a twelve month period. The “Baseline” is the Total Revenue determined by Flextronics and Nortel Networks as of a certain date. The Year One Baseline will be the Total Revenue for Year One assuming that all Transferred Business has been transferred as of the Commencement Date. [● ]
Cost reduction, including ICR, which exceed the agreed upon level will be subject to the cost sharing provisions set out in Exhibit 17-1; provided, however, that Flextronics shall be entitled to retain 100% of any ICRs, which exceed the total in-year ICR Commitment applicable to Year 2. Any ICR achieved as of the end of Year 3 that is greater than the ICR Commitment will be treated as OCR.
11.9.4 Year 4 Cost Reduction
In Year 4 all cost reduction will be managed using the Cost Plus, MPLP or PLP Process, as applicable, to OCR [● ].

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11.9.5 Adjustments to ICR Commitment
The Parties acknowledge that Nortel Networks support and cooperation affect Flextronics’s ability to actually achieve ICRs and the Flextronics vertical integration target set out in Section 4.13.
If the failure of Nortel Networks to fulfill its obligations under Section 4.13 with respect to such target adversely impacts Flextronics’s ability to actually achieve the ICR Commitment, then Flextronics may be relieved of its obligation with regard to the affected portion of the ICR Commitment.
Flextronics shall notify Nortel Networks if it determines that there has been such an adverse impact and provide competent evidence to support Flextronics’s determination. If Nortel Networks does not fulfill its applicable obligations within 45 days after receipt of Flextronics’s notice or otherwise accepts Flextronics’s determination, the ICR Primes will resolve the matter and, if they are unable to do so, the Parties shall follow the Issue Escalation and Dispute Resolution Process.
SECTION 12
BUSINESS CONTINUITY
12.1 Business Continuity Planning
Flextronics shall maintain a business continuity plan for each Site to be put into effect if a Site becomes unable to produce Products for any reason, including Force Majeure, for a period of more than five (5) days (“Business Continuity Plan”). Flextronics’s goal is to be able to continue to produce Products in accordance with the time schedules required under this Agreement.
The Business Continuity Plan shall contain, at a minimum, (a) a risk assessment and business impact analysis, (b) a prevention/mitigation plan, and (c) a resumption of Services plan, including a recovery/restoration plan. The preceding will cover, but not be limited to, provisions for documentation storage (product, process, fixture, tools), information systems technology redundancy, a demonstration of Flextronics’s capability to recover in an emergency if one of its own manufacturing facilities or processes becomes unable to produce Products and if one of its component suppliers or subcontractors experiences such an emergency.
At Nortel Networks’ request and at no additional charge to Nortel Networks, Flextronics will participate in any commercially reasonable tests implemented by Nortel Networks or discussions initiated by Nortel Networks for purposes of evaluating and coordinating and integrating the business continuity plans of its suppliers with Nortel Networks’ overall business continuity plan, in so much as current manufacturing activities and associated On Time Delivery metrics are not impacted by said test. As reasonably requested by Nortel Networks during the Term, Flextronics will adjust the BCP to better conform to and integrate with Nortel Networks’ business continuity plan, on terms to be mutually agreed to by the Parties.
Throughout the Amended Term, Flextronics shall provide a copy of any changes in the Business Continuity Plan to NNL within ten (10) days of any such change. A period of Force Majeure or

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other event causing inability to produce Products shall be deemed to commence on the date that the event of Force Majeure or other such event first occurs.
NNL and Flextronics shall review Flextronics’s Business Continuity Plan annually.
SECTION 13
WARRANTIES
13.1 Title
Flextronics represents and warrants that: (i) it has and covenants that it shall pass to Nortel Networks good title to the Products free and clear of all liens and encumbrances; (ii) no claim or action is pending or threatened against Flextronics or, to Flextronics ‘s knowledge, against any licensor or supplier of Flextronics that might, if adversely decided, adversely affect the ability of Flextronics to produce the Products or the right of Nortel Networks or any Customer to use the Products for their intended use; and (iii) it has all rights and powers necessary to perform its obligations under this Agreement.
Nortel Networks represents and warrants that: (i) it has the right to enter into this Agreement, including the right to grant the license set forth in Section 14.1; (ii) no claim or action is pending or threatened against Nortel Networks or, to Nortel Networks knowledge as of the Amendment Effective Date, against any licensor or supplier of Nortel Networks that might, if adversely decided, adversely affect the ability of Flextronics to produce the Products; (iii) it has all rights and powers necessary to perform its obligations under this Agreement; and (iv) this Agreement does not violate the terms of its agreements with any suppliers.
13.2 Services and Production Effort
Flextronics covenants and warrants that all Services and all aspects of the Production Effort performed under this Agreement shall be performed in a competent, professional and timely manner in accordance with the standards generally accepted in the telecommunications industry and in accordance with the applicable Specifications and the terms of this Agreement and the applicable Virtual Systems House Agreement.
Flextronics covenants and warrants that: (a) to the best of its knowledge, upon inquiry, it does not and will not employ or contract the services of (i) forced or prison labour or (ii) employees or contractors that are younger than the minimum age legally entitled to work in each applicable jurisdiction in which the Production Effort is conducted; and (b) to the best of its knowledge, upon inquiry, no SC Supplier employs or contracts, directly or indirectly, the services of (i) forced or prison labour or employees or contractors that are younger than the minimum age legally entitled to work in each applicable jurisdiction in which the Production Effort is conducted.
Nortel Networks covenants and warrants that (a) it will perform its obligations under this Agreement in a competent, professional and timely manner in accordance with the standards

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generally accepted in the telecommunications industry and the terms of this Agreement and the applicable Virtual Systems House Agreement.
13.3 Free from Defects
Except (a) as may be set forth in the Repair Agreement, (b) Products transferred as finished goods, work-in process or manufactured using Materials on hand as of the applicable VSHA Effective Date or (c) as otherwise expressly agreed to in writing by the Parties, Flextronics covenants and warrants that each Product and all Material shall be new and unused at the time of initial delivery.
Flextronics covenants and warrants that except for (a) Products transferred as finished goods, work-in process or manufactured using Materials on hand (including any Consigned Inventory or Inventory purchased from other suppliers pursuant to Section 4.3.5) as of the applicable VSHA Effective Date, during the Warranty Period, subject to such longer period set out in Section 13.4 in respect of an Epidemic Condition, each Product shall be free from defects in Material supplied by Flextronics under normal use and operation, and shall conform to the applicable Specifications.
Flextronics covenants and warrants that except for (a) Products transferred as finished goods as of the applicable VSHA Effective Date, during the Warranty Period, subject to such longer period set out in Section 13.4 in respect of an Epidemic Condition, each Product shall be free from defects in workmanship under normal use and operation and shall conform to the applicable Specifications.
NORTEL NETWORKS’ SOLE AND EXCLUSIVE REMEDY AND SUPPLIER’S ENTIRE LIABILITY FOR BREACH OF WARRANTY IN THIS SECTION 13.3 SHALL BE AS SET FORTH IN SECTIONS 9, 10, AND 13.4 AND SUBJECT TO THE LIMITATIONS SET FORTH IN SECTION 16 BELOW. NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT BUT SUBJECT TO SECTION 15 AND TO THE EXTENT PERMITTED BY LAW, THE FOREGOING IS SUPPLIER’S SOLE WARRANTY WITH RESPECT TO THE PRODUCTS AND MATERIAL AND SUPPLIER HEREBY EXPRESSLY DISCLAIMS ANY IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.
13.4 Epidemic Condition
13.4.1 Procedure for Epidemic Condition
If a Product shows evidence of an Epidemic Condition, each Party shall notify the other Party within two (2) Business Days of becoming aware of such Epidemic Condition. Nortel Networks may also notify Flextronics of such a condition throughout the life of the Product. Upon notification to Flextronics of the Epidemic Condition, Nortel Networks shall have the right, pending correction of the Epidemic Condition as provided herein, to postpone further shipments of such Product evidencing the Epidemic Condition, by giving notice of such postponement to Flextronics. Until such Epidemic

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Condition is corrected, such postponement shall relieve Flextronics of its shipment liability for such Products and relieve Nortel Networks of all obligations relating to such Product except its obligation to respond or work within the ECO procedure. Both Parties shall work together to prepare and propose a corrective action plan with respect to such Product, addressing implementation and procedure milestones for remedying such Epidemic Condition(s). Both parties shall co-operate with one another and use their best efforts to identify and implement an agreed upon plan to remedy the Epidemic Condition.
13.4.2 Remedies for Epidemic Condition
Nortel Networks shall pay the costs of implementing the remedy on Products to the extent that the Epidemic Condition results from (a) Materials that were transferred as part of finished goods, work-in process or as Inventory on hand as of the applicable VSHA Effective Date or (b) Flextronics’s compliance with the Specifications or defects in NC components. Flextronics shall pay the costs of implementing the remedy to the extent the Epidemic Condition results from (i) Flextronics’s non-conformance with the Specifications; (ii) defects in Material supplied by an SC Supplier, (iii) breach of Flextronics’s warranty obligations set out in Exhibits 9-1, 9-2 or 9-3, or (iv) defects in workmanship or manufacturing processes (other than as set out by Nortel Networks in any applicable Specifications). The Parties shall use reasonable efforts to minimize the costs associated with the recovery plan without compromising Nortel Networks’ ability to aggressively respond to Customer needs.
Subject to the determination of liability as set out in the foregoing, Flextronics shall:
(a)	Incorporate the remedy in the affected Products in accordance with Nortel Networks’ ECO procedures;

(b)	Subsequently ship only Products incorporating the required modification correcting the Epidemic Condition;

(c)	Rework, repair and/or replace any Product that has not been recalled but shows evidence of the Epidemic Condition, in accordance with the terms and conditions set forth in Exhibits 11 and 12, respectively;

(d)	Refund or credit, at Flextronics’s discretion, to Nortel Networks the Price for such Products included in Systems that Nortel Networks, in its discretion, has recalled because of the Epidemic Condition;

(e)	At Nortel Networks’ option, reimburse Nortel Networks for all costs associated with the repair or replacement of Products for Nortel Networks, its distributors and end users;

(f)	Accept the immediate return of all units of affected Products that Nortel Networks has in stock and replace such Products with updated units in order to facilitate the replacement of such Products;

(g)	Reimburse Nortel Networks for all field costs, which are reasonable with respect to applicable industry standards and taking into consideration Customer expectations, associated with the Epidemic Condition that Nortel Networks incurs in accordance with the agreed recovery plan;

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Flextronics’s obligations for Epidemic Condition relating to a Product unit shall continue for a period of [● ] after the shipment of such Product Notwithstanding the foregoing, with respect to Products not related to the Transferred Business only, [● ]. In the event that a VSHA changes the time period for Flextronics’s obligations for Epidemic Condition with respect to such Material, the time period of [● ] shall continue with respect to all other Flextronics’s obligations under this Section 13.
Where Flextronics has had manufacturing responsibility for the Products effected by the Epidemic Condition, and its liability has arisen from a breach of its warranty obligations pursuant to Section 13.2 or 13.3 and/or to Section 44 of Exhibit 9 Flextronics’s liability shall not exceed [● ] USD per occurrence. Where Flextronics has not had manufacturing responsibility for such Products, and its liability has arisen from a breach of its warranty obligations pursuant to Sections 72-75 of Exhibit 9-1 or Sections 65-67 of Exhibits 9-2 or Sections X of Exhibit 9-3, Flextronics’s liability shall not exceed, per occurrence, the greater of [● ] USD or [● ] the revenue Flextronics has received under the applicable Design Orders.
The foregoing provisions shall survive termination and expiry of this Agreement.
13.5 Safety and Regulatory Issues
In the event that Nortel Networks determines that it must recall Products due to a safety or regulatory issue before such issue has triggered an Epidemic Condition, Flextronics agrees to work with Nortel Networks to accomplish this recall as if it were an Epidemic Condition. Flextronics’s liability for any related costs shall be determined in accordance with section 13.4.2; however, if it is so determined that Flextronics does bear liability for any costs of this recall, these will not be owing until the applicable percentage that triggers an Epidemic Condition is met.
SECTION 14
INTELLECTUAL PROPERTY RIGHTS AND LICENSES
14.1 License to Nortel Company Proprietary Information Granted
Flextronics shall have the right and Nortel Networks hereby grants to Flextronics, to the extent of its legal right to do so, a world-wide, non-exclusive, non-transferable, royalty-free license to use Nortel Company Proprietary Information communicated to Flextronics by Nortel Networks as appropriate for the conduct of the Production Effort or Services in question solely for internal use for the purpose of performing the Services and the Production Effort hereunder in connection with a Design Order, Pre-Production Products and Products. Nortel Networks shall retain exclusive rights and title to all Nortel Company Proprietary Information provided hereunder. This license is non-transferable, may be used only in connection with the Production Effort and the performance of Services by Flextronics for Nortel Networks under this Agreement, and shall expire on the date on which Flextronics obligations to support the design, manufacture, rework

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or repair Product or to perform Services terminate under this Agreement, or as to a specific Product under a Virtual Systems House Agreement, as applicable.
14.2 Limitations on Grant of License
Except as expressly stated herein, nothing in this Agreement shall be deemed to grant, either directly or indirectly by implication, estoppels or otherwise, any licenses to Flextronics of Nortel Company Proprietary Information or any Trade-Marks, and Flextronics acknowledges that Nortel Networks shall retain exclusive right and title to the foregoing.
14.3 Flextronics Inventions
Flextronics Inventions, including Flextronics Inventions relating solely to a manufacturing process not specific to the manufacture of a Product, shall be the property of Flextronics. Flextronics shall and does hereby grant Nortel Networks, subject to fulfillment of its payment obligation, a limited, irrevocable, world-wide, non-exclusive, royalty-free license, but not as a standalone license, solely to make or have made and use such Flextronics Invention and Nortel Networks shall have the right to sub-license such rights to Nortel Networks Vendors for the purpose of manufacturing Products or distributing Systems. Nortel shall be fully responsible for any damages accrued to Flextronics arising out of any third party’s violation of the scope of the license granted hereunder.
14.4 Specifications and Deliverables Owned by Nortel Networks
The Specifications and all deliverables resulting from the Production Effort and Services shall be the property of Nortel Networks. Flextronics agrees not to offer or provide the Specifications or deliverables to any third parties without Nortel Networks’ prior written consent, which shall not be unreasonably withheld.
14.5 Flextronics Retains Ownership of Flextronics Proprietary Information
Flextronics shall retain exclusive right, title, and interest to all Flextronics Proprietary Information; and provided, that Nortel Networks has fulfilled its payment obligations, Flextronics will grant NNL a limited, world-wide, non-exclusive, and royalty-free license, but not as a stand-alone license, solely to make or have made, use, and sell any Flextronics Proprietary Information incorporated into the Products or used in the manufacture of the Products and provided that Nortel Networks shall have the right to sub-license such rights to Nortel Networks Vendors for the purpose of manufacturing Products or distributing Systems.
14.6 Assignment of Inventions Agreements with Employees
In respect of any inventions which are specific and related to the manufacture of Nortel’s Products, Flextronics shall have agreements with its employees, consultants, agents or representatives (individually “Counter-Party”), in which each such Counter-Party shall agree in writing that any and all inventions, discoveries, developments, modifications, procedures, ideas, innovations, systems, Programs, know-how or designs developed by any such Counter-Party

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during the term of its relationship with Flextronics, shall be the property of Flextronics. Furthermore, such agreement between any such Counter-Party and Flextronics shall contain usual clauses including an undertaking by such Counter-Party to execute applications for patents, copyrights, industrial designs, mask work rights, integrated circuit topographies and other registerable intellectual property rights thereon to the extent so requested by Flextronics and/or to assign the same to Flextronics.
SECTION 15
INDEMNIFICATION
15.1 Intellectual Property Indemnification
15.1.1 By Nortel Networks
Except as otherwise provided in this Section 15, Nortel Networks shall, at its expense and at Flextronics ‘s request, indemnify and defend Flextronics against any claim or action brought against Flextronics by a third party to the extent that such claim is based on an assertion that Flextronics ‘s activities as part of the Production Effort or Services infringe, directly as a result of Flextronics ‘s compliance with the Specifications or directions by Nortel Networks to Flextronics relating to a Product for use under this Agreement, any patent, copyright or trademark, or violates any trade secret or other proprietary right of a third party. Nortel Networks shall pay any pre-judgment and pre-settlement costs as wells as any resulting costs and damages finally awarded against Flextronics or agreed to in any settlement, and Flextronics ‘s reasonable attorneys’ or patent agent’s or other expert’s fees incurred in connection therewith, provided that (i) Flextronics promptly notifies Nortel Networks in writing of any such claim, (ii) Nortel Networks has sole control of the defence and all related settlement negotiations, and (iii) Flextronics reasonably cooperates, at Nortel Networks’ cost, in the defence and furnishes all related evidence under its control.

Notwithstanding the foregoing, Nortel Networks shall have no liability under Section 15.1 to the extent the alleged infringement or violation:
(a)	arises from Flextronics’s modification or alteration of the information supplied by Nortel Networks relating to a Product or the Specifications, and such modification or alteration is not authorized by Nortel Networks;

(b)	arises from any method or process used or practiced by Flextronics in or during the Production Effort (unless such method or process was specifically requested by Nortel Networks); or

(c)	arises from any Services provided by Flextronics under this Agreement (unless the method or process of providing such Service was specifically requested by Nortel Networks or Flextronics has met its obligations under Sections 4.4.4(g), 6.3.3(g) and 6.3.6(b).

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15.1.2 By Flextronics
Flextronics shall, at its expense and at Nortel Networks’ request, indemnify and defend all Nortel Companies against any claim or action brought against any Nortel Company by a third party to the extent that such claim is based on an assertion that any method or process used or practiced by Flextronics in or during the Production Effort or any Service provided by Flextronics under this Agreement infringes any patent, copyright or trademark, or violates any trade secret or other proprietary right of a third party, unless such method or process was specifically requested by Nortel Networks or Flextronics has met its obligations under Sections 4.4.4(g), 6.3.3(g) and 6.3.6(b).
In any such case Flextronics shall pay any pre-judgment and pre-settlement costs as well as any resulting costs and damages finally awarded against Nortel Networks or agreed to in any settlement, and Nortel Networks’ reasonable attorneys’ or patent agent’s or other expert’s fees incurred in connection therewith, provided that (a) Nortel Networks promptly notifies Flextronics in writing of any such claim, (b) Flextronics has sole control of the defence and all related settlement negotiations, and (c) Nortel Networks reasonably cooperates, at Flextronics’s cost, in the defence and furnishes all related evidence under its control.
Notwithstanding the foregoing, Flextronics shall have no liability under Section 15.1 to the extent the alleged infringement or violation:
(a)	arises from Nortel Networks’ modification or alteration of the information supplied by Flextronics relating to the Production Effort or the Services, and such modification or alteration is not authorized by Flextronics;

(b)	would not have arisen but for the combination of the information provided by Flextronics or other result of such method or process or Service provided by Flextronics with any other product or technology not supplied by Flextronics, or not authorized by Flextronics.
15.1.3 Measures to Safeguard Nortel Networks against Liability
If, as a result of a claim described in 15.1.2 above, the continued use by Flextronics of any method or process used in or practices as part of the Production Effort or the continued use of any intellectual property component of the Services, an injunction is obtained against the sale or distribution of any Product or the continued use of such method or process or intellectual property component, or if either Party reasonably determines on the advice of counsel that there is a likelihood of such continued use exposing either Party to material liability, Flextronics shall forthwith at its option and expense, unless such element, method or process was specifically requested by Nortel Networks, use its reasonable efforts to either:
(a)	procure the right to continue using such process or method or intellectual property component, to continue selling the Products or to continue providing such Services; or

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(b)	modify the process or method, intellectual property component, Production Effort or Services, so that the Production Effort or provision of Services, as applicable, no longer infringes.
THE FOREGOING SECTION 15.1 STATES THE ENTIRE LIABILITY OF THE PARTIES TO EACH OTHER CONCERNING INFRINGEMENT OF PATENT, COPYRIGHT, TRADE SECRET OR OTHER INTELLECTUAL PROPERTY RIGHTS HELD BY THIRD PARTIES.
15.2 Other Indemnification
15.2.1 By Flextronics
With respect to matters not covered in Section 15.1, Flextronics shall indemnify and hold Nortel Networks, its customers, distributors and their employees, harmless from any losses, damages, liabilities and costs including reasonable attorney’s fees arising from any injury or death to persons or loss of or damage to property to the extent caused by any manufacturing method or process relating to the Products, any manufacturing defects or deficiency including any defect or deficiency in any parts or components supplied by SC Suppliers used in the Products or the manufacturing process related thereto, or Flextronics’s negligence or wilful misconduct.
15.2.2 By Nortel Networks
With respect to matters not covered in Section 15.1 or 15.2.1, Nortel Networks shall indemnify and hold Flextronics, its customers, distributors and their employees, harmless from any losses, damages, liabilities and costs including reasonable attorney’s fees arising from any injury or death to persons or loss of or damage to property to the extent caused by the Products manufactured according to the Specifications, any Products, parts or components supplied by the NC Supplier or Nortel Networks’ negligence or wilful misconduct.
SECTION 16
LIMITATION OF LIABILITY
NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT EXCEPT FOR THE PARTIES’ OBLIGATIONS UNDER SECTION 15 AND A BREACH OF THE OBLIGATIONS IN SECTIONS 13.4, AND 23, TO THE MAXIMUM EXTENT PERMITTED BY LAW, UNDER NO CIRCUMSTANCES AND UNDER NO LEGAL THEORY, WHETHER TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, CONTRACT, OR OTHERWISE, SHALL ONE PARTY BE LIABLE TO THE SECOND PARTY OR ANY OTHER PERSON FOR ANY LOSS OF PROFIT OR ANY INDIRECT, SPECIAL, INCIDENTAL, RELIANCE OR CONSEQUENTIAL DAMAGES, EVEN IF THE FIRST PARTY SHALL HAVE BEEN INFORMED OF THE POSSIBILITY OF SUCH DAMAGES. NOTHING IN THIS AGREEMENT SHALL ACT TO RESTRICT OR EXCLUDE LIABILITY FOR DEATH OR PERSONAL INJURY CAUSED BY THE NEGLIGENCE OF ANY PARTY.

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FOR PURPOSES OF CLARITY, THE PARTIES AGREE THAT THE PAYMENT OF PERFORMANCE LIQUIDATED DAMAGES AND CUSTOMER PASS-THROUGH LIQUIDATED DAMAGES SHALL NOT BE RESTRICTED OR EXCLUDED BY THIS LIMITATION OF LIABILITY. [● ]
SECTION 17
COMMUNICATION AND INFORMATION TRANSFER
17.1 Access to Nortel Networks Computer Systems by Flextronics
Flextronics shall limit access and use of any Nortel Networks computer systems solely to the supply of Products and/or Services and shall not access or attempt to access any intranet, computer systems, files, software or services other than those required for the supply of Products and/or Services. Flextronics shall limit such access to those employees with an express requirement to have such access in connection with supply of Products and/or Services, and shall strictly follow all security rules and procedures of Nortel Networks for restricting access to its computer systems. All user identification numbers and passwords disclosed to Flextronics and any information obtained by Flextronics as a result of Flextronics’s access to, and use of Nortel Networks’ computer systems shall be deemed to be, and treated as, Nortel Company Proprietary Information in accordance with the provisions set forth in Section 23, with the same degree of care as such Flextronics uses for its own information of a similar nature, but in no event a lower standard than a reasonable standard of care. Flextronics shall cooperate in the investigation of any apparent unauthorized access to any Nortel Networks computer system. The requirements of this Section shall apply equally to any access and use by Flextronics of any Nortel Networks intranet, electronic mail system, of any Nortel Networks’ electronic switched network, either directly or via a direct inward service access (DISA) feature or of any other property, equipment or service of Nortel Networks.
17.2 Flextronics Compatibility with Nortel Networks Computer Systems
Flextronics shall use and maintain business systems capable of interfacing with Nortel Networks’ business systems in such a way that meets the Nortel Networks definition of managed access for electronic information exchange as set out in Exhibit 26. Information to be exchanged as of the Effective Date or Amendment Effective Date, as applicable, may include: on time shipment, on line work-in-process status, Product Quality status, shipment notification, and Product design information.
Nortel Networks will assist Flextronics with the integration of Flextronics’s information technology systems with the Nortel Networks systems, as further set out in Exhibit 26.
Flextronics and Nortel Networks shall each take necessary precautions to put in place contingency plans adequate to safeguard data and enable ongoing operations in the event of a systems outage.

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17.3 Information Technology Services
Flextronics shall be responsible for providing the information technology services as set out in Exhibit 26.
SECTION 18
LOANED ASSETS
18.1 Loaned Assets Procedure
From time to time Nortel Networks may make available to any Flextronics Company Loaned Assets in connection with this Agreement and, in such event, the provisions of Exhibit 15 shall apply.
SECTION 19
RESERVED ASSETS
19.1 Reserved Assets Procedure
From time to time Nortel Networks may convey or otherwise transfer Reserved Assets in connection with this Agreement and, in such event; the provisions of Exhibit 16 shall apply.
SECTION 20
LEGAL AND REGULATORY COMPLIANCE
Flextronics shall at no additional charge to Nortel Networks, comply with and obtain all licenses and permits necessary to manufacture Products in accordance with this Agreement and, for Products in respect of which Flextronics provides Design Services and logistics relating to shipment of Products by Flextronics, Flextronics covenants and agrees that each Product shall conform with, all applicable laws, governmental orders and regulations in effect in all countries to which such Product is shipped and any other relevant international agreements relating to the Products, including those specifically set out in a Virtual Systems House Agreement. Each Party shall provide all information under its control, which is necessary or useful to obtain any export, or import license or document required to ship or receive product, including but not limited to, U.S. Customs Certificates of Delivery, Affidavits or Origin and U.S. Federal Communications Commission Identifier, if applicable.

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SECTION 21
INTERNATIONAL TRADE
21.1 Exports
Each Party agrees that it shall not knowingly (i) export or re-export, directly or indirectly, any technical data (as defined by the U.S. Export Administration Regulations or any other jurisdiction with import or export restrictions), including software received from the other under this Agreement or (ii) export or re-export, directly or indirectly, any direct product of such technical data, including software, to any destination to which such export or re-export is restricted or prohibited by U.S. or applicable non-U.S. law without obtaining prior authorization from the U.S. Department of Commerce and/or other competent government authorities to the extent required by those laws. In addition, each Party agrees to comply with all the requirements of the Export and Import Permits Act (Canada) and any other applicable legislation throughout the world. As it is relevant to all outstanding shipments, this clause shall survive termination or cancellation of this Agreement.
21.2 Country of Origin Declaration and Marking
Flextronics shall certify quarterly or other period (not to exceed 90 days) as specified in the applicable VSHA, to Nortel Networks the correct country of origin of each Product determined in accordance with the rules of origin set out under the applicable laws and treaties. Flextronics shall notify Nortel Networks at least ninety (90) days in advance of any change in the origin of a Product. Flextronics shall maintain supporting documentation sufficient to meet the requirements of any audit of the origin information by Nortel Networks or by any governmental entity. Flextronics shall cooperate with Nortel Networks in any audit relating to this Section conducted in accordance with the provisions of Section 26.4.
Flextronics shall obtain from each of its suppliers the appropriate certificate of origin of Materials and shall provide to Nortel Networks quarterly a report identifying which suppliers of Materials have, and which suppliers have not, certified the country of origin for all Materials supplied by it to Flextronics for manufacture of the Products.
All Products must be marked with their country of origin as set out under the applicable laws and treaties. The degree of permanence of the origin marking on the Product shall be sufficient that, in any reasonably foreseeable circumstance, the marking shall remain on the Product throughout its expected life. Both the Product’s immediate packaging and the outermost containers shall also be marked to indicate the country of origin. Flextronics shall be solely responsible for all fines, penalties, costs and seizures resulting from inadequate marking, packaging or labelling.
The Parties agree that the cost for the services set out in this Section are part of the Total Cost and will be included in the Price.

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21.3 Customs Invoice
Unless otherwise set forth in this Agreement, Flextronics shall take all administrative actions required to produce customs invoices and country of origin documents for all shipments crossing international borders which comply with all laws, treaties and regulations of both the exporting country and the importing country. If a Product is manufactured in more than one country, then to the extent required by applicable laws, the different countries of origin must be identified on the customs invoices, along with the related quantities/serial numbers of such Materials. If any upgrade of Products to the most recent revision level in accordance with Exhibit 11 or 12 is performed, the applicable fee for this upgrade must be included on the customs invoice, or, if such upgrade is performed at no charge to Nortel Networks, the value of such upgrade shall be so indicated. Flextronics shall be solely responsible for all fines, penalties and costs resulting from a customs invoice not being so compliant unless such non-compliance is solely the result of an action or omission of Nortel Networks. All customs invoices must indicate whether or not any Assists were provided and the value of said Assists.
21.4 Trade Treaties
Flextronics shall perform all administrative actions required to determine the eligibility of each Product for preferential treatment under the rules of any applicable trade treaties/agreements and, if eligible, provide the necessary documentation and obtain such preferential treatment. Flextronics shall be responsible for all penalties and costs resulting from any such documents subsequently determined to be invalid, shall maintain all documentation to support the eligibility and shall respond in a timely manner to verification questionnaires or reviews.
21.5 Duty Drawback
In the countries where Nortel Networks maintains a duty drawback program, Flextronics shall provide Nortel Networks with a quarterly report of part numbers and import duties paid or refunded (at entry and through subsequent adjustment) on behalf of Nortel Networks for all deliveries in country and for which Nortel Networks may become a subsequent exporter entitled to duty drawback. Flextronics shall provide a duty drawback waiver on the appropriate form for duty paid on any materials imported by Flextronics and used or consumed in the manufacture of Products supplied to Nortel Networks. Nortel Networks shall provide guidelines to Flextronics with respect to the data required to be provided by Flextronics.
In the countries in which Nortel Networks does not currently maintain a duty drawback program, the Parties shall work together with a view to implementing a similar duty drawback program as soon as practicable and as mutually deemed required.
When Nortel Networks determines that duties warrant a drawback claim, Flextronics shall provide all necessary and relevant data and/or documentation and shall cooperate with Nortel Networks in pursuing the claim. Flextronics will cooperate with Nortel Networks in any audit relating to this Section. Similarly, when Flextronics determines that duties warrant a drawback claim, Nortel Networks shall provide all necessary and relevant data and/or documentation and shall cooperate with Flextronics in pursuing the claim. In either case, the costs of preparing and

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filing the drawback claim will be borne by the parties in proportion to their relative drawback benefits and Nortel Networks will cooperate with Flextronics in any audit relating to this Section.
SECTION 22
ENVIRONMENTAL POLICIES
22.1 ISO 14001
Flextronics agrees to maintain ISO 14001 registrations for those Sites so registered as of the Effective Date. Flextronics agrees to obtain such registration for those Sites not so registered within eighteen (18) months of the transition of the applicable System House for those Sites not so registered as of the Effective Date.
With respect to any research and design activities undertaken pursuant to Section 6.1, Flextronics agrees to obtain ISO 14001 certification within eighteen (18) months of the Effective Date.
Within sixty (60) days of the Effective Date, Flextronics shall produce for Nortel Networks’ review and approval its corporate-wide Environmental Policy.
22.2 VOC Free and Lead-Free Technology
Flextronics shall use VOC-free technology in the Production Effort.
Except in the circumstances where exemptions allowing the use of lead shall apply under applicable law Flextronics agrees to have fully qualified and be ready to deploy lead-free technology in the Sites by December 31, 2005. Such implementation shall include lead-free components to the extent required in a Virtual Systems House Agreement or in the relevant BOM. The Parties acknowledge the required use of lead-free components may involve different Material and costs attributable to these different Materials in the Product Price, and the Parties will allocate such costs to Nortel Networks unless otherwise agreed. Nortel Networks and Flextronics agree to address jointly any problems of supply.
If Flextronics can demonstrate that compliance with any VOC-free or lead-free requirements will result in change to costs or delay in delivery, the Parties will agree on appropriate changes to the Price or delivery schedule, only to the extent such costs or delays are directly related to the Production Effort. Flextronics acknowledges that changes to VOC-free and lead-free requirements may result in decreases or increases to costs and that it will bring any such change to Nortel Networks’ attention. Nortel Networks shall be responsible for those associated costs that result from Flextronics bringing operations in legacy System House into initial compliance with regulations regarding lead and VOC-free technology.

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22.3 European Union (“EU”) Environmental Directives
22.3.1 Compliance
Flextronics will engage with Nortel Networks or its designate in the development and provision of a plan (the “Compliance Plan”) for the implementation and management of the WEEE (Waste Electrical and Electronic Equipment) Directive and the RoHS (Restriction of Hazardous Substances) Directive, as well as any other EU environmental directives that affect Products to be sold in the EU. Flextronics will provide the Compliance Plan to Nortel Networks for its approval, within 90 days on receipt of specific Nortel Networks requirements, which shall include at a minimum: a) overall objectives in regard to the directives, b) Specifications and other requirements that must be complied with, c) Products that are impacted, d) an outline of Flextronics’s and Nortel Networks responsibilities for achieving the foregoing objectives and requirements and (e) allocation of any applicable increase in Product Cost to Nortel Networks unless otherwise agreed to by the Parties. Nortel Networks shall be responsible for those associated costs that result from Flextronics bringing operations in a legacy System House into initial compliance with regulations regarding any applicable EU directives.
Flextronics will provide Nortel Networks with any changes to the Compliance Plan within ten (10) days of the change coming into effect. Nortel Networks reserves the right to inspect Flextronics’s facilities to validate compliance with the EU directives.
To the extent Flextronics is responsible under the Compliance Plan, Flextronics must be able to demonstrate to Nortel Networks satisfaction by December 31, 2005 that no hexavalent chromium, cadmium, mercury or polybrominated biphenyls (PBB)/polybrominated diphenyl ethers (PBDE) are present in Products to be sold in the EU. To the extent Nortel Networks is responsible under the Compliance Plan, Nortel must be able to demonstrate to Flextronics’s satisfaction by December 31, 2005 that no hexavalent chromium, cadmium, mercury or polybrominated biphenyls (PBB)/polybrominated diphenyl ethers (PBDE) are present in Products to be sold in the EU. Flextronics will compensate Nortel Networks for any fines or penalties that are levied by applicable regulatory bodies as result of Flextronics’s failure to comply with its obligations under the Compliance Plan. Nortel Networks will compensate Flextronics for any fines or penalties that are levied by applicable regulatory bodies as a result of Nortel Networks failure to comply with its obligations under the Compliance Plan. Nortel Networks and Flextronics agree to address jointly any problems of supply. If Flextronics can demonstrate that compliance with any EU directives will result in change to costs or delay in delivery, the Parties will agree on appropriate changes to the Price or delivery schedule, only to the extent such costs or delays are directly related to the Production Effort. Flextronics acknowledges that changes to EU directives may result in decreases or increases to costs and that it will bring any such change to Nortel Networks attention.
22.3.2 Indemnification
Flextronics agrees to indemnify, defend and hold Nortel Networks harmless from all losses, liabilities, fines, penalties, costs and expenses (including reasonable legal fees) in

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connection with any claim or proceeding made by any Customer, governmental body or other third party resulting from Flextronics’s failure to comply with its obligations under the Compliance Plan.
Nortel Networks agrees to indemnify, defend, and hold Flextronics harmless from all losses, liabilities, fines, penalties, costs and expenses (including reasonable legal fees) in connection with any claim or proceeding made by any Customer, governmental body or other third party resulting from Nortel Networks failure to comply with its obligations under the Compliance Plan.
Each party understands that failure by it to follow the requirements of this clause may expose the other party and its employees to criminal liability and that as a consequence any such failure may therefore be considered as a material breach of this Agreement.
22.4 Packaging Reusable and Recyclable
Flextronics shall use only packaging that complies with the Canadian Code of Preferred Packaging Practices and equivalent legislated requirements, as applicable. Flextronics shall strive to minimize all product packaging and to design packaging that delivers reusable/returnable packaging options or is constructed of recyclable materials.
22.5 Collaborate on Environmental Initiatives
Flextronics and Nortel Networks agree to collaborate in good faith on environmental initiatives aimed at addressing particular customer and market requirements.
22.6 Hazardous Materials
Flextronics shall supply to Nortel Networks a list of all Materials incorporated into a Product which are classified as toxic or hazardous under applicable laws and regulations, information on the safe handling of each Product and any pertinent information concerning any adverse effects on people or the environment that may result from use of, exposure to, or disposal of such Product. In addition to its obligations under Section 15, [● ] Nortel Networks shall cooperate with Flextronics to facilitate and minimize the damages, costs and expenses of any recall or prohibition against such use.
SECTION 23
CONFIDENTIAL INFORMATION
23.1 Restriction on Disclosure and Use of Confidential Information
Any Nortel Company Proprietary Information provided or made available by any Nortel Company to any Flextronics Company and any Flextronics Proprietary Information provided or made available by Flextronics to Nortel Networks shall be deemed for the purposes of this Agreement to be “Confidential Information” of the person disclosing (“discloser”) such information to another person (“recipient”), except if such information disclosed to recipient is

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(a) in or becomes part of the public domain through no fault of recipient; (b) disclosed to recipient by a third party without breach of any obligation or other restriction; (c) known to recipient at the time of disclosure and has been so documented prior to receipt thereof; (d) independently developed by recipient without access to any information furnished to it by discloser and has been or is so documented; or (e) disclosed by recipient to the extent required to be disclosed pursuant to any applicable law or order, decree or directive of any competent judicial, legislative or regulatory body or authority, provided that the recipient shall have provided prior notice to discloser of such requirement and an opportunity for discloser to take action to contest or attempt to prohibit or limit such disclosure as permitted by law and such information shall continue to be Confidential Information for the purposes hereof to the extent disclosure is prohibited or limited by law. All Confidential Information shall be owned and remain the sole and exclusive property of discloser, and all rights to Confidential Information made available to recipient by discloser shall be held in trust by recipient for the exclusive benefit of discloser. All Confidential Information of discloser shall be held in confidence by recipient and, if in a form of any physical media of any kind, returned by recipient upon request of discloser. Recipient shall not (i) reproduce the Confidential Information of discloser without the written consent of discloser or (ii) use the Confidential Information for any purpose other than the performance by recipient of its obligations under this Agreement. Each Nortel Company and Flextronics Company shall cause each of their respective employees, consultants, agents and representatives who shall have access to Confidential Information to sign a written agreement setting forth confidentiality obligations of each such employee, consultant, agent and representative, substantially in the form of Exhibits 18-1 and 18-2 respectively, which Exhibits 18-1 and 18-2 are attached hereto and incorporated herein by reference. Flextronics shall be liable for and shall indemnify each NNL and each Nortel Company, its officers, directors, employees, subcontractors, agents against any losses, claims, costs or expenses arising from the failure of each of Flextronics Company or Flextronics, its respective employees, consultants, agents and representatives against any losses, claims, costs or expenses arising from the failure of each Flextronics Company or its respective employees, consultants, agents and representatives, for whatever reason, to execute the form of agreement set out in Exhibit 18 hereof or to comply with the terms thereof, and Nortel Networks shall be liable for and shall indemnify Flextronics or Flextronics Company, its officers, directors, employees, subcontractors, agents against any losses, claims, costs or expenses arising from the failure of each of Nortel Network Company or NNL, its respective employees, consultants, agents and representatives for any corresponding failures by Nortel Company to Flextronics in respect of such obligations. Each Party acknowledges that monetary damages may not be adequate in the event of a default of this Section, and the discloser shall be entitled to injunctive or other affirmative relief and/or to give notice of default pursuant to this Agreement, or both.
23.2 Publicity
No Flextronics Company shall in any advertising, sales promotion materials, press releases or any other publicity matters use the name “NORTEL NETWORKS”, “Northern Telecom”, “BNR”, “Bell-Northern Research”, “Nortel Networks Technology” or the name of any Affiliate, or any variation thereof or language from which the connection of said names may be implied, nor shall any Flextronics Company disclose or advertise in any manner the nature of Products or

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Services which are part of the Production Effort or any order by Nortel Networks hereunder, or the fact that Flextronics has entered into this Agreement, unless Flextronics is otherwise required to make such disclosure under applicable law or Nortel Networks, in its sole discretion, grants Flextronics Company prior written permission to do so.
No Nortel Company shall in any advertising, sales promotion materials, press releases or any other publicity matters use the name “FLEXTRONICS INTERNATIONAL LTD.”, “Flextronics” or the name of any Flextronics Company, or any variation thereof or language from which the connection of said names may be implied, nor shall any Nortel Company disclose or advertise in any manner the fact that Nortel Networks has entered into this Agreement, unless Nortel Networks is otherwise required to make such disclosure under applicable law or Flextronics Parent, in its sole discretion, grants Nortel Networks prior written permission to do so.
SECTION 24
INSURANCE
24.1 General Liability Insurance
Flextronics shall maintain during the Amended Term, with insurers with an A.M. Best rating of A- or better policies providing the following insurance coverage: 1) general umbrella liability insurance (including contractual and products liability ) with limits of either (US) $10,000,000 combined single limit per occurrence for bodily injury and property damage or (US) $6,000,000 bodily injury per occurrence and (US) $4,000,000 property damage per occurrence, 2) workers’ compensation insurance and other employee insurance coverage required by law, and employer’s liability insurance with limits of (US) $1,000,000 3) owned or non-owned automobile liability with limits of (US) $1,000,000 and 4) Errors & Omissions insurance with limits of not less than (US)$10,000,000.
Nortel Networks shall maintain during the Amended Term, insurance coverage: 1) general liability insurance (including contractual, products liability and broad form vendors’ endorsement) with limits of either (US) $10,000,000 combined single limit per occurrence for bodily injury and property damage or (US) $6,000,000 bodily injury per occurrence and (US) $4,000,000 property damage per occurrence, 2) workers’ compensation insurance and other employee insurance coverage required by law, and employer’s liability insurance with limits of (US) $1,000,000.
Flextronics’s insurance shall be primary and non-contributory (except with respect of Errors & Omissions referred to in subparagraph 4) above, which may be primary and non-contributory as regards negligence or negligent acts, as applicable) with respect to any insurance that Nortel Networks may have and each applicable Nortel Company shall be named under Flextronics’s general liability insurance as an additional insured.

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24.2 Property and Business Insurance
Flextronics shall provide evidence satisfactory to Nortel Networks that its property and business are adequately insured up to at least One Hundred Million dollars limit against all risks of loss or damage, including business interruption, for at least the amount of the Maximum Foreseeable Loss as defined within the insurance industry.
24.3 Business Continuity
Flextronics acknowledges that the existence, content and adequacy of its Business Continuity Plan shall be used by Nortel Networks as part of initial and ongoing assessment criteria for review of Flextronics’s overall performance under this Agreement. Flextronics shall maintain its property conservation program to address risks in its worldwide locations. Flextronics will share a description of this program with Nortel Networks, and shall provide Nortel Networks annually, or as requested upon reasonable notice, information related to property protection and insurer’s engineering recommendations for the locations relevant to the Production Effort. Nortel Networks and/or its insurance companies shall be allowed to inspect any Site at any time upon reasonable notice and during normal business hours and to recommend to Flextronics any appropriate protection improvements. Nortel Networks and Flextronics shall review any recommendations made as a result of such inspection and Flextronics shall implement any recommendations or alternative solutions which are mutually agreed.
24.4 Certificate of Insurance
Prior to the commencement of the Initial Term and upon demand of Nortel Networks thereafter, Flextronics shall furnish to Nortel Networks a certificate or certificates of insurance evidencing that all insurance required in this Section 24 is in effect. Flextronics will endeavour to provide at least 30 days notice of any change in insurance coverage which would impact compliance with the requirements of this Section 24.4. Flextronics shall in such event furnish a new certificate in the event of cancellation or expiration of any insurance evidencing that replacement coverage is in effect.
SECTION 25
EXPIRATION OR TERMINATION
25.1 Effect of Expiration or Termination
Upon expiration or any termination of this Agreement, or any termination of any VSHA or removal of a Product from Schedule A of any VSHA pursuant to Section 1.3, by either Party:
(a)	Nortel Networks shall pay all applicable undisputed amounts or charges owed to Flextronics as provided in this Agreement. Either Party shall have the right with prior written notification and mutual agreement to set-off any such amounts or charges owed to the Party against any amounts owing to the other Party pursuant to this Agreement. If the aggregate amount owing by Nortel Networks to Flextronics is less than the aggregate amount

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owing by Flextronics to Nortel Networks, Flextronics shall pay such net amount owing to Nortel Networks promptly and in full within sixty (60) Business Days of the date which is the earliest of expiry or termination, as the case may be.

(b)	So long as Nortel Networks has made all payments required pursuant to paragraph (a) above, Flextronics shall complete all partially completed applicable Products and deliver such Products in accordance with the terms of this Agreement that would have otherwise applied to such Production Effort or Services, as applicable. Provided Nortel Networks has made all payments required pursuant to paragraph (a) above, Flextronics shall deliver within three (3) weeks of the later of the date of expiry or termination or such payment, if required, to Nortel Networks all finished Pre-Production Products and Products and Material relating thereto in exchange for payment by Nortel Networks of the Price for Products, direct cost for work-in-process and Material Cost for Material, to the locations designated by Nortel Networks. For greater certainty, the obligations of Flextronics in this Section 25.1 (b) shall be in addition to and not in substitution for the obligations of Flextronics to report on Obsolete Inventory, including the obligations set forth in Section 3.9.

(c)	The provisions of this Agreement relating to Warranties (Section 13), Sections 18.1 in respect of Loaned Assets, Sections 19 in respect of Reserved Assets, Confidential and Proprietary Information (Section 23), Intellectual Property Rights (Section 14) except the license granted to Flextronics in Section 14.1, Indemnification (Section 15) and Audit (Section 26.4), shall remain in effect beyond any expiration or termination.

(d)	Flextronics shall return all Nortel Company Proprietary Information, Loaned Assets and any Reserved Assets with respect to which Nortel Networks exercises its right to purchase pursuant to Section 6 of Exhibit 16 to the locations designated by Nortel Networks and under Nortel Networks’ supervision, either return, destroy or erase all copies of such Nortel Company Proprietary Information in the possession of any Flextronics Company or any of their respective employees, consultants, agents or representatives, including copies on paper or other hard copy and copies on computer or other storage media, provided, however, that this provision shall not apply to any such Nortel Company Proprietary Information in respect of which Flextronics has a continuing license or obligation which survives the expiry or termination of this Agreement as expressly provided herein.

(e)	Nortel Networks shall return to the locations designated by Flextronics Parent all Flextronics Proprietary Information under Flextronics’s supervision, either return, destroy or erase all copies of such Flextronics Proprietary Information in the possession of any Nortel Company or any of their respective employees, consultants, agents or representatives, including copies on paper or other hard copy and copies on computer or other storage media; provided, however, that this provision shall not apply to any such Flextronics Proprietary Information in respect of which Nortel Networks has a continuing license or obligation which survives the expiry or termination of this Agreement as expressly provided herein.

(f)	In the event that Nortel Networks exercises its right to terminate the purchase of any Products pursuant to Section 1.3 or either Party exercises its right to terminate the purchase or supply of any Products for convenience upon 180 days notice pursuant to Section 1.5, and in addition to Flextronics’s obligations in this Section 25.1, Flextronics

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will (a) at the beginning of the notice period, put in place a dedicated transition team to manage the transfer of Services back to Nortel Networks or to a third party (b) fulfill all obligations under this Agreement for the notice period at the same level required under this Agreement (c) upon reasonable prior notice, allow Nortel Networks and any third party designated by Nortel Networks access to Flextronics’s Sites and to data and information necessary for a successful transition, and (d) actively support the transition of the Products to Nortel Networks or a third party designated by Nortel Networks.

(g)	At Nortel Networks option but subject to Flextronics’s agreement, Flextronics shall continue to perform any requested services for a period of time that continues beyond the expiration or termination of the Amended Term, on terms and conditions to be mutually agreed upon.
25.2 Termination
(a)	In addition to any other right or remedy available to NNL or any Nortel Company under this Agreement or at law or in equity, if Flextronics breaches any material term of this Agreement or a Purchase Order and such breach is susceptible of cure but is not corrected within fifteen (15) days after the delivery of written notice thereof by Nortel Networks to Flextronics if Flextronics defaults in any payment to Nortel Networks and within thirty (30) days after the date of notice of the breach to Flextronics, NNL may terminate this Agreement and any Nortel Company may terminate any Virtual Systems House Agreement and the terms of this Agreement applicable thereto and/or any Purchase Order. For greater certainty, if any Blanket Purchase Order is terminated, all Demand Pull Orders, Kanban Triggers and Online System Orders relating thereto shall be deemed to be concurrently terminated. Notwithstanding the foregoing, (i) Nortel Networks and any Nortel Company shall have the same rights and remedies without the requirement to wait for thirty (30) days for cure if the breach by any Flextronics Company relates to Nortel Company Proprietary Information under Section 14 or Section 23 hereof and such breach is not susceptible of cure; and (ii) Flextronics and any Flextronics Company shall have the same rights and remedies without the requirement to wait for thirty (30) days for cure if the breach by any Nortel Company relates to Flextronics Company Proprietary Information under Section 14 or Section 23 hereof and such breach is not susceptible of cure.

(b)	Regardless of the excuse of Force Majeure, if a Party is not able to perform within ninety (90) days after such event which constitutes Force Majeure, the other Party may terminate the relevant Virtual Systems House Agreement in accordance with this Section 25.2 provided such Party purporting to terminate is not otherwise in default of any of its material obligations under this Agreement. Such termination of a Virtual Systems House Agreement shall not release or diminish any other obligations of any Party hereunder under any other Virtual Systems House Agreement and the applicable provisions of this Agreement thereto.

(c)	If any Flextronics Company shall be declared insolvent or bankrupt, or if any assignment of its property shall be made for the benefit of creditors or otherwise, or if its interest herein shall be levied upon under execution or seized by virtue of any writ of any court, or if a petition for assignment for the benefit of creditor is filed in a court is filed by a

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Flextronics Company to declare any Flextronics Company bankrupt, or if a petition is filed by any person other than a Flextronics Company in any court to declare any Flextronics Company bankrupt which is not dismissed within sixty (60) days of the filing of such petition, or if a trustee in bankruptcy, receiver or receiver-manager or similar officer is appointed for or in respect of any Flextronics Company or its assets, then NNL may terminate this Agreement and/or any Purchase Order and any Nortel Company which constitutes part of Nortel Networks may terminate any Virtual Systems House Agreement and the terms of this Agreement applicable thereto and/or any Purchase Order, at its option, and without charge, and shall thereupon be free from all liability and obligations thereunder except as specifically provided in Section 25.1(c), all subject to applicable bankruptcy and insolvency legislation which may otherwise provide. For greater certainty, if any Blanket Purchase Order is terminated, all Demand Pull Orders, Kanban Triggers and Online System Orders relating thereto shall be deemed to be concurrently terminated.

(d)	Flextronics may terminate a Purchase Order only if the Nortel Company which issued the Purchase Order is in material breach of a term, including, without limitation, any payment obligation of a VSHA or this Agreement or a Purchase Order, and such breach has not been cured within fifteen (15) days after the delivery of written notice thereof by Flextronics to Nortel Company defaults in any payment to Flextronics and for any other breach within thirty (30) days after the date of Flextronics ‘s written notice thereof to the applicable Nortel Company in respect of the particular breach, provided that Flextronics has sent a copy of such notice to NNL. The failure of Nortel Networks to pay to Flextronics in a timely manner any moneys in dispute shall not constitute a material breach hereof.

(e)	The Parties agree that the provisions of Exhibit 23 shall apply with respect to those employees in the United Kingdom or European Union countries who were employed by Nortel Networks prior to the VSHA Effective Date applicable to Monkstown and Chateaudun System Houses, respectively, and were transferred to Flextronics pursuant to the Asset Purchase Agreement.
SECTION 26
GENERAL PROVISIONS
26.1 Access to Facilities
Nortel Networks shall have the right to review Flextronics’s facilities, operations, and procedures as they relate to the Products and Services at any reasonable time with adequate prior notice for purposes of determining compliance with the requirements of this Agreement. From time to time a Customer may request the right to review Flextronics’s facilities and operations for the purpose of qualification. Flextronics shall permit such reviews with notice of five (5) Business Days, provided that Flextronics does not consider the Customer to be a competitor of Flextronics, and such Customer signs an acceptable non-disclosure agreement. Flextronics shall not grant access to those areas of its facilities where Products are designed or manufactured to a Competitor of Nortel Networks without Nortel Networks’ express written permission.

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26.2 Reporting
Flextronics shall submit to each Nortel Company which submitted a Purchase Order, a monthly report showing for such location the orders issued and Product delivered during the immediately preceding month, the status of the undelivered portion of an order and any other similar additional information as may reasonably be requested by such Nortel Company from time to time. Flextronics shall also submit to NNL a quarterly report showing all Products ordered by and delivered to each Nortel Company during the immediately preceding quarter in a format to be agreed upon by the parties.
26.3 Documentation
Flextronics shall maintain documentation and information relating to Prototypes, Pre-Production Products, Products, and Specifications relating thereto, the Production Effort, Services and updates thereto consistent with industry best practices, but in no event less than ten (10) years.
26.4 Audits
26.4.1 Agreement Compliance
Upon Nortel Networks’ prior reasonable request and at Nortel Networks’ cost, Flextronics shall cooperate in the audit of its records in the manner set forth below, for the purpose of confirming compliance with this Agreement. Nortel Networks may retain the services of a major, independent accounting firm, other than the accounting firm(s) employed as primary outside auditors of Nortel Networks’ or Flextronics Parent (the “Accounting Firm”). In conducting any audit hereunder or in making a determination following such audit, the Accounting Firm shall be directed to take into consideration all relevant aspects of the matter being audited which may include, among other things, product scope, volume levels, product complexity, regulatory requirements and Material Overhead for comparative purposes.
The Accounting Firm shall be required to maintain in confidence and not disclose to Nortel Networks any and all Confidential Information concerning the business, affairs and products of Flextronics that it may learn in the course of conducting its inspections, except to the extent that it discovers information indicating that Flextronics has violated its obligations under this Agreement; provided that in no event shall the Accounting Firm make disclosure to Nortel Networks of information relating to any customer of Flextronics. Flextronics agrees to permit the Accounting Firm to inspect any of Flextronics’s facilities where Flextronics’s records are located or stored, and to fully cooperate with such audits including, without limitation, giving the Accounting Firm full access to all such facilities and all records, documents, and personnel related to the Products. Nortel Networks shall give reasonable notice to Flextronics of its desire to conduct such an audit. Audits shall occur during normal business hours and, except when Nortel Networks in its sole discretion believes a violation of this Agreement has occurred, shall occur not more often than once in any twelve (12) month period.
[● ]

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26.4.2 Control & Security Compliance
Upon five (5) Business Days notice to Flextronics and during normal business hours, Nortel Networks shall be permitted to audit, inspect and/or verify relevant Flextronics’s operations and other areas of service to confirm that (i) Flextronics is maintaining controls and security measures specific to Flextronics’s fulfillment of its obligations to Nortel Networks pursuant to this Agreement (ii) billings to Nortel Networks are correct, (iii) reports relating to Flextronics’s performance are complete and accurate, (iv) records relating to consigned inventory are accurate, complete, valid and appropriately valued, and (v) proof of shipping are accurate, complete and valid (‘Inspections’). Nortel Networks shall clearly state the nature of the Inspection being requested.
Such Inspections shall be limited to information that relates directly to Flextronics’s fulfillment of its obligations pursuant to this Agreement. Nortel Networks may conduct Inspections itself or with the assistance of a third party organization acceptable to Flextronics, provided that the third party organization executes a confidentiality agreement reasonably acceptable to Flextronics, at Nortel Networks expense, as appropriate. Inspections may be made as frequently as Nortel Networks reasonably deems appropriate.
Flextronics will provide to Nortel Networks and its respective auditors (including internal audit staff), inspectors, regulators, consultants and other representatives (collectively ‘Inspectors’) as Nortel Networks may from time to time designate in writing, reasonable access to, without limitation: (i) Flextronics’ facilities where the services and/or operations are being performed; (ii) Flextronics’s ‘ personnel and subcontractors providing any of the services/operations; and (iii) data and records, and (iv) operational or security audit reports and findings including remediation plans in the possession of Flextronics relating to any of the relevant services and/or operations. Flextronics will provide such access to Inspectors upon reasonable written notice by Nortel Networks during regular business hours, provided that all such persons adhere to Flextronics’s customary security and safety policies and have executed a confidentiality agreement reasonably acceptable to Flextronics.
Upon request by Nortel Networks and with Flextronics’s prior consent, not to be unreasonably withheld, delayed or conditioned, Flextronics will assist and cooperate with Nortel Networks Inspectors in connection with Inspection functions, including the review and/or timely remediation of audit issues. Such cooperation shall extend to agreed Sarbanes Oxley regulatory compliance, as described below.
As the processes impacted by this Agreement and the Sarbanes Oxley rules and regulations for Section 404 compliance are more fully understood, both Flextronics and Nortel Networks will work together to determine the exact requirements needed to meet the Sarbanes Oxley Section 404 legislation. The Parties will work together to determine a reasonable, cost effective and mutually satisfactory solution to meet each Party’s compliance needs. Each party will maximize the use of its own internal controls and internally available information to minimize the impact on the other Party.

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All Inspections will be performed in a manner and frequency intended to minimize disruption to the Parties’ respective businesses.
26.5 Force Majeure
A Party affected by an event of Force Majeure shall be released without any liability on its part from the performance of its obligations (other than an obligation to pay money) under this Agreement and the relevant Virtual Systems House Agreement, but only to the extent and only for the period that its performance of such obligations is prevented by circumstances of Force Majeure and provided that such Party shall have given prompt notice to the other Party. Such notice shall include a description of the nature of the event of Force Majeure, its cause, and its possible consequences. The Party claiming circumstances of Force Majeure shall promptly notify the other Party of the conclusion of the event.
26.6 Notices
All demands, notices, communications and reports provided for in this Agreement shall be in writing and shall be either sent by facsimile transmission with confirmation to the number specified below or personally delivered or sent by reputable overnight courier services (delivery charges prepaid) to any party at the address specified below, or at such address, to the attention of such other person, and with such other copy as the recipient party has specified by prior written notice to the sending party pursuant to the provisions of this Section:
Nortel Networks:
Nortel Networks
3500 Carling Avenue
Ottawa, Ontario
Canada K2H 8E9
Attention: Vice President Supply Management
with a copy to:
NNL Corporate Secretary
8200 Dixie Road, Suite 100,
Brampton, Ontario
Canada L6T 5P6
Flextronics:
Flextronics Telecom Systems Ltd.
802 St. James Court,
St. Denis Street,
Port Louis,
Mauritius
Phone: 230 212 7600
Fax: 230 210 9168
Attention: President

With a copy to:

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Flextronics International Inc.
Room 908, Dominion Centre,
43-59 Queen’s Road East, Wanchai, Hong Kong
Attention: President
with a copy to:
Corporate Legal Department at the address above
Any such demand, notice, communication or report shall be deemed to have been given pursuant to this Agreement when delivered personally, when confirmed if by facsimile transmission, or on the Business Day after deposit with a reputable overnight courier service, as the case may be.
26.7 Independent Contractor
This Agreement shall not constitute Flextronics the agent or legal representative of Nortel Networks for any purpose and Flextronics shall not hold itself out as an agent of Nortel Networks other than as expressly provided in this Agreement. This Agreement creates no relationship of joint venturers, partners, associates, employment or principal and agent between the Parties, and both Parties are acting as independent contractors. Neither Party shall have the right to exercise any control or direction over the operations, activities, employees or agents of the other Party in connection with this Agreement. Other than as expressly permitted or provided elsewhere in this Agreement, Flextronics is not granted any right or authority to, and shall not attempt to, assume or create any obligation or responsibility for or on behalf of any Nortel Company or Affiliate. Flextronics shall have no authority to bind any Nortel Company or Affiliate to any contract, whether of employment or otherwise, and Flextronics shall bear all of its own expenses for its operations, including the compensation of its employees, contractors, representatives and agents and the maintenance of its offices, service, warehouse and transportation facilities. Flextronics shall be solely responsible for its own employees and sales people and for their omissions, acts and the things done by them. Other than as expressly permitted or provided elsewhere in this Agreement, Nortel Networks expressly disclaims any liability for any commitments on behalf of Nortel Networks made by Flextronics.
26.8 Non-Solicitation of Employees
For the purposes of this Section, “Actively Solicit” shall mean to engage in recruitment activity (a) by a Flextronics Company which specifically targets any employees of any Nortel Company (“Nortel Company Personnel”) for the purpose of recruiting such Nortel Company Personnel for Engagement (as defined in the second paragraph of this Section 26.8); or (b) by a Nortel Company which specifically targets any employees of any Flextronics Company (“Flextronics Company Personnel”) for the purpose of recruiting any Flextronics Company Personnel for Engagement. Notwithstanding the foregoing, “Actively Solicit” shall not include generalized employment searches, by advertisements, engaging firms to conduct searches or otherwise, as long as such searches are not focused on Nortel Company Personnel or Flextronics Company Personnel. “Engagement” means engagement to supply services, whether as an employee, independent contractor, consultant, or otherwise.

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During the Amended Term and for twelve (12) months thereafter: (a) Flextronics, and each Flextronics Company, shall not directly or indirectly Actively Solicit or hire Nortel Company Personnel for Engagement with a Flextronics Company or its Subsidiaries or affiliates, or with customers of any Flextronics Company or those of their respective Subsidiaries or affiliates; and (b) Nortel Networks, and each Nortel Company, shall not directly or indirectly Actively Solicit or hire Flextronics Company Personnel for Engagement with Nortel Networks for Engagement with such Nortel Company or its Subsidiaries or affiliates, or with customers of any Nortel Company or those of their respective Subsidiaries or affiliates, provided that this paragraph shall not apply to Transferring Employees in respect of which Nortel Networks is subject to non-solicitation provisions under the Asset Purchase Agreement which shall have precedence with respect to such Transferring Employees. In no event shall the foregoing be construed to prevent Flextronics from hiring Nortel Company Personnel if such hiring is not a result of Flextronics’s efforts to Actively Solicit.
26.9 Flextronics Responsible for its Contractors
FTS may subcontract Services or the Production Effort to any FTS Affiliate. Any FTS Affiliate may also subcontract Services or Production Effort to any non-FTS Affiliate only with Nortel Networks’ prior written approval, which approval may be withheld in Nortel Networks’ sole discretion. The approval by Nortel Networks of any non-FTS Affiliate subcontractor chosen by Flextronics shall in no way be construed to relieve Flextronics of any of its duties, responsibilities and obligations to Nortel Networks under this Agreement.
26.10 Assignment
Except as expressly set forth in this Agreement, neither this Agreement nor any license or rights hereunder, in whole or in part, shall be assignable or otherwise transferable whether by merger, operation of law or otherwise, without the prior written consent of the other Party. Any change of control in fact of a Party shall be deemed to constitute an assignment for the purposes of this Section.
Subject to the condition that Flextronics is satisfied, upon reasonable evidence, that such future assignee possesses sufficient creditworthiness and future assignee has accepted the assignment without reservation, NNL may assign this Agreement or any portion thereof (i) to any of NNL’s Subsidiaries or company of which NNL becomes a Subsidiary; or (ii) to a person or entity into which it has merged or which has otherwise succeeded to all or substantially all of its business and assets to which this Agreement pertains, by purchase of stock, assets, merger, reorganization or otherwise, and which has assumed in writing or by operation of law its obligations under this Agreement. Any attempted assignment in violation of the provisions of this Section shall be void. In any assignment in case (ii) above, the person or entity into which NNL has merged or which has otherwise succeeded to all or substantially all of NNL’s business and assets, shall agree in writing to be bound by the terms of this Agreement.
Flextronics Parent agrees to give NNL, to the extent legally permissible, notice of the direct or indirect acquisition by any entity of (1) shares in the capital of Flextronics Parent or of any Subsidiary of Flextronics Parent who is a party to any Virtual Systems House Agreement, if

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rights sufficient to elect a majority of the board of directors of such entity (pursuant to a shareholders agreement or otherwise) are attached to such shares or such Subsidiary of Flextronics ceases to be a Subsidiary of Flextronics Parent, or (2) substantially all of the assets of Flextronics Parent or of such Subsidiary of Flextronics Parent.
26.11 Severability
If any provision of this Agreement is held illegal, invalid or unenforceable by any competent authority in any jurisdiction, such illegality, invalidity or unenforceability shall not in any manner affect or render illegal, invalid or unenforceable such provision in any other jurisdiction or any other provision of this Agreement in any jurisdiction, and such invalid or unenforceable provision shall be replaced for the purposes of the jurisdiction in which it is held to be illegal, invalid or unenforceable with an enforceable clause which most closely achieves the result intended by the invalid provision.
26.12 Governing Law; Waiver of Jury Trial
All issues and questions concerning the construction, validity, enforcement, interpretation and performance of this Agreement, the rights and obligations arising hereunder and any purchase made hereunder shall be governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein, without reference to the UNCITRAL Conventions on Contracts for the International Sale of Goods and without giving effect to any choice of law or conflict of law, rules or provisions (whether of such Province or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the Province of Ontario. In furtherance of the foregoing, the internal Laws of the Province of Ontario shall control the interpretation and construction of this Agreement, even though under that jurisdiction’s choice of Law or conflict of Law analysis, the substantive Law of some other jurisdiction would ordinarily apply.
IN THE EVENT OF ANY DISPUTE BETWEEN THE PARTIES, WHETHER IT RESULTS IN PROCEEDINGS IN ANY COURT IN ANY JURISDICTION OR IN ARBITRATION, THE PARTIES HEREBY KNOWINGLY AND VOLUNTARILY, AND HAVING HAD AN OPPORTUNITY TO CONSULT WITH COUNSEL, WAIVE ALL RIGHTS TO TRIAL BY JURY, AND AGREE THAT ANY AND ALL MATTERS SHALL BE DECIDED BY A JUDGE OR ARBITRATOR WITHOUT A JURY TO THE FULLEST EXTENT PERMISSIBLE UNDER APPLICABLE LAW.
26.13 Consent to Jurisdiction
The parties hereto submit to and consent to the non-exclusive jurisdiction of Courts located in each Province within Canada.
26.14 Counterparts
The parties may execute this Agreement in two (2) or more counterparts (no one of which need contain the signatures of all parties), each of which will be an original and all of which together will constitute one and the same instrument.

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26.15 Entire Agreement; Amendments
This Agreement, including all Exhibits, Virtual Systems House Agreements and Schedules thereto, and the other transaction documents referenced therein and herein, constitutes the entire agreement between the parties pertaining to the subject matter thereof and such Exhibits, Virtual Systems House Agreements and Schedules thereto are incorporated herein by reference. This Agreement supersedes all prior agreements and understandings between the parties, written or oral, with respect to such subject matter. No representation or statement of any kind made by a representative of either Party that is not stated in this Agreement shall be binding. The provisions of this Agreement may be amended or waived only by an instrument in writing signed by the authorized representatives of each Party, except as otherwise expressly provided in this Agreement.
26.16 Construction
Unless the context requires otherwise, all words used in this Agreement in the singular number shall extend to and include the plural, all words in the plural number shall extend to and include the singular, and all words in any gender shall extend to and include all genders.
Wherever the Agreement uses the expression “including” or “such as” or similar expressions denoting examples, such expressions shall be interpreted as being “without limitation”.
26.17 Headings
The headings used in this Agreement are for the purpose of reference only and shall not affect the meaning or interpretation of any provision of this Agreement.
26.18 Time of Essence
Time shall be of the essence of this Agreement, except as otherwise expressly provided in this Agreement.
26.19 Agreement by All Flextronics Companies
FTS has entered into this Agreement for and on behalf of itself and its Subsidiaries. FTSs represents and warrants that it has full power and authority to negotiate this Agreement for itself and for and on behalf of each of its Subsidiaries.
26.20 [● ]
[● ]
26.21 Language
The parties have requested that this Agreement and all documents contemplated thereby or relating thereto be drawn up in the English language. Les Parties ont requis que cette Convention ainsi que tous les documents qui y sont envisagés ou qui s’y rapportent soient rédigés en langue anglaise.

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Intentionally Left Blank

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IN WITNESS WHEREOF, the parties hereto have signed this Agreement by their duly authorized representatives, to be effective as of the Amended Effective Date, although actually signed by the parties on the dates below their respective signatures.

		FLEXTRONI	CS TELECOM SYSTEMS, LTD.
NORTEL NETWORKS LIMITED

		By:	/s/ MANNY MARIMUTHU

By:	/s/ CHAHRAM BOLOURI	Name:	Manny Marimuthu

Name:	Chahram Bolouri
Title:	President, Global Operations	Title:	Authorized Signatory

By:

Name:

Title:

[Signature Page for Amended and Restated Master Contract
Manufacturing Services Agreement]

List of Exhibits to the Agreement

Exhibit 1	Definitions

Exhibit 2	Form of Virtual Systems House Agreement (“VSHA”)

Exhibit 3	Quality System

Exhibit 4	Intentionally Deleted

Exhibit 5	Issue Resolution and Escalation Process

Exhibit 6	Intentionally Deleted

Exhibit 7	Exception Demand Negotiation Process

Exhibit 8	Material Transfer Procedure

Exhibit 9-1	Design Services

Exhibit 9-2	Sustaining Design Services — Optical

Exhibit 10	New Product Introduction

Exhibit 10-1	NPPI NRE Charges

Exhibit 11	Rework Procedure

Exhibit 12	Intentionally Deleted

Exhibit 13-1	Cost Plus Method (Traditional)

Exhibit 13-2	Modified Product Level Pricing Method (MPLP)

Exhibit 13-3	Cost Modeling — Example

Exhibit 14	Ordering Processes

Exhibit 15	Loaned Assets

Exhibit 16	Reserved Assets

Exhibit 17-1	Ongoing Cost Reduction Process

Exhibit 17-2	Incremental Cost Reduction Process

Exhibit 18-1	Form of Agreement to Intellectual Property and Confidentiality (Nortel Networks)

Exhibit 18-2	Form of Employee Confidential Information and Inventions Agreement (Flextronics)

Exhibit 19	NC to SC Transfer Process

Exhibit 20	Forecast Consumption

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Exhibit 21	Forecasting Process

Exhibit 22	List of Countries Eligible for DDP Terms

Exhibit 23	EU Employment Provisions (Acquired Rights Directive)

Exhibit 24	Sourcing Control

Exhibit 25	Excess Uplift Percentages

Exhibit 26	Information Technology — Responsibilities

Exhibit 27	End State Calculation of NC

Exhibit 28	NC to SC Transfer Criteria

Exhibit 29	Process to Establish Day One Pricing

Exhibit 30	Proposed Commodities for Transfer

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EXHIBIT 1
DEFINITIONS
“Actively Solicit” shall have the meaning set forth in Section 26.8.
“Allocation” means the percentage of Nortel Networks’ requirements for applicable Products to be supplied by Flextronics, as set out in the relevant VSHA.
“Affiliate” means individually or collectively:
(a)	a Manufacturing Licensee;

(b)	a joint venture or other cooperative business enterprise formed between Nortel Networks and one (1) or more person(s) which are not part of or related to Nortel Networks; and/or

(c)	a corporation or other legal entity in which Nortel Networks, directly or indirectly, at any time, owns or controls twenty (20%) percent or more of the voting equity shares, or securities convertible into such shares.
“After Warranty Product” means a Product in which, after the Warranty Period and after such Product has been shipped to a Customer, Nortel Networks discovers a defect.
“Assembly Cost” means the assembly time multiplied by the assembly rate, identified separately.
“Asset Purchase Agreement” or “APA” means the agreement referenced in the Preamble to this Agreement.
“AVL” means the Approved Vendor List approved by Nortel Networks.
“Backlog” means the unfilled orders received by Nortel Networks from Customers for Systems or Products.
“Blanket Purchase Order” or “BPO” means the mechanism by which Nortel Networks actively issues an open order which specifies the quantities of Products to be built by Flextronics within a particular time frame but which does not at the time of such order identify all other information which otherwise would be required in a Conventional Purchase Order.
“BOM” means bill of material.
“Broken Product” means a Product in which Nortel Networks, before shipment to the Customer, discovers a defect notwithstanding Flextronics’s compliance with the Specification.
“BTO Products” or “Build to Order Products” means Products built by Flextronics in response to Backlog.
“BTS Products” or “Build to Stock Products” means Products built by Flextronics in advance of receipt by Nortel Networks of an order from a Customer.

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“Business Continuity Plan” has the meaning set forth in Section 12.1, known to Flextronics as Business Resumption Plan.
“Business Day” means, for the purposes of dealings between (i) NNL and Flextronics Parent hereunder, any day other than Sunday, or a statutory holiday or otherwise scheduled holiday agreed to in writing by the parties on which either of such parties is closed for business; and (ii) parties to a Virtual Systems House Agreement, any day other than Sunday, or a statutory holiday or otherwise scheduled holiday agreed to in writing by the parties to such Virtual Systems House Agreement, on which either of such parties is closed for business.
“Carrying Charge” means [• ] per annum. For Carrying Charge applied to End-of-Life Inventory, the Carrying Charge will be [• ] divided by 4 multiplied by the weighted average Material Cost of the End-of-Life Inventory over each ninety (90) day carrying period, and payable over such ninety (90) day period.
“Commencement Date” means the VSHA Effective Date for the last of the following System Houses to be transferred: Calgary, Montreal, Monkstown, or Chateaudun; provided that the optical designers in Ottawa and Monkstown and the logistics management and embedded physical repair in St. Laurent and Calgary must have been transferred.
“Confidential Information” has the meaning set out in Section 23.1.
“Consumable Material” means materials that are consumed in the manufacturing process, such as solder, but which exclude such items as finished goods packaging, labels, skids, pallets and shipping packaging materials.
“Control and Responsibility” means, for the purposes of Section 2.4, Flextronics’s performance of its obligations under this Agreement, including Services and Production Effort, [• ]
“Consigned Inventory” shall mean End-of-Life Inventory or Exceptional Excess Inventory or other Inventory purchased by Nortel Networks but held by Flextronics under the terms set out in Section 3.6.
“Conventional Purchase Order” means the mechanism by which Nortel Networks actively issues an order for a Product to Flextronics which sets forth simultaneously in one document or other transmission by Nortel Networks to Flextronics a description of each of the following in relation to such order: (a) Product, (b) Price, (c) Delivery Location, (d) the location where the invoice shall be rendered for payment, (e) method of shipment, (f) quantity and (g) delivery date. For greater certainty, a Conventional Purchase Order shall not include a Demand Pull Order or other signal to Flextronics by Nortel Networks which specifies all such information but which references a Blanket Purchase Order.
“Competitor” means any company with more than $50 million in revenues from the development or sale of telecom, optical or wireless networking equipment.
“Corporate Standards” means the corporate standards published by Nortel Networks from time to time, including the Nortel Networks Corporate Standards contained in Schedule G attached to Exhibit 9-1.
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“Costed BOM” means a BOM that sets forth the Material Cost.
“Costed Methodology” has the meaning set forth in Exhibit 13.
“Cost Plus Method (Traditional)” has the meaning set forth in Section 11.1 and Exhibit 13.1.
“Currency Conversion” means a factor used in calculating Price or Material Cost, or any part thereof, for purchases in a currency other than the currency in which Nortel Networks is required to pay Flextronics hereunder, based on the “FX Bench” forward currency rate as published by Reuters 12.00 CET on the mutually agreed date for pricing (the “Exchange Rate”), or any other benchmark as otherwise agreed in the applicable VSHA.
“Custom Equipment” means equipment that can be used only in the manufacture, operation or testing of the Products, such as functional test fixtures, environmental stress screening racks, custom hardware and unique power supplies.
“Customer” means a direct or indirect customer of Nortel Networks.
“Defective Product” means a Product in which, during the Warranty Period and before such Product is shipped to a Customer Nortel Networks discovers a defect or non-conformance to the Specification caused by Flextronics, Flextronics’s contractor or supplier.
“Delivery Location” means the location to which a Product is to be delivered by Flextronics as set forth on the applicable Purchase Order, or Demand Pull Order, Kanban Trigger, Online System Order.
“Delivery Facility” means the applicable Flextronics facility from which Products are shipped to the Delivery Location.
“Demand Pull Order” means any mechanism, other than a Kanban Trigger, by which Nortel Networks actively issues any signal to Flextronics to provide Products to fulfill an outstanding Blanket Purchase Order, which signal shall set forth a description of each of the following: (a) Product, (b) a reference to the relevant Blanket Purchase Order number, (c) quantity, and (d) delivery date, and (e) if not already specified in the applicable Blanket Purchase Order, (i) Delivery Location (ii) the location where the invoice shall be rendered for payment, and (iii) method of shipment.
“Depreciated Cost” means Flextronics’s depreciated capital cost of the Reserved Assets and of improvements thereto based on the price paid by Flextronics to Nortel Networks for the Reserved Assets and the cost of improvements thereto made by Flextronics in accordance with Exhibit 16 established in accordance with generally accepted accounting principles applicable in Canada consistently applied from the Effective Date or Amended Effective Date, as applicable, to the date of repurchase.
“Design Order” means an order for Services pursuant to Section 6.1 of this Agreement, but does not include a Purchase Order.
“Design Services” means the services provided by Flextronics to Nortel Networks to produce pursuant to a Design Order.
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“DFx Process” or “Design for x” means, collectively, design for manufacturability, design for cost, design for supply chain optimization, design for test and design for any other parameter as agreed by the Parties.
“Direct Successor” means all New Products that are not New Platforms. Direct Successors are indicated by a change to the last two positions in the eight-position product engineering code (“PEC”). For example, the PEC changes from NT9X10AA to NT9X10AB.
“DOA” or “Dead on Arrival” means a Product that fails upon first use to operate in conformance with the Specification.
“ECO” or “Engineering Change Order” means a direction in the form of an engineering change order to make a change to a Product including a change to the design, manufacture, or test procedure for a Product.
“ECO Impact Form” means the form to be completed by Flextronics in response to an ECO.
“EDI” means electronic data interchange.
“Effective Date” means the date set out in the first recital of this Agreement.
“EMS Products” means Products/or products such as Printed Circuit Board Assemblies (PCBAs), and electromechanical assemblies products which are sold under the Nortel Networks name and Nortel Networks has exclusive manufacturing rights to the product. For additional clarity, EMS Products are normally sourced from EMS Suppliers such as Flextronics, Solectron Sanmina-SCI or Celestica and an example is the MFRM2 NTGY31HA sourced from Celestica.
“EMS Suppliers” means electronic manufacturing service suppliers, which supply EMS Products. Examples of EMS Suppliers are Flextronics, Celestica, Solectron and Sanmina-SCI.
“End-of-Life Inventory” means Materials that are necessary for the manufacture of the Products or for related repair Services and which have been or are scheduled to be discontinued by Tier 2 Suppliers.
“Engagement” shall have the meaning set forth in Section 26.8.
“Engineering Services” mean those Services described in Section 6.3.
“Epidemic Condition” means when one or more of the following conditions occur:
(a)	Failure reports, internal and from the field, or statistical samplings show that [• ]or more of the same Product installed, or such percentage as set out in the applicable VSHA or more of the same Product shipped during any one month, contains an identical, repetitive defect[• ] including any defect affecting the safety or regulatory compliance of a Product.

(b)	DOA Product failures equal or exceed [• ] of all shipments received by Nortel Networks and its Customers for a given Product during any one-month period.
“ESP” means electronic systems packaging.
“Exception Demand Negotiation Process” means the process described in Exhibit 7.
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“Exceptional Excess Inventory” shall have the meaning set out in Section 3.6.
“Fees” has the meaning set out in Section 11.1.
“Flextronics” means Flextronics and, as applicable, any Flextronics Company.
“Flextronics Company” means any FTS Affiliate that is to deliver Products to fulfill a Purchase Order or Online System Order received pursuant to this Agreement and the relevant Virtual Systems House Agreement.
“Flextronics Invention” means any innovation, improvement, idea or feature, whether or not patentable or registerable, which is conceived or created in the course of the performance by Flextronics of the Production Effort or any Services, but shall not include any Product Specific Inventions.
“Flextronics Proprietary Information” means information, technology, processes, or other proprietary property, including copyrights, trade secrets, know-how, mask work rights, any waiver to moral rights, patents and/or patent applications in any form or medium developed or acquired by Flextronics or its licensors other than Nortel Networks, but for greater certainty, does not include the following: (i) Nortel Company Proprietary Information or such information or processes listed above which are derived from Nortel Company Proprietary Information; (ii) the Specifications and all deliverables resulting from the Production Effort and Services; (iii) Reserved Assets; (iv) Loaned Assets; (v) Product Specific Inventions; and (vi) such information, technology, processes, etc. developed or arising out of Services funded by Nortel Networks under this Agreement, except as otherwise set out under the Design Order.
“Flextronics Systems” shall mean all software and systems used by Flextronics in the supply of Products or other performance of this Agreement.
“FTS Affiliate” means, as to Flextronics, any other Person that directly or indirectly Controls, or is under common Control with, or is Controlled by, Flextronics. For the purposes of this definition, “Control”, including, with its correlative meanings, “Controlled by” and “under common Control with”, has the meaning ascribed thereto in the Canada Business Corporations Act.
“Force Majeure” means all acts or events beyond the reasonable control of a Party. This definition shall not include any act or event that would have been prevented, or the effects of which would have been substantially mitigated, by implementation of a Business Continuity Plan in accordance with best practices in the relevant equipment manufacturing industry for telecommunications by Supplier as required under Section 12.1, unless Supplier demonstrates that it has made a good faith effort to implement such a plan. For clarity, the following will be considered an event of Force Majeure: an act of God, act or decree of governmental or military bodies, strike, lock-out, fire, casualty, flood, earthquake, war, epidemic, destruction of production facilities, riot, insurrection; provided however a Party’s failure to resolve its own labour difficulties such as strike or lock-out shall only be considered an event of Force Majeure if that Party (i) has included specific action plans related to strikes and lock-outs in its Business Continuity Plan (ii) is in compliance with fair labour practices under the law of the applicable jurisdiction, and (iii) has made commercially reasonable efforts to resolve such labour difficulties.
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“Freight and Duty” means incoming freight and applicable duty on incoming Material.
“FTP” means file transfer protocol.
“General and Administrative Costs” means costs attributable to finance, human resources, systems, executives, and non-manufacturing facilities and excludes costs attributable to sales.
“Government Entity” means any federal, provincial, state, municipal or other governmental authority, domestic or foreign, or any entity exercising executive, legislative, judicial, regulatory, or administrative functions of government.
“ICT” means in-circuit testing.
“Initial Return Rates” or (“IRR”) has the meaning set out in the VSHA.
“Integrated OEM Products” means OEM Products to be procured by Flextronics or other suppliers for integration or assembly into Nortel Networks products. An example of an Integrated OEM Product is the NTGY71AB power amplifier sourced from Powerwave.
“Integration Services” means those services described in Section 6.2.
“Inventory” means Material purchased by Flextronics, work-in-process and finished Products, to which Flextronics is committed with a view to fulfilling the Market Forecast.
“IRM Products” means installer related Material or products used at the installation site.
“Issue” has the meaning set out in Section 2.8.
“Kanban Trigger” means the quantity threshold for a Kanban container that triggers the requirement for Flextronics to deliver to Nortel Networks, in satisfaction of an outstanding Blanket Purchase Order, such Product in order to replenish Products in a Kanban container, as specified in a Virtual Systems House Agreement.
“Labour Cost” means the direct labour rate per hour specified in a Virtual Systems House Agreement for Flextronics to perform an activity applicable to a Product at a Site. For greater certainty, the Labour Cost may vary for each Site, for each Product, and/or specific activity relating to a Product.
“Leadership Category” means a business division within Nortel Networks, which is currently designated as one of Wireless Networks, Optical Networks, Wireline Networks and Enterprise Networks.
“LIBOR Rate” means, for any date of determination, the London Interbank offered rate for deposits in U.S. dollars for an interest period of 30 days.
“Loaned Assets” means test equipment, associated software control Programs, and ancillary equipment which are owned by Nortel Networks and provided to Flextronics from time to time for the purposes of facilitating the Production Effort undertaken by Flextronics, including test fixtures, templates, meters, oscilloscopes, spares, tools, dies, jigs, fixtures, instruction manuals, training materials and test samples, as set forth in the Virtual Systems House Agreement as
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amended by Nortel Networks from time to time. For greater certainty, Loaned Assets do not include Reserved Assets.
“Logistics Operations Services” means those services including i) warehouse services, ii) transportation coordination and management, iii) export services iv) packaging and labelling, v) inventory control and reporting, vi) trade and compliance. All Logistics Operations Services shall be included in the Transformation Costs. The Logistics Operations Services shall include all costs up to the point that Products are shipped from any Delivery Facility, plus any required post shipment support identified in Exhibit 1-B in the Logistics Services Agreement.
“Logistics Services Agreement” means that certain agreement executed between the Parties as of the June 29, 2004..
“Manufacturable Products” includes EMS Products and System House Transformation Costs but excludes direct and indirect purchases of OEM Products, NI-OEM Products, I-OEM Products, IRM, ODM Products and products sourced from Telrad (“Non-Manufacturable Products”).
“Manufacturing Licensee” means a third party which enters into an agreement with Nortel Networks to manufacture, in modified or unmodified form, Products, whether or not associated with a right to lease, sell, sublicense or otherwise distribute (directly or indirectly through distributors) such Products under the brand name of a Nortel Company or that of the Manufacturing Licensee.
“Margin” means the difference between selling price and cost, expressed as a percentage of the selling price. For instance, Margin @ 5.0% = $100 ÷ 0.95 -$100 = $5.26.
“Market Forecast” means a rolling, forward-looking, top-level twelve-month estimate of Nortel Networks’ requirements for a Product as amended from time to time, which shall not be binding on Nortel Networks. The level of detail included in the Market Forecast shall be consistent with Flextronics’s activity level agreed to by the Parties and identified in the VSHA. The Market Forecast requirements for a Product shall be shown in monthly increments.
“Material” means any material used in manufacturing a Product, or engineering, assembling, testing or configuring of a Product, including any component(s) and Integrated and non-Integrated OEM Products, installer-related material (“IRM”) and EMS Products (including any purchases from Telrad, where applicable). Material does not included Consumable Material(s).
“Material Cost” means Flextronics’s actual unburdened cost of Material as set forth and verifiable by Flextronics’s purchase order with its Material supplier. This cost will take into consideration all rebates and favourable payment terms (cash, term or other). Material Cost will be broken down further into printed circuit assembly, box build, and configuration Material.
“Material Markup” means the difference between selling price and cost, expressed as a percentage of cost. For instance, Material Markup @ 1.5% = 100 * 1.5% = $1.50.
“Material Overhead” means the combined percentage of inbound freight and duty plus the actual cost of acquisition of Material.
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“Material Lead Time” means the lead time recorded on Flextronics’s MRP system at the time of procurement of Inventory or at the time of the cancellation of the Purchase Order or termination of this Agreement, whichever is greater.
“Materials Management Services” means those services to be provided by Flextronics described in Section 4.4.
“Minimum Commitment” means of Nortel Networks spend on Manufacturable Products
“Modified Product Level Pricing” shall have the meaning set out in Section 11.1.
“MPLP Process” means the process for determining the Modified Product Level Pricing, as set out in Section 11 and Exhibit 17.
“MRP” means material requirement plan.
“NC Material” or “NC” means Material or services which are sourced under a contract or other commercial relationship with Nortel Networks and Nortel Networks retains Sourcing Control.
“NC Supplier” means a supplier with which Nortel Networks has entered into a contract or other commercial relationship for the supply of Material or services.
“New Product” means a Manufacturable Product not previously listed on a Schedule A to a VSHA or sourced by Nortel Networks under an agreement with any EMS Supplier. For clarity, a New Product includes New Platforms of a Manufacturable Product but not any Direct Successor.
“Non-integrated OEM Products” or “NI-OEM Products” means OEM Products to be procured by Flextronics but which are not integrated or assembled into Nortel Networks Products or products. An example of a Non-Integrated OEM Product is a Sun Workstation A0747524.
“Nortel Company” means NNL or any of its Subsidiaries.
“Nortel Company Proprietary Information” means:
(a)	Programs;

(b)	technology, designs or other information that enjoy issued or pending statutory proprietary protection, including patents, copyrights, waivers of moral rights, mask work rights or integrated circuit topography registrations, industrial design registrations or design patents but not trade-marks or other indicia of origin;

(c)	confidential or non public business information including ideas, formulae, plans, proposals, designs, schematics, drawings, flow charts, product and process and test specifications, trade secrets, know how, technical data, algorithms, databases, and technical reports, and customer, marketing and financial information;
embodied in any form or medium and owned or developed by or on behalf of a Nortel Company or acquired from its licensors with rights to disclose or sublicense that pertains to Nortel Company’s business, including Products and their design, manufacture, use and testing and Pre-Production Products, Systems, Specifications and all deliverables resulting from the Production Effort, Forecast, and Product Specific Inventions or any Flextronics Proprietary Information deemed to be owned by a Nortel Company pursuant to Section 14.4 hereof;
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“Nortel Networks” means NNL or, as applicable, any Nortel Company that has become a Party to this Agreement by entering into a Virtual Systems House Agreement.
“Nortel Networks Vendor” means an Affiliate or any Person who supplies products or services to Nortel Networks.
“No Warranty Product” means a Product which, after such Product has been shipped to a Customer, Nortel Networks discovers a defect notwithstanding Flextronics’s compliance with the Specification.
“NPPI” means new product and process introduction. Nortel Networks’ NPPI process is further described in Section 7 and Exhibit 10.
“NPPI Services” are those Services set out in Section 7
“Obsolete Inventory” has the meaning set out in Section 3.7
“ODM Products” means original design manufacturer products where a company other than Nortel Networks designs in whole or in part a product or Product for Nortel Networks and Nortel Networks does not have exclusive manufacturing rights to the product. Examples of ODM Products are (i) Baystack 420 sourced from Accton, and (ii) i2004 VoIP phones from Wistron.
“OEM Products” means original equipment manufactured Material that Nortel Networks has no rights to manufacture or have manufactured or to determine supply chain strategy.
“Online System Order” is an order for a product that is deemed to be issued by Nortel Networks to Flextronics in reference to an outstanding Blanket Purchase Order issued for such Product under the mechanism provided in Section 3.4.3 pursuant to which Flextronics is required to monitor Nortel Networks requirements and supply Products to meet such requirements.
“Order Fulfillment” means preparation of Product for shipment, including all applicable documentation, in accordance with the provisions of Section 3.11, excluding the cost of packaging.
“Out of Box Audit” means the audit time multiplied by the audit rate, identified separately, to perform an audit upon a random sampling of Product from Flextronics’s finished goods that is audited per the Specification.
“Overhead” means the overhead cost specified in a Virtual Systems House Agreement attributable to performance by Flextronics of an activity applicable to a Product at a Site. For greater certainty, Overhead may vary for each Site, for each Product, and/or specific activity relating to a Product.
“Packaging” means the cost of packaging materials required to ship a Product in accordance with Section 3.11
“Party” means either NNL or Flextronics Parent and “Parties” shall mean both NNL and Flextronics Parent.
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“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization or a Government Entity.
“Pilot” means a limited quantity of a product to be deployed on a trial basis, which product has not yet been commercially released by Nortel Networks to its Customers.
“Pre-Production Product” means either a Pilot or a limited quantity of Product, sometimes known as “Alpha” or “Beta” Product.
“Price” means the amount calculated as the sum of the following: Material Cost + Material Overhead + Assembly Cost + Test Cost + General and Administrative Costs + Out of Box Audit + Warranty Cost + Order Fulfillment + Profit + Freight and Duty + Packaging + Currency Conversion + cost of Logistics Operations Services.
“Pricing Method” means Cost Plus Method (Traditional), Modified Product Level Pricing Method (MPLP) or Product Level Pricing (PLP), as set out in Section 11.1.
“Product” means the product to be manufactured, assembled or supplied by a Flextronics Company pursuant to a specific Virtual Systems House Agreement, excluding Prototypes except to the extent that such Prototypes have been ordered by Nortel Networks pursuant to a Virtual Systems House Agreement, in which case they are deemed to be Products for the purposes of this Agreement.
“Product Family” means the grouping of Products as set out in Schedule A to the relevant Virtual Systems House Agreement.
“Product Goals” means the goals stated in the business plan which is part of each Specification.
“Product Level Pricing” has the meaning set forth in Section 11.1.
“Product Life-cycle Planning” means, collectively, NPPI and end-of-life Product planning.
“Product Specific Inventions” means Flextronics innovations, improvements, ideas or features relating to or incorporated in a Product, but not including any such innovations, ideas or feature relating solely to manufacture processes for the Product.
“Product Quality” means the extent of compliance of a Product to the Specifications. Products are manufactured, assembled or created to an expected level of conformance or performance.
“Production Effort” means work using manufacturing process technology and administrative processing, including Materials procurement and management, cost containment management, program management, NPPI, planning, and assembly processes and Test Processes, to produce Prototypes, Pre-Production Products and/or Products and includes rework and repair thereof.
“Profit” means a percentage applied to certain specified cost elements.
“Programs” means software used or retained for use in the Production Effort, Prototypes, Pre-Production Products, Products, or Services in whatever form, including that which is ROM resident, listings, flowcharts, logic diagrams, operating instructions, and any other related documentation, whether or not described in the Specification.
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“Proposal” means the document prepared by Flextronics and provided to Nortel Networks in response to a Request for Proposal, and which includes, at a minimum, Flextronics’s quotation for the Design Services referenced in the applicable Request for Proposal for the price, delivery dates, and any cost reduction opportunities relating to the specifications set forth in the Request for Proposal.
“Prototype” means a full scale, functional model or technology trial of a proposed Product including a proof-of-concept, which is built by a Flextronics Company in accordance with Specifications for the purpose of a NPPI.
“Purchase Order” means a Blanket Purchase Order or a Conventional Purchase Order, but does not include a Design Order.
“Quality Process” means the quality assurance procedures, methods and mechanisms that assure consistency and control in producing a product or service. It also includes appropriate reviews, tests, and reports that provide for process evaluations and continuous improvements as more completely specified and in Section 2.1(d), 2.2(e), 2.3 and 2.4, and in Exhibit 3, and in the relevant Virtual Systems House Agreement.
“Quarter” or “quarter” means calendar quarter, and “quarterly” means on the basis of a calendar quarter.
“Quarterly Business Review” or “QBR” means a review by the Parties together of the business operations conducted in accordance with a formal process once each quarter.
“Repair Product” means, collectively, all Warranty Products, After Warranty Products and No Warranty Products.
“Repair Services Agreement” (RSA) means that agreement executed between the Parties June 29, 2004.
“Rework Services” are those Services set out in Section 9 and Exhibit 11.
“Reserved Assets” means all test fixtures, functional test equipment, and system test equipment unique to Nortel Networks as well as those assets included in the Subject Assets as defined in the Asset Purchase Agreement which are identified in the Virtual Systems House Agreement and which may be repurchased by Nortel Networks from Flextronics pursuant to the provisions of Section 19 of this Agreement.
“Request for Proposal” means the document issued by Nortel Networks to Flextronics describing design services required by Nortel Networks.
“Rework Fee” has the meaning set out in Exhibit 11.
“Rework Product” means, collectively, all Defective Products and Broken Products.
“RMA” means a return material authorization.
“SC Material” or “SC” means Material or services sourced under a contract or other commercial relationship with Flextronics, and Flextronics retains Sourcing Control.
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“SC Supplier” means a supplier with which Flextronics has entered into a contract or other commercial relationship for the supply of Material or services.
“Services” means work performed to enhance the Production Effort or provide additional value to Nortel Networks as set out in this Agreement and includes, without limitation. Integration Services, Engineering Services, Materials Management Services, Repair and Rework Services NPPI Services, SIF Services and Other System House Support Services but shall not include Design Services or Sustaining Design Services.
“SIF Services” means those Services described in Section 6.5.
“Ship-Loose” means a Product or Material that may be assembled, tested, configured and/or disassembled by Integrator prior to delivery thereof in Product form.
“Site” means Flextronics’s facility identified in the relevant Virtual Systems House Agreement.
“Source Inspection” means a quality audit of a business process of Flextronics at the Site or a part or assembly performed by Nortel Networks at the point of fabrication and/or assembly prior to shipment.
“Specification” means technical information provided by Nortel Networks on the function and quality goals relating to a Prototype, Pre-production Product, or Product, and as applicable may include the BOM, AVL, test procedures, functional and quality goals, assembly documentation, circuit board art work, Gerber files, assembly and fabrication drawings, schematics, other design documents, Programs, business plan, manufacturing processes and related services, as applicable, as specified in the relevant Virtual Systems House Agreement.
“Standard Lead Time” means the period of time agreed upon in the relevant Virtual Systems House Agreement which shall be between the date that Flextronics receives a Purchase Order or Online System Order from Nortel Networks and the date such Order is delivered to Nortel Networks.
“Subsidiary” means, with respect to any specified Person, means any corporation with respect which the Person directly or indirectly owns more than fifty percent (50%) of the issued and outstanding equity securities or securities convertible into such securities or has the power to vote or direct the voting of sufficient securities to elect a majority of the directors. With respect to the Parties, a specified Person shall be Nortel Networks Corporation and Flextronics International Ltd.
“Sustaining Design Services” means the services described in Exhibit 9-2
“System” means a Nortel Networks’ product comprised of various components and sub-assemblies and which incorporates one (1) or more Products.
“Systems House” means Operations, as defined in the APA, relating to each of the Nortel Networks facilities at Calgary, Montreal, Monkstown, Chateaudun and Campinas, respectively.
“Tax” means any federal, state, provincial, local or foreign taxes or other impositions by any Government Entity, including the following taxes and impositions: net income, gross income, individual income, capital, value added, goods and services, gross receipts, sales, use, and
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valorem, transfer, franchise, profits, business, real property, gains, service, service use, withholding, payroll, employment, excise, severance, occupation, premium, property, license, lease, stamp, windfall profits, customs, duties or other type of fiscal levy and all other taxes, fees, assessments, deductions, withholdings or charges of any kind whatsoever, together with any interest and penalties, additions to tax or additional amounts imposed or assessed with respect thereto.
“TDI” means technical data interchange.
“Term” has the meaning set out in Section 1.5.
“Test Cost” means the test time multiplied by the test rate, identified separately, for any applicable test associated with the testing of Product supplied to Nortel Networks.
“Test Process” means the process for testing Products, including test capacity planning, testing Products, and performing preventative maintenance on the test equipment as more specifically set forth in the relevant Virtual Systems House Agreement.
“Third Party Repair Operation” means a third party servicing operation that has been approved by Flextronics and Nortel Networks such that Product sent to such entity for repair shall not invalidate or otherwise affect the warranty obligations of Flextronics as set forth in this Agreement. For greater certainty, in the event Nortel Networks elects to have a Product which is listed as a product to be repaired by Flextronics pursuant to the MRSA, Flextronics shall be deemed to be a Third Party Repair Operation for the purposes of such repair.
“Third Party Rework Operation” means a third party servicing operation that has been approved by Flextronics and Nortel Networks such that Product sent to such entity for rework shall not invalidate or affect any of the warranty obligations of Flextronics as set forth in this Agreement
“Threshold Commitment” shall have the meaning set out in Section 4.0 of Exhibit 17
“Tier 1 Supplier” means Flextronics.
“Tier 2 Supplier” means a Material supplier to Flextronics which is either a NC Supplier or a SC Supplier.
“Time-to-Cancel” means the time period within which Flextronics may cancel, without being required to pay any penalty or additional charge, an order for Material placed by Flextronics with a Tier 2 Supplier, as more particularly described in the Time-to-Cancel Report.
“Time-to-Cancel Report” means the report referred to in the Virtual Systems House Agreement.
“Total Cost” means the manufacturing and sustaining total cost associated with providing the Product, including, but not limited to direct and indirect Material cost, scrap, shrinkage, direct and indirect labour and overhead, capital depreciation costs, corporate overhead, logistics (excluding outbound freight and duty), and warranty costs.
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“Trade-Marks” mean words, designs, shapes, configurations, guises or brands that serve as indications that the origin of Products is Nortel Networks and includes model numbers and product designations as used both internally and externally on the Products or in conjunction with their sale or other distribution.
“Transformation Cost(s)” means the total difference between Price paid by Nortel Networks for the Product and total Material Cost, and includes Material Overhead, Labour Cost, Overhead Cost, Warranty Costs, Profit, Cost of Logistics Operations Services, sales and general administrative costs, and any uplift percentages agreed upon.
“Upgrade Fee” has the meaning set out in Exhibits 11 and 12 hereof.
“Unique Inventory” means all Material that cannot be sold to other customers, suppliers or brokers due to proprietary design or IP ownership or commercial Material that was altered by form, fit or function to meet Nortel Networks requirements, such as Nortel Networks designed custom asic’s, printed circuit boards, fabricated metal castings or plastic parts, documentation or literature, custom packing (boxes), labelling, or Material with Nortel Networks logo or part number applied. Unique Inventory does not include Material i) that is better than parts, such as tighter tolerances or higher levels of gold plating, or ii) has unique packing requirements even though different manufacturer part number, such as reel sizing, tubes versus tape and reel, or loose. Notwithstanding the foregoing, commercially available Material that can be sold to someone else other than Nortel Networks but where Flextronics does not have any other customers using this Material and Nortel Networks demand is greater than 65% of the world wide demand shall also be considered Unique Inventory. Unique Inventory may be supplied by both NC and SC Suppliers.
“Virtual Systems House” means a Nortel Networks location that shall receive Products.
“Virtual Systems House Agreement” shall mean any Virtual Systems House Agreement agreed upon in writing between Nortel Networks and Flextronics, a form of which is attached hereto as Exhibit 2, which when executed, together with its Schedules, shall form part of this Agreement.
“Warranty Cost” means the percentage calculated to provision for the expected warranty costs of Product in accordance with Section 13.
“Warranty Period” means twenty-four (24) months, or other period as set out in the Virtual Systems House Agreement, following the date that Nortel Networks receives a Product at the Delivery Location as agreed upon in the Virtual Systems House Agreement or Design Order.
“Warranty Product” means a Product in which, during the Warranty Period and after such Product has been shipped to a Customer, Nortel Networks discovers a non-conformance to the Specification.
“Year One” means the twelve months following the Commencement Date.
“Year Two” means the twelve months following the first anniversary of the Commencement Date.
“Year Three” means the twelve months following the second anniversary of the Commencement Date.
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“Year Four” means the twelve months following the third anniversary of the Commencement Date. AMENDED &RESTATED MCMSA – FINAL
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